    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 17, 2000.


                                                      REGISTRATION NO. 333-94975

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                        WATSON WYATT & COMPANY HOLDINGS
             (Exact name of registrant as specified in its charter)


                DELAWARE                                    6719                                   52-2211537
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     Incorporation or organization)             Classification Code Number)                   Identification No.)


                         ------------------------------

                      6707 DEMOCRACY BOULEVARD, SUITE 800
                            BETHESDA, MARYLAND 20817
                                 (301) 581-4600
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                                 JOHN J. HALEY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        WATSON WYATT & COMPANY HOLDINGS
                      6707 DEMOCRACY BOULEVARD, SUITE 800
                            BETHESDA, MARYLAND 20817
                                 (301) 581-4600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   Copies to:

                WALTER W. BARDENWERPER, ESQ.                                  JONATHAN M. WAINWRIGHT, ESQ.
                JAMES S. MINOGUE, III, ESQ.                                     DIANA R. DE BRITO, ESQ.
                    DIANE C. SAPIR, ESQ.                                     CADWALADER, WICKERSHAM & TAFT
                   WATSON WYATT & COMPANY                                           100 MAIDEN LANE
            6707 DEMOCRACY BOULEVARD, SUITE 800                                 NEW YORK, NEW YORK 10038
                  BETHESDA, MARYLAND 20817                                           (212) 504-6000
                       (301) 581-4600

                         ------------------------------


    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger have been satisfied.


    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                        CALCULATION OF REGISTRATION FEE


                                                                      PROPOSED             PROPOSED
                                                                       MAXIMUM              MAXIMUM             AMOUNT OF
          TITLE OF EACH CLASS OF               AMOUNT TO BE      OFFERING PRICE PER        AGGREGATE          REGISTRATION
       SECURITIES TO BE REGISTERED             REGISTERED(1)            UNIT           OFFERING PRICE(2)           FEE
Class B-1 and Class B-2 common stock, each      30,000,000              $6.68            $103,540,000          $27,334.56
par value $.01 per share



(1) The amount to be registered is the expected sum of class B-1 common stock and class B-2 common stock of Watson Wyatt & Company Holdings that will be issued upon conversion of shares of common stock of Watson Wyatt & Company in the merger described in this registration statement. Class B-1 and class B-2 will consist of an equal number of shares.



(2) Estimated under Rule 457(f)(2) solely for the purpose of calculating the registration fee.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
FILES A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT THEREAFTER SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION ACTING PURSUANT TO SECTION 8(A), DETERMINES.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

We will amend and complete the information in this prospectus. Although we are permitted by US federal securities laws to offer these securities using this prospectus, we may not sell them or accept your offer to buy them until the documentation filed with the SEC relating to these securities has been declared effective by the SEC. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal.

                                     [LOGO]

                             WATSON WYATT & COMPANY
                      6707 DEMOCRACY BOULEVARD, SUITE 800
                               BETHESDA, MD 20817
                                 (301) 581-4600

                                                                          , 2000

To our stockholders:


    You are cordially invited to a special meeting of stockholders of Watson Wyatt & Company, which will be held at our offices, 6707 Democracy Boulevard,
Suite 800, Bethesda, MD, on             , 2000 at 9:00 A.M. At the special
meeting, stockholders will vote on changes to our corporate structure designed to facilitate our plans to become a publicly traded company. Stockholders also will be asked to approve a new long-term incentive (stock option) plan. Finally, stockholders will be asked to vote on an amendment to Watson Wyatt & Company's existing bylaws which will permit transfers of Watson Wyatt & Company's common stock for estate planning purposes.



    The changes involve the merger of Watson Wyatt & Company with a newly formed merger subsidiary and the creation of a holding company, Watson Wyatt & Company Holdings. In the merger, you will receive class B shares of the new holding company in exchange for your shares of Watson Wyatt & Company. Class B-1 and B-2 shares cannot be transferred, except under limited exceptions, for 12 and 24 months, respectively, after the public offering. Watson Wyatt & Company Holdings will have a public offering of its class A common stock immediately after the merger. The merger and adoption of the new stock option plan are contingent on our moving forward with the public offering.



    In order to proceed with the merger and public offering our stockholders must approve the merger. Under Delaware law the merger requires the approval of over 50% of the outstanding shares. However, because we want strong stockholder support to proceed with this transaction, we have decided not to proceed with the merger unless we also receive the affirmative vote of over 80% of the shares actually voting for or against the proposal, if higher than a majority of the outstanding shares.



    Our board of directors has determined that these proposals are in the best interests of our stockholders and recommends that you vote FOR them. Your vote is very important.


                                         /s/ John J. Haley
                                         John J. Haley
                                         President and Chief Executive Officer


    YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS RELATING TO THE MERGER, THE RELATED TRANSACTIONS AND OUR BUSINESS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

--------------------------------------------------------------------------------


    NEITHER THE SECURITIES AND EXCHANGE COMMISION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR HAS DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



    The date of this proxy statement/prospectus is            , 2000. It is
first being mailed to Watson Wyatt & Company stockholders on            , 2000.

                                     [LOGO]

                             WATSON WYATT & COMPANY
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON             , 2000

To our stockholders:

    A special meeting of stockholders of Watson Wyatt & Company will be held at
6707 Democracy Boulevard, Suite 800, Bethesda, Maryland on             , 2000,
at 9:00 A.M., for the following purposes:


    - to consider and vote upon a proposal to adopt the Agreement and Plan of
      Merger, dated as of             , 2000, among Watson Wyatt & Company,
      Watson Wyatt & Company Holdings and WW Merger Subsidiary, Inc. Under the merger agreement, among other things, the merger subsidiary will merge into Watson Wyatt & Company, and each share of our currently outstanding common stock will be converted, into one share of class B-1 and one share of class B-2 common stock of Watson Wyatt & Company Holdings, contingent on the consummation of the public offering of class A common stock of Watson Wyatt & Company Holdings. A copy of the merger agreement is attached as Annex A and is described in the accompanying proxy statement/prospectus;


    - to consider and vote upon a proposal to adopt the 2000 Long Term Incentive Plan, contingent on approval of the merger and the consummation of the public offering;


    - to consider and vote upon a proposal to amend the current bylaws of Watson Wyatt & Company to permit transfers of our common stock to specified categories of transferees, including trusts created for the benefit of the stockholder, his or her spouse or descendants to facilitate estate planning. The effectiveness of this proposal is not contingent upon the effectiveness of any other proposal; and



    - to consider any other matters that properly come before the special meeting.



    A list of stockholders entitled to vote at the special meeting will be available for inspection by stockholders of record at least ten days prior to the special meeting at the office of the secretary, 6707 Democracy Boulevard, Suite 800, Maryland 20817. The board of directors has fixed the close of
business on         , 2000, as the record date for determining holders of our
common stock entitled to notice of and to vote at the special meeting.


                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        /s/ Walter W. Bardenwerper

                                        Walter W. Bardenwerper
                                        Secretary


Bethesda, Maryland
            , 2000

                               TABLE OF CONTENTS


                                          PAGE
                                        --------
Summary...............................      1
Risk Factors..........................      6
Use of Terminology....................     13
Where You Can Find More Information...     13
Corporate Information.................     14
Proposal No. 1--Approval of Merger....     15
  The Merger and the Public
    Offering..........................     15
  Miscellaneous Questions and
    Answers...........................     18
  Description of Capital Stock,
    Certificate of Incorporation and
    Bylaws............................     22
Proposal No. 2--Approval of 2000 Long
  Term Incentive Plan.................     32
Proposal No. 3--Approval of Amendments
  to Current Watson Wyatt & Company
  Bylaws..............................     35
General...............................     35
Selected Consolidated Financial
  Data................................     37
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................     40
Business..............................     50
Management............................     64
Common Stock Purchase Arrangements
  Before the Merger and the Public
  Offering............................     71



                                          PAGE
                                        --------
Transactions with Management and
  Others..............................     72
Security Ownership of Management and
  Others..............................     72
Legal Matters.........................     73
Transfer Agent and Registrar..........     73
Submission of Stockholder Proposals...     73
Experts...............................     73
Index to Consolidated Financial
  Statements..........................    F-1
Annex A--Form of Agreement and Plan of
  Merger..............................    A-1
Annex B--Form of Certificate of
  Incorporation of Watson Wyatt &
  Company Holdings....................    B-1
Annex C--Form of Bylaws of Watson
  Wyatt & Company Holdings............    C-1
Annex D--Form of 2000 Long Term
  Incentive Plan......................    D-1
Annex E--Amendment to Watson Wyatt &
  Company Bylaws......................    E-1
Annex F--Section 262 of Delaware
  General Corporation Law--Appraisal
  Rights..............................    F-1


                     ABOUT THIS PROXY STATEMENT/PROSPECTUS


    This proxy statement/prospectus is part of a registration statement we have filed with the Securities and Exchange Commission. You should read this proxy statement/prospectus with the additional information described under the heading "Where You Can Find More Information."


               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


    This proxy statement/prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," "plan," "intend," "continue" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition or state other "forward-looking" information. This proxy statement/prospectus also contains third-party estimates regarding the size and growth of markets.



    The sections captioned "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as any cautionary language in this proxy statement/ prospectus, provide examples of risks, uncertainties, and events that may cause our actual results to differ materially from the expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. This proxy statement/prospectus is current as of its date, and we are under no duty to update any of the forward-looking statements contained in this proxy statement/ prospectus after the date of this proxy statement/prospectus or to conform these statements to actual results or to changes in our expectations

                                    SUMMARY

    THIS SUMMARY IS QUALIFIED BY MORE DETAILED INFORMATION APPEARING IN OTHER SECTIONS OF THIS PROXY STATEMENT/PROSPECTUS. THE OTHER INFORMATION IS IMPORTANT, SO PLEASE READ THIS ENTIRE PROXY STATEMENT/ PROSPECTUS CAREFULLY.


    We are furnishing this proxy statement/prospectus to you in connection with our solicitation of proxies at a special meeting of stockholders of Watson Wyatt & Company. We also are furnishing this proxy statement/prospectus as a prospectus in connection with the issuance by Watson Wyatt & Company Holdings of class B common stock as a result of the proposed merger. We are first mailing this proxy statement/prospectus and the accompanying proxy card on or about
          , 2000.


                              THE SPECIAL MEETING


Date and Time........................  9:00 a.m.

Location.............................  6707 Democracy Boulevard, Suite 800, Bethesda, Maryland
                                       20817.

Record Date..........................  , 2000. Only stockholders of record as of the close of business on the record date will be entitled to vote at the special meeting.

Shares Entitled to Vote..............  We had          shares of common stock outstanding and
                                       entitled to vote as of the close of business on the record date. These shares are the only securities that may be voted at the special meeting. Each share is entitled to one vote on each proposal.

Quorum...............................  Holders of a majority of the issued and outstanding shares of our common stock, present in person or by proxy, will
                                       constitute a quorum for the transaction of business at the special meeting.

Votes Required.......................  A majority of all shares entitled to vote is required to approve the merger at the special meeting. In addition, we are requiring that the merger be approved by 80% of the
                                       shares of common stock actually voting for or against the
                                       proposal, if higher.

                                       A majority of all shares present at the meeting (in person or by proxy) is required to approve the 2000 Long Term
                                       Incentive Plan.

                                       A vote of 80% of shares entitled to vote is required to
                                       amend the bylaws.

Appraisal Rights.....................  Stockholders who do not vote for the merger and follow the requisite procedures, described in "The Merger and the
                                       Public Offering," may exercise appraisal rights.


      At the special meeting, stockholders are being asked to vote on three proposals:


    - approval of the creation of a holding company structure. This structure is to be accomplished by adopting the Agreement and Plan of Merger, dated as
      of           , 2000, among Watson Wyatt & Company, Watson Wyatt & Company
      Holdings and WW Merger Subsidiary, Inc. In the merger agreement, the merger subsidiary will merge into Watson Wyatt & Company and each share of our currently outstanding common stock will be converted, into one share of class B-1 common stock and one share of class B-2 common stock of Watson Wyatt & Company Holdings, contingent on the consummation of the public offering;


    - adoption of the 2000 Long Term Incentive Plan of Watson Wyatt & Company Holdings, contingent on approval of the merger and consummation of the public offering; and

    - approval of an amendment to the current bylaws of Watson Wyatt & Company to permit transfers of our common stock to specified categories of transferees, including trusts created for the benefit of the stockholder, his or her spouse or descendants to facilitate estate planning. The effectiveness of this proposal is not contingent upon the effectiveness of any other proposal.



      After the merger and the related public offering, it is anticipated that approximately 83% of the common stock will continue to be held by associates, while approximately 17% of the common stock will be held by the public.

                                  OUR COMPANY


    Founded in 1946, Watson Wyatt & Company is one of the world's leading human capital consulting firms in terms of revenues, number of clients and number of offices. We help our clients enhance business performance by improving their ability to attract, retain and motivate qualified employees. We design, develop and implement human resources strategies and programs through our closely related practice areas, the Benefits Consulting Group, HR Technologies Group and the Human Capital Group. We are leveraging our position with our clients as recognized experts in employee benefits and human capital consulting to offer them web-based technologies that transform the way they implement and deliver HR programs and improve communications with their employees. This manner of implementing and delivering HR programs, which we refer to as our eHR-TM-approach combines Internet applications and other emerging technologies with our HR expertise.



    We provide human capital consulting services to many of the world's largest corporations as well as emerging growth companies, public institutions and non-profit organizations. During the past two years, we have provided services to over 70% of the Fortune 100. Our clients include Apple Computer, Cisco Systems, General Electric Company, General Motors, IBM and Lockheed Martin Corporation. Many of our client relationships have existed continuously over several decades. We generated approximately $580 million in revenues during the twelve months ended December 31, 1999, with net income of approximately
$11.3 million during this same period.



    The growing demand for employee benefits and human capital consulting services is directly related to the size, complexity and rapid changes associated with human resources programs. Employee salary and benefits costs represent a significant component of worldwide corporate spending. In recent years, several industry trends have emerged that have increased the demand for our services, including:


    - growing strategic importance of human capital;

    - a technology revolution in HR programs as the Internet, intranets and other e-business tools enable companies to manage their HR function more efficiently and effectively;

    - changing workforce demographics, such as a shortages of talented employees and an unprecedented aging of the workforce;

    - growing importance of employer-sponsored benefits programs due to limited baby boomer retirement savings, uncertainty of government-sponsored programs, and rising healthcare costs;

    - record levels of global mergers and acquisitions that require the integration of diverse corporate cultures and HR programs quickly and effectively;

    - continuing globalization of economies, which requires corporations to retain human capital consultants with global resources and local expertise; and


    - complex and changing government regulation of employee benefits programs.


                              OUR GROWTH STRATEGY

    Our strategy is to expand our competitive position by providing comprehensive, value-added human capital consulting services that help our clients solve their human resources challenges. We plan to pursue growth by:


    - expanding our relationships with existing clients by leveraging ongoing, recurring engagements to identify and serve our clients' growing needs for integrated human resources services throughout the world;



    - creating innovative web-based or eHR-TM- programs for delivering HR services 24 hours a day, 7 days a week;



    - developing new client relationships by capitalizing on our recognized brand name, reputation for quality service, leading research studies and innovative eHR-TM- methods for implementing HR programs; and



    - pursuing strategic acquisitions that will expand our human capital consulting capabilities and provide us with additional geographic execution capabilities.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following table summarizes the consolidated financial data for our business. You should read the following summary consolidated financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes beginning on page F-1 of this proxy statement/prospectus.


                                                                                 SIX MONTHS
                                                 YEAR ENDED JUNE 30,         ENDED DECEMBER 31,
                                           -------------------------------   -------------------
                                             1997       1998        1999       1998       1999
STATEMENT OF INCOME DATA (A):
  Continuing operations:
  Fees...................................  $486,502   $ 512,660   $556,860   $274,343   $298,734
  Operating expenses:
    Salaries and benefits................   252,302     268,611    298,925    148,868    160,753
    SIBP (b).............................        --          --     22,600      7,600     15,000
    Non-recurring compensation charge
      related to formula book value
      change (c).........................        --      69,906         --         --         --
    Other operating expenses.............   212,582     217,109    211,535     99,436    106,762
                                           --------   ---------   --------   --------   --------
  Income (loss) before income taxes and
    minority interest....................  $ 21,618   $ (42,966)  $ 23,800   $ 18,439   $ 16,219
                                           ========   =========   ========   ========   ========
  Income (loss) from continuing
    operations...........................  $ 12,381   $ (56,212)  $ 12,135   $  9,437   $  8,560
  Discontinued operations (d)............   (11,483)    (69,906)     8,678      8,678         --
                                           --------   ---------   --------   --------   --------
  Net income (loss)......................  $    898   $(126,118)  $ 20,813   $ 18,115   $  8,560
                                           ========   =========   ========   ========   ========
  Earnings (loss) per share, continuing
    operations, basic and fully
    diluted..............................  $   0.71   $   (3.27)  $   0.80   $   0.63   $   0.57
  Earnings (loss) per share, basic and
    fully diluted........................  $   0.05   $   (7.34)  $   1.37   $   1.21   $   0.57
  Weighted average shares outstanding....    17,438      17,170     15,215     14,977     15,140



                                                                    AS OF DECEMBER 31, 1999
                                                           -----------------------------------------
                                                                                        PRO FORMA
                                                            ACTUAL     PRO FORMA(E)   AS ADJUSTED(F)
                                                           ---------   ------------   --------------
BALANCE SHEET DATA:
  Cash and cash equivalents..............................  $ 13,688      $ 13,688        $ 33,887
  Net working capital....................................     8,882         8,882          38,266
  Total assets...........................................   301,024       301,024         321,223
  Redeemable common stock................................    99,398            --              --
  Total stockholders' equity (deficit)...................   (65,119)       34,279          63,663


------------------------


(a) We believe that our income as an employee-owned company is not indicative of the operating performance we will report as a publicly traded company due to the significant impact of the following two non-recurring compensation related expenses: (1) supplemental discretionary bonuses accrued under the Stock Incentive Bonus Plan, referred to as "SIBP," described in more detail in footnote (b) below, and (2) a one-time charge in fiscal year 1998 related to a change in the way we calculated our formula book value, the price at which we sold and repurchased our restricted common stock in transactions with our employees prior to the public offering, described in more detail in footnote (c) below.

    We believe that our results of operations in fiscal years 1998 and 1999 and the six month periods ended December 31, 1998 and 1999 are more comparable to, and a better indication of, our performance as a publicly traded company if they are analyzed excluding the SIBP and the non-recurring compensation charge described above. The continuing operations loss before taxes and minority interest of $43.0 million for fiscal year 1998 would have improved by $69.9 million, and the continuing operations income before taxes and minority interest of $23.8 million for fiscal year 1999 would have improved by $22.6 million without these items. Income before taxes and minority interest from continuing operations for the three years ended June 30, 1997, 1998 and 1999 would have been $21.6 million, $26.9 million and $46.4 million, respectively. Income before taxes and minority interest from continuing operations for the six month periods ended December 31, 1998 and 1999 would have been $26.0 million and $31.2 million, respectively, if bonuses were accrued under the compensation structure management will adopt as a publicly traded company.



(b) Historically, we have paid incentive bonuses to associates under a fiscal year-end bonus program. Beginning in fiscal year 1999, in addition to annual fiscal year-end bonuses, we provided supplemental bonus compensation to our employee shareholders pursuant to the SIBP in an amount representing all income in excess of a targeted amount. Following the public offering, we will terminate the SIBP and replace it with equity based incentives more customary to publicly traded companies.


(c) As an employee-owned company without a public trading market, we sold and repurchased shares of common stock in transactions with our employee shareholders at a formula book value calculated in accordance with our bylaws. In fiscal year 1998, we recorded a one-time non-cash compensation charge against continuing operations of $69.9 million to reflect a change in the method of calculating the formula book value. This change eliminated from the calculation of formula book value the $69.9 million charge taken for discontinued operations in fiscal year 1998 to reflect the discontinuation of our Benefits Administration Outsourcing Business. The discontinuation is more fully described under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(d) As discussed in footnotes (a) and (c) above, in fiscal year 1998 we discontinued our Benefits Administration Outsourcing Business and recorded a $69.9 million charge to earnings in the discontinued operations line. The discontinuation is more fully described under "Management's Discussion and Analysis of Financial Condition and Results of Operations." Fiscal years 1997 and 1998 also include the operating losses of the Benefits Administration Outsourcing Business prior to its discontinuation in 1998, which are reflected in the discontinued operations line. In fiscal year 1999, the discontinued operations credit reflects the reduction of the expected loss on disposal of the Benefits Administration Outsourcing Business.


(e) The "Pro Forma" column reflects the exchange of shares under our corporate reorganization, including the reclassification of the current redeemable common stock to permanent stockholders' equity.



(f) The "Pro Forma As Adjusted" column reflects the sale of 2,800,000 shares of class A common stock offered by us, the automatic conversion of all shares of class B common stock sold by selling stockholders in the offering into shares of class A common stock, and the application of the estimated net proceeds to us from this offering.

                                  RISK FACTORS


    BEFORE YOU APPROVE THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, YOU SHOULD UNDERSTAND THE RISKS INVOLVED. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS, AS WELL AS ALL OF THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS BEFORE YOU DECIDE TO APPROVE THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS. IF ANY OF THE RISKS DISCUSSED IN THIS PROXY STATEMENT/PROSPECTUS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS COULD BE ADVERSELY AFFECTED. AS A RESULT, THE VALUE OF OUR COMMON STOCK COULD DECLINE AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.



    WE MUST CONTINUE TO RECRUIT AND RETAIN QUALIFIED CONSULTANTS; OUR FAILURE TO DO SO COULD ADVERSELY AFFECT OUR ABILITY TO COMPETE SUCCESSFULLY



    Our continued success and future growth depend heavily upon our ability to attract and retain enough highly skilled and motivated consultants. We must meet these human capital requirements if we are to deliver our sophisticated and technical services to our clients. We compete against many companies with greater financial resources both within our industry and in other industries to attract these qualified individuals. Our failure to recruit and retain adequate talent could reduce our competitive strength and lead to a deterioration of our business.



    This competition for personnel may adversely affect our profitability. We can give no assurance that we will be able to generate sufficient revenue to offset any additional personnel costs. We also cannot guarantee that we will be successful in hiring enough consultants to continue our growth.



    CHANGES IN OUR COMPENSATION PROGRAMS COULD IMPAIR OUR ABILITY TO RETAIN CONSULTANTS



    Historically, our compensation programs have been principally cash-based. We plan to change our compensation programs upon completing this offering by introducing incentive stock options and discontinuing the payment of supplemental bonuses under our current stock incentive bonus plan. This change could adversely affect our ability to retain our consultants if our total compensation program is not perceived by our consultants to be competitive with those of other firms.



    WE DEPEND ON OUR ASSOCIATES; THE LOSS OF KEY CONSULTANTS AND MANAGERS COULD DAMAGE OR RESULT IN THE LOSS OF CLIENT RELATIONSHIPS AND ADVERSELY AFFECT OUR BUSINESS



    Our success largely depends upon the business generation capabilities and project execution skills of our consultants. In particular, our consultants' personal relationships with our clients are a critical element of obtaining and maintaining client engagements. Losing consultants and account managers who manage substantial client relationships or possess substantial experience or expertise, could adversely affect our ability to secure and complete engagements, which would adversely affect our results of operations.



    In addition, if any of our key consultants were to join an existing competitor or form a competing company, some of our clients could choose to use the services of that competitor instead of our services. Clients or other companies seeking to develop in-house services similar to ours also could hire our key consultants. Such hiring would not only result in our loss of key consultants but also could result in the loss of a client relationship or a new business opportunity.


    COMPETITION COULD RESULT IN LOSS OF OUR MARKET SHARE THAT COULD REDUCE OUR PROFITABILITY

    The markets for our principal services are highly competitive. Our competitors currently include other human resources consulting and actuarial firms, as well as the human resources consulting divisions of some public accounting and consulting firms. Several of our competitors have greater financial, technical, and marketing resources than we have, which could enhance their ability to respond more quickly to technological changes, finance acquisitions and fund internal growth. Also, the consulting practices of the large international accounting firms, or other competitors who have a larger presence than we do in particular markets, gain marketing advantages from their greater name recognition.


    Our current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase their ability to address client needs. New competitors or alliances among competitors could emerge and gain significant market share. In addition, some of our competitors may have or may develop a lower cost structure or superior services that gain greater market acceptance than the services that we offer or develop.



    CLIENTS' CRITERIA FOR SELECTING CONSULTANTS MAY CHANGE



    The ability to tailor services to clients' particular needs traditionally has been a key selection criterion among buyers of consulting services in our core businesses. However, these buyers' selection criteria may change and price could become a more significant factor, thereby adversely affecting our operating results.



    DEMAND FOR OUR SERVICES MAY DECREASE FOR VARIOUS REASONS, INCLUDING A DECLINE IN A CLIENT'S OR AN INDUSTRY'S FINANCIAL CONDITION OR AN INDUSTRY-SPECIFIC ECONOMIC DOWNTURN THAT COULD ADVERSELY AFFECT OUR OPERATING RESULTS


    We can give no assurance that the demand for our services will continue to grow or that we will compete successfully with our existing competitors, new competitors or our clients' internal capabilities. Some of our clients may decide to develop or use their internal resources to satisfy their needs for some or all of the services that we provide. Our clients' demand for our services also may change based on their own needs and financial conditions. When economic downturns affect particular clients or industry groups, they frequently reduce their budgets for outside consultants, which could reduce the demand for our services and increase price competition.

    In addition, the demand for many of our core benefits services is affected by government regulation and taxation of employee benefits plans. This regulation and taxation drive our clients' needs for compliance-related services. Significant changes in tax or social welfare policy or regulations could lead some employers to discontinue their employee benefit plans, thereby reducing the demand for our services. A simplification of regulations or tax policy also could reduce the need for our services.

    OUR CLIENTS GENERALLY MAY TERMINATE OUR SERVICES AT ANY TIME, WHICH COULD DECREASE ASSOCIATE UTILIZATION

    Our clients generally may terminate our engagements at any time. If a client reduces the scope of or terminates the use of our services with little or no notice, our associate utilization may decline. In such cases, we must rapidly redeploy our associates to other engagements in order to minimize the potential negative impact on our financial performance. In addition, because much of our work is project based rather than recurring in nature, our associates' utilization depends on our ability to continually secure additional engagements.


    MANY OF OUR ENGAGEMENTS, PARTICULARLY LONG-STANDING RELATIONSHIPS AND ENGAGEMENTS INVOLVING STANDARD ANNUAL ACTIVITIES, ARE NOT BASED ON WRITTEN AGREEMENTS, WHICH COULD RESULT IN DISPUTES WITH OUR CLIENTS



    Many of our engagements, including the majority of those involving long-standing relationships or standard annual activities such as actuarial valuations, are not based on formal written agreements. In such cases, there is a greater risk of misunderstandings with our clients concerning the scope and terms of our engagement and our liability for unsatisfactory performance. Disputes could damage our client relationships and result in unanticipated costs and loss of revenue that could adversely affect our results of operations.

    OUR FIXED FEE ENGAGEMENTS COULD HURT OUR FINANCIAL RESULTS IF NOT MANAGED PROPERLY



    We enter into some engagements on a negotiated fixed fee basis. Our financial results could be adversely affected by our inability to manage such engagements profitably.


    WE ARE SUBJECT TO MALPRACTICE CLAIMS ARISING FROM OUR WORK, WHICH COULD ADVERSELY AFFECT OUR REPUTATION AND BUSINESS

    Clients and third parties who are dissatisfied with our services or who claim to suffer damages caused by our services may bring lawsuits against us. The nature of our work, especially our actuarial services, involves assumptions and estimates concerning future events, the actual outcome of which we cannot know with certainty in advance. In addition, we could make computational, software programming, or data management errors.


    Clients may seek to hold us responsible for the financial consequences of these errors or variances. Given that we frequently work with large pension funds, relatively small percentage errors or variances could create significant dollar variances and claims for unfunded liabilities. In most cases, our exposure to liability on a particular engagement is substantially greater than the profit opportunity that the engagement generates for us. For example, possible claims might include: (i) a client's assertion that actuarial assumptions used in a pension plan were unreasonable, leading to plan underfunding; (ii) a claim arising out of the use of inaccurate data, which could lead to an underestimation of plan liabilities; or (iii) a claim that employee benefit plan documents were misinterpreted or plan amendments were misstated in plan documents, leading to overpayments to beneficiaries. Defending lawsuits of this nature or arising out of any of our services could require substantial amounts of management attention, which could affect their focus on operations and could adversely affect our financial performance. In addition to defense costs and liability exposure, malpractice claims may produce negative publicity that could hurt our reputation and business.


    OUR QUARTERLY REVENUES MAY FLUCTUATE WHILE OUR EXPENSES ARE RELATIVELY FIXED

    Quarterly variations in our revenues and operating results occur as a result of a number of factors, such as:

    - the significance of client engagements commenced and completed during a quarter;


    - the seasonality of some specific types of services; in particular, retirement revenues are more heavily weighted toward the second half of the fiscal year when annual actuarial valuations are required to be completed for calendar year end companies and the related services are performed. In the Human Resources Technologies group, the distribution of work is concentrated at the end of the first fiscal quarter and through the second fiscal quarter as there is demand from our clients for assistance in updating systems and programs used in the annual re-enrollment of employees in benefit plans, such as flex plans. Much of the remaining business is project oriented and is thus influenced more by particular client needs and the availability of our workforce;


    - the number of business days in a quarter, employee hiring and utilization rates, the clients' ability to terminate engagements without penalty;

    - the size and scope of assignments;

    - the level of vacation and holidays taken by our associates; and

    - general economic conditions.


    Because 70-75% of our total operating expenses are relatively fixed, a variation in the number of client assignments or the timing of the initiation or the completion of client assignments can cause significant variations in quarterly operating results and could result in losses. Increases in the number of professional personnel that are not followed by corresponding increases in revenues could materially and adversely affect our operating results. Over the most recent ten fiscal quarters, quarterly income from continuing operations has fluctuated from $0.5 million to $7.3 million, without the effect of the the non-recurring compensation change.



    WE DEPEND ON OUR STRATEGIC ALLIANCE WITH WATSON WYATT PARTNERS FOR OUR BRAND IN THE EUROPEAN MARKET; WE COULD LOSE OUR POSITION IN EUROPE IF OUR ALLIANCE WERE TO TERMINATE


    Since 1995 we have marketed our services globally as Watson Wyatt Worldwide through our alliance with Watson Wyatt Partners. Under the alliance:

    - we operate in North America, Latin America and Asia-Pacific;

    - Watson Wyatt Partners operates in the United Kingdom, Ireland, Africa and the Caribbean; and

    - Watson Wyatt (Holdings) Europe, of which we own a 25% minority interest, operates in continental Europe.


    The alliance agreements with Watson Wyatt Partners generally restrict each party's ability to enter into each other's geographic markets. If the alliance were to terminate, we could lose our position in Europe, which could interrupt our global development and impair our ability to deliver services seamlessly to clients throughout the world.



    TERMINATION OF OUR ALLIANCE IN EUROPE COULD RESULT IN A NAME CHANGE



    The alliance agreements set forth the rights we or Watson Wyatt Partners have to buy each other out of our respective interests in each other's firm and in Watson Wyatt (Holdings) Europe in the event either of us becomes affiliated with a competitor. A termination of our alliance with Watson Wyatt Partners could precipitate a name change, which could result in confusion in our markets.


    OUR INTERNATIONAL OPERATIONS PRESENT SPECIAL RISKS THAT COULD NEGATIVELY AFFECT OUR BUSINESS


    We conduct a portion of our business from offices outside the United States, which subjects us to foreign financial and business risks. These risks could arise in the event of:



    - unusual currency exchange rate fluctuations;



    - unexpected increases in taxes;



    - new regulatory requirements and/or changes in policies and local laws that materially affect the demand for our services or directly affect our foreign operations;



    - unusual and unexpected monetary exchange controls;



    - the impact of unusually severe or protracted recessions in foreign economies; and


    - civil disturbance or other catastrophic events that reduce business activity in other parts of the world.

    Any of these factors could have an adverse effect on our results from operations.


    OPERATIONAL READINESS OF OUR GLOBAL ADMINISTRATIVE INFRASTRUCTURE MIGHT NOT BE AS COMPLETE AS REQUIRED TO EFFECTIVELY MANAGE INTERNATIONAL OPERATIONS



    The management of geographically dispersed operations requires substantial management resources, resulting in significant ongoing expense. We have not fully integrated all of our global operations from an administrative and reporting standpoint. We are developing and implementing additional systems and management reporting to help us manage our global operations, but we cannot predict when these systems will be fully operational or how successful they will be.



    OUR BUSINESS FACES RAPID TECHNOLOGICAL CHANGE AND OUR FAILURE TO QUICKLY RESPOND TO THIS CHANGE COULD ADVERSELY AFFECT OUR BUSINESS



    Increasingly, to remain competitive in our practice areas, we must identify and offer the most current technologies and methodologies. This is particularly true of our HR Technologies Group in which our success largely depends upon our ability to quickly absorb and apply technological advances in both generic applications and, particularly, those which are specifically required to deliver employee benefits services. In some cases, significant technology choices and investments are required. If we do not respond correctly, quickly, or in a cost-effective manner, our business and operating results might be harmed.



    The effort to gain technological expertise and develop new technologies in our business requires us to incur significant expenses and, in some cases, to implement them globally. If we cannot offer new technologies as quickly or effectively as our competitors, we could lose market share. We also could lose market share if our competitors develop more cost-effective technologies than we offer or develop.


    OUR HR TECHNOLOGIES GROUP HAS PROJECT-RELATED RISKS THAT COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS


    Our HR Technologies Group develops and implements computer software and systems for clients. In securing or carrying out these engagements, we may encounter inadequate project scope definitions, unforeseen technological and systems integration problems, unanticipated costs, failures to meet contractual performance objectives, and other business risks. If we are not successful in defining, pricing and executing these assignments as planned, we may incur financial losses.


    LIMITED PROTECTION OF OUR PROPRIETARY EXPERTISE, METHODOLOGIES AND SOFTWARE COULD HARM OUR BUSINESS


    We cannot guarantee that trade secret, trademark, and copyright law protections are adequate to deter misappropriation of our confidential information. Moreover, we may be unable to detect the unauthorized use of our intellectual property and take the necessary steps to enforce our rights. If employees or third parties misappropriate our proprietary information, our business could be harmed. Redressing infringements also may consume significant management time and financial resources.


    CHANGE IN ASSOCIATE OWNERSHIP COULD ADVERSELY AFFECT OUR FIRM CULTURE


    We currently are predominantly owned by our associates. As owners, our associates have traditionally been able to influence the direction of the firm, which promotes an entrepreneurial spirit and motivates individual performance. Immediately after the public offering, it is expected that approximately 83% of the common stock will be held by associates and approximately 17% will be held by the public. The stock transfer restrictions on shares held by associates will expire within two years following this offering. As these transfer restrictions expire and our associates' stock becomes transferable, associate ownership may decline. A decline in associate ownership and an increase in non-associate influence could lower morale which could, in turn, adversely affect our business operations.

    WE HAVE VARIOUS MECHANISMS IN PLACE THAT MAY PREVENT A CHANGE IN CONTROL THAT A STOCKHOLDER MIGHT FAVOR

    Our certificate of incorporation and bylaws contain provisions that might discourage, delay or prevent a change in control that a stockholder might favor. Our certificate of incorporation and bylaws:

    - authorize the issuance of preferred stock without fixed characteristics that could be issued by our board of directors to increase the number of outstanding shares and deter a takeover attempt;


    - classify our board of directors with staggered, three-year terms, which may lengthen the time required to gain control of our board of directors;


    - provide that only the president or our board may call a special meeting of stockholders;


    - prohibit stockholder action by written consent, which requires all actions to be taken at a meeting of the stockholders;



    - provide that vacancies on our board of directors, including new directorships, may be filled only by the directors then in office; and



    - require super-majority voting to amend the classified board and these other provisions of our certificate of incorporation.



    WE COULD ISSUE ADDITIONAL SHARES, WHICH COULD HAVE A DILUTIVE EFFECT ON STOCKHOLDERS



    At the time of the offering we will have 69,000,000 authorized shares of class A common stock. Immediately following the completion of this offering, we expect to have approximately 63,400,000 authorized but unissued shares of class A common stock. Additional class A common stock will be issued upon conversion of outstanding shares of class B common stock and pursuant to employee stock option plans, and might be issued in connection with acquisitions or other transactions, or offered for sale in future offerings. The issuance of additional shares of class A common stock could dilute the value of outstanding shares, including those purchased in this offering.


    YEAR 2000 ISSUES COULD ADVERSELY AFFECT OUR BUSINESS


    We have provided our clients with software that we have developed and software-related services. We also use software and information technology extensively to deliver our consulting services to our clients and operate our business. We cannot guarantee that we have identified all potential software problems or that we will have successfully corrected all software problems. In addition, some software (such as software used for open enrollment in benefit plans) normally is modified on an annual or periodic basis. In some cases, we have deferred performing Year 2000 remediation to coincide with the software's next scheduled modification. We also have provided software to clients subject to warranties regarding Year 2000 performance. If we fail to identify or correct Year 2000 problems in our software, we may incur costs to repair or replace affected systems. We also may incur liability or unanticipated costs as a result of errors caused by our software that could have a material adverse effect on the results of our operations.



    WE WILL HAVE BROAD DISCRETION REGARDING THE NET OFFERING PROCEEDS OF THE PUBLIC OFFERING



    We have not designated the anticipated net proceeds of the public offering for specific uses. We will have broad discretion regarding the use of the net proceeds of this offering, and we may apply the proceeds differently than investors in our stock might anticipate. Although we have no plans or agreements regarding any material acquisitions on the date of this prospectus, we might use a portion of the net proceeds to fund acquisitions.

    ADDITIONAL SHARES BECOMING AVAILABLE FOR SALE COULD ADVERSELY AFFECT THE PRICE OF OUR STOCK


    Transfer restrictions on the class B common stock expire 12 and 24 months following this offering. As the transfer restrictions on the class B common stock expire, those shares automatically will convert into shares of class A common stock that will be eligible for sale in the public market, subject in the case of affiliates to the restrictions of Rule 144 under the Securities Act. Such shares are owned largely by our current associates, and these persons might want to sell their shares in the public market immediately after the transfer restrictions expire. Substantial sales after the transfer restrictions expire could adversely affect the market value of the class A common stock and the value of your shares. In addition, we and the selling stockholders have agreed, in the underwriting agreement not to sell any shares for 180-days following the offering.



    The following chart identifies the number of shares that will become available for resale at the time the 12 and 24 month restrictions expire:



                                              / /2000     / /2001      / /2002
                                              --------   ----------   ----------
Post-Merger Shares Eligible for Resale......    0        13,416,780   13,416,780


    WE CANNOT GUARANTEE A LIQUID TRADING MARKET FOR OUR STOCK; OUR STOCK WILL BE SUBJECT TO MARKET FLUCTUATIONS


    Before the public offering, there has been no public market for our common stock and we cannot predict the extent to which investor interest will lead to the development of an active and liquid trading market for our class A common stock. The initial public offering price for the shares will be determined by negotiations between us and the underwriters and might not be indicative of the market price of the class A common stock that will prevail in the trading market.



    In recent years the securities markets have experienced substantial volatility, and individual stock prices have fluctuated due to factors that are often unrelated or disproportionate to a company's operating performance. In addition, the market price of our class A common stock may be highly volatile and therefore subject to wide fluctuations in response to such factors as:


    - actual or anticipated changes in our future financial performance;


    - failure to meet market expectations; and


    - announcements by our competitors of new services or significant contracts or acquisitions.


    WE WILL NO LONGER BE REQUIRED TO REPURCHASE SHARES FROM EMPLOYEE
    STOCKHOLDERS.



    As part of the reorganization, we are amending the bylaw provision which has required us to repurchase associate shares. After the reorganization, we will no longer be required to purchase these shares if associates leave Watson Wyatt & Company. Employees who leave Watson Wyatt & Company after this time will not be able to sell their class B-1 and class B-2 shares back to us but instead, will be required to hold such shares until the expiration of the transfer restrictions in 12 and 24 months, respectively.



    STOCKHOLDERS WILL NO LONGER BE ABLE TO CALL SPECIAL MEETINGS



    After the reorganization stockholders representing ten percent of the voting power will no longer be able to call a special meeting of stockholders.



    The Watson Wyatt & Company Holdings certificate of incorporation will allow a special meeting of shareholders only if such meeting is called by the president or by resolution of the board of directors by a vote of a majority of the members of the board.

                               USE OF TERMINOLOGY



    If approved under this proxy statement/prospectus, we will effect a corporate reorganization in order to create a holding company structure. As part of this transaction, our current operating company, Watson Wyatt & Company, will merge with an indirect wholly-owned subsidiary to become a wholly-owned subsidiary of Watson Wyatt & Company Holdings. Unless the context indicates otherwise, the information in this proxy statement/prospectus assumes that the corporate reorganization transactions have been completed. References in this proxy statement/prospectus to "Watson Wyatt," "we," "our" and "us" refer both to Watson Wyatt & Company and its subsidiaries before the merger, and to Watson Wyatt & Company Holdings and its subsidiaries after the merger. References to WW Holdings refer to Watson Wyatt & Company Holdings. We refer to our employees as "associates."



    Watson Wyatt Worldwide is the name of our global alliance with Watson Wyatt Partners.


                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the U.S. Securities and Exchange Commission ("SEC") a registration statement on Form S-4 under the Securities Act relating to the shares of class B common stock being offered by this proxy statement/prospectus. This proxy statement/prospectus is part of that registration statement and, as allowed by SEC rules, does not include all of the information you can find in the registration statement or the exhibits to the registration statement. For further information about us and the class B common stock offered, see the registration statement and its exhibits. We have also filed a registration statement on Form S-3 with the SEC relating to the offering of shares of class A common stock of Watson Wyatt & Company Holdings.

    The SEC allows us to incorporate by reference into this proxy statement/prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement/prospectus. If we subsequently file updating or superseding information in a document that is incorporated by reference into this proxy statement/prospectus, the subsequent information will also become part of this proxy statement/prospectus and will supersede the earlier information. We are incorporating by reference the following documents that we have filed with the
SEC:


    - our annual report on Form 10-K for the fiscal year ended June 30, 1999 (file no. 0-20724);



    - our quarterly reports on Form 10-Q for the quarters ended September 30, 1999 and December 31, 1999;



    - our proxy statement for the annual meeting of stockholders dated October 28, 1999; and



    - our current report on Form 8-K filed with the SEC on January 27, 2000.


    We also are incorporating by reference into the proxy statement/prospectus all of our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering under this proxy statement/prospectus is completed. You may obtain a copy of any or all of our filings which are incorporated by reference, at no cost, by writing to or telephoning us at the following address:

             Watson Wyatt & Company/Watson Wyatt & Company Holdings
                      6707 Democracy Boulevard, Suite 800
                            Bethesda, Maryland 20817
                              Attention: Secretary
                           Telephone: (301) 581-4600

    You should rely only on the information provided in this proxy statement/prospectus or incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this proxy statement/prospectus is accurate as of any date other than the date on the first page of the proxy statement/prospectus. We are offering the class B common stock only in jurisdictions where such offers are permitted. We are not making this offer of securities in any state or country in which the offer or sale is not permitted.

    Watson Wyatt & Company currently files reports and other information with the SEC, but its common stock, which has been subject to various transfer restrictions, has not been publicly traded. After the offering under this proxy statement/prospectus and related public offering, Watson Wyatt & Company Holdings will continue to file annual, quarterly and special reports, proxy statements and other information with the SEC. Watson Wyatt & Company's SEC filings are available at the SEC's web site at http://www.sec.gov. You may read and copy any filed document at the SEC's public reference rooms in Washington, D.C. at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549, and at the SEC's regional offices in New York at 7 World Trade Center, 13(th) Floor, New York, New York 10048, and in Chicago at Suite 400, Northwestern Atrium Center, 14(th) Floor, 500 W. Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

                             CORPORATE INFORMATION


    Watson Wyatt & Company was incorporated in Delaware on February 17, 1958. Including predecessors, we have been in business since 1946. We conducted our business as The Wyatt Company until changing our corporate name to Watson
Wyatt & Company in connection with the establishment of the Watson Wyatt Worldwide alliance. Watson Wyatt & Company Holdings was incorporated in Delaware on January 7, 2000.



    Our principal executive offices are located at 6707 Democracy Boulevard, Suite 800, Bethesda, Maryland, 20817-1129, and our telephone number is
(301) 581-4600. We invite you to visit our web site at http://www.watsonwyatt.com. The information contained on our web site is not incorporated into this prospectus.

                       PROPOSAL NO. 1--APPROVAL OF MERGER

                       THE MERGER AND THE PUBLIC OFFERING


PURPOSE OF THE MERGER



    Our capital structure, certificate of incorporation and bylaws are designed for our current status as a publicly registered but employee-owned company. Existing transfer restrictions have essentially prevented sales of stock to non-employees, and sales and repurchases have been at formula book value.



    In anticipation of our selling shares to the public, we wanted to recapitalize so as to have more authorized shares and to provide for the issuance of preferred stock. We also wanted to implement a number of changes to our certificate of incorporation that are common for public companies, such as creating a classified board. Finally, we wanted to build into the certificate of incorporation transfer restrictions for the shares to be held by current stockholders. By effecting a merger and creating a new holding company, we will be able to implement all of these changes at one time.



    The purpose of the merger is to reorganize our company and establish a new holding company in a manner that facilitates our becoming a publicly-traded company. Our board of directors has carefully considered the advisability of a public offering of our common stock. They have determined that creating a publicly traded security will substantially enhance our continuing growth and success because it will increase our capital resources for internal growth and growth through acquisitions.



    We do not have specific plans to use equity for acquisitions. However, we believe that publicly traded stock is more attractive to potential sellers because of liquidity and the potential for market appreciation.



    Based on the efficiency of the merger transaction in accomplishing the desired corporate structural changes and the board's belief in the advisability of the public offering, the board has determined the merger is advisable and in the best interests of our stockholders.



THE MERGER: HOW IT WILL WORK


    Initially, Watson Wyatt & Company will own all of the common stock of Watson Wyatt & Company Holdings, and Watson Wyatt & Company Holdings will own all of the common stock of WW Merger Subsidiary, Inc. The merger can be broken down into the following steps:

    - WW Merger Subsidiary, Inc. merges into Watson Wyatt & Company.

    - Watson Wyatt & Company survives the merger, and WW Merger
      Subsidiary, Inc. ceases to exist.


    - Each share of Watson Wyatt & Company's outstanding common stock automatically converts into one share of Watson Wyatt & Company Holdings' class B-1 common stock and one share of class B-2 common stock, so that current Watson Wyatt & Company stockholders become the sole holders of the class B common stock of Watson Wyatt & Company Holdings.



    - Each share of WW Merger Subsidiary, Inc. converts into one newly issued share of common stock of Watson Wyatt & Company. Watson Wyatt & Company Holdings receives one share of Watson Wyatt & Company stock.


    - Watson Wyatt & Company returns to the capital of Watson Wyatt & Company Holdings the shares of stock of such company that it owns.


    WW Holdings will not issue fractional shares in the merger. Any fractional shares resulting from the conversion will be paid in cash in an amount equal to the fair value of the fractional interest.



    The result will be that our current company, Watson Wyatt & Company, will become a subsidiary of Watson Wyatt & Company Holdings, and you will own Watson Wyatt & Company Holdings class B common stock instead of Watson Wyatt & Company common stock. Watson Wyatt & Company will continue as our operating company. Watson Wyatt & Company Holdings will have a new certificate of incorporation and bylaws. The certificate of incorporation and bylaws of Watson Wyatt & Company will be made appropriate for the company's status as a subsidiary of Watson Wyatt & Company Holdings. A copy of the merger agreement is included as ANNEX A to this proxy statement/prospectus.



    The following charts illustrate the holding company structure before and after the planned merger.



                                 BEFORE MERGER


                                    [CHART]


                                  AFTER MERGER


                                    [CHART]

MANAGEMENT FOLLOWING THE MERGER

    As a practical matter, consummation of the merger will not change our present officers and directors. The current directors of Watson Wyatt & Company are also the directors of Watson Wyatt &

Company Holdings. After the merger, Watson Wyatt & Company will have a smaller board than it has now, which is appropriate for a subsidiary.

WW HOLDINGS' CERTIFICATE OF INCORPORATION

    WW Holdings' certificate of incorporation will be different from our current certificate of incorporation in the following principal ways:


    - the certificate of incorporation will authorize class A common stock, class B-1 common stock, class B-2 common stock, all of which will have indentical voting rights, and preferred stock; and



    - The restrictions for class B-1 common stock will expire 12 months after our public offering; and the restrictions for class B-2 common stock will expire 24 months after our public offering.



    We will no longer be required to purchase your shares when you leave the company. There are additional changes in WW Holdings' certificate of incorporation which are generally intended to discourage unsolicited purchase offers and which are customary to include public company certificates of incorporation. WW Holdings' certificate of incorporation is included as ANNEX B to this proxy statement/prospectus.



WHAT YOU WILL RECEIVE; TRANSFER RESTRICTIONS



    Provided you enter into an underwriting agreement with the underwriters, you will be able to sell up to the equivalent of 500 of your present Watson Wyatt & Company shares (as measured on a pre-converted basis), plus 10% of the remainder of your shares, in the public offering. Subject to limited exceptions in which the board waives the transfer restrictions before their expiration, including the sale of shares in the public offering, you will not be able to sell or transfer shares of class B common stock to anyone, or convert shares of class B common stock into class A common stock, until the relevant restricted period expires, even if you are no longer a Watson Wyatt & Company employee.



    Upon the expiration of the applicable restricted period, your shares of class B common stock will convert automatically into shares of class A common stock. Subject to restrictions imposed by the federal securities laws on persons deemed to be our affiliates, stockholders may transfer shares of class A common stock freely after the applicable restricted period expires. Management, however, thinks it is important for our associates in higher band levels to have an investment in our company so that their interests are aligned with the interests of our other stockholders.



LISTING; THE PUBLIC OFFERING


    The class B common stock will not be listed on a national securities exchange or traded in an organized over-the-counter market. We have applied to list the class A common stock on the New York Stock Exchange. Listing is subject to fulfilling all applicable listing requirements.


    Immediately after the merger is approved, we hope to effect the merger and the public offering of shares of WW Holdings' class A common stock.



    Although we do not expect to determine the initial public offering price for our class A common stock until immediately prior to the initial public offering, in order to proceed with the public offering, the initial public offering price would necessarily be higher than the formula book value price currently determined under our bylaws. The consummation of the public offering and the price at which our stock will trade depends on a number of factors, including market conditions, our net income and performance relative to that of comparable companies with publicly traded stock.

HOW WE WILL EFFECT THE MERGER AND THE PUBLIC OFFERING


    If approved, we will effect the merger immediately prior to the consummation of the public offering. At that time, we will file a certificate of merger with the Secretary of State of Delaware. The portion of your shares you choose to sell in the public offering will be converted into WW Holdings' class A common stock.


    The merger will become effective only if:

    - a majority of the outstanding shares of our common stock entitled to vote at the special meeting approve the merger, and 80% of the shares actually voting for or against the proposal approve the merger, if such amount is higher than a majority of outstanding shares entitled to vote; and

    - the initial public offering of our class A shares is consummated.


                      MISCELLANEOUS QUESTIONS AND ANSWERS



- WHEN IS THE DEADLINE FOR ME TO TELL THE UNDERWRITERS FOR THE PROPOSED PUBLIC OFFERING THAT I WOULD LIKE TO BE A SELLING STOCKHOLDER AND HAVE MY SHARES INCLUDED IN THE REGISTRATION STATEMENT?



All stockholders have already received forms asking them to indicate their interest in offering a portion of their shares in the public offering. Interested stockholders will receive follow-up forms that will ask them to indicate what shares the stockholders wishes to sell. The forms will provide detailed information on the procedure for instructing us to sell your shares, which will include signing a power of attorney authorizing us to sell your shares. Any shares not sold in the public offering will remain Class B shares. One-half of the B shares will be restricted from resale for 12 months and the other half will be restricted for 24 months.



- WHAT WILL HAPPEN TO ANY BANK OF AMERICA STOCK LOANS?



The current loan documents would require the payment in full of all outstanding loan amounts at the time of the initial public offering. If you do not want to pay off all outstanding loans at the time of the initial public offering, Bank of America has agreed to continue the current loans in force as long as you sign new loan documentation pledging your class B shares as collateral for your current loans. You will be required to execute new promissory notes and pledge agreements, containing the same amortization schedule, maturity and payment terms as your current loans. You will only be required to pledge those class B shares that are proportionately equivalent to the number of current shares you have pledged. If you sell all of your shares in the public offering, you will be required to pay off your loan in full at that time.



At the time the 12 and 24 month restrictions on the B-1 and B-2 shares expire, you will be required to pay down a pro rata portion of your loan balance if you sell pledged shares. For example, if you sell 25% of your pledged shares, you will have to pay-down 25% of your outstanding loan balance. Because the market share price should be higher than the current formula book value price, you should still receive sufficient proceeds from any sale after pay-down of the portion of the loan. If you terminate your employment at any time prior to paying off your loan, the loan will become due and payable within 30 days of the date of your termination, unless the 12 month transfer restriction on your Class B shares has not yet expired, in which case your loan will become due and payable within 30 days of the restriction lapsing.



- HOW AND WHEN WILL WE COMPLETE THE PUBLIC OFFERING?



As soon as our board of directors deems advisable and with the advice of our underwriters, after we receive SEC approval and the merger is approved, we plan to sell shares of Watson Wyatt & Company Holdings class A common stock to the public in an underwritten public offering. If the merger is not approved, the public offering will not occur. If the public offering does not occur, we will not effect the merger.



- WILL I BE ABLE TO BUY MORE SHARES?



Yes. Subject to certain restrictions on affiliates, including officers and directors of the company, you will be able to buy shares of our class A common stock in the open market on the New York Stock Exchange, subject to our satisfying listing requirements, at market-determined prices after the public offering. We also will be establishing a long term incentive (stock option) plan, subject to approval of the plan and the merger by the stockholders at the special meeting, and contingent on consummation of the public offering.



- HOW MUCH STOCK ARE WE SELLING TO THE PUBLIC?



Immediately after the public offering, after given effect to anticipated sales of shares by both the company and associates, we expect that roughly 17% of the outstanding shares of Watson & Company Holdings will be in the hands of the public, while existing stockholders will hold the remaining 83%. Although we anticipate some interest from individual investors, we have been advised that institutional investors will be the predominant purchasers of our stock in the public offering.



- WHAT WILL HAPPEN TO OUR COMPANY IF THE PUBLIC OFFERING IS DELAYED OR NOT CONSUMMATED?



Adoption of the proposed merger and approval of the proposed incentive plan is contingent on the consummation of the public offering. If the public offering is not consummated, the proposals regarding the merger and the incentive plan will have no effect, and we will continue to do business on the same basis that we do today. The board of directors has the responsibility to determine whether completing the public offering is in the best interests of the stockholders and the company. The proposal to amend the current Watson Wyatt & Company bylaws to facilitate estate planning is not contingent upon the effectiveness of the proposed public offering or the approval of the other proposals. Whether or not the public offering is consummated, this proposed amendment to the bylaws will become effective if approved.



If the public offering were to be delayed for a significant period of time, the board of directors would reassess the situation and make a decision about future internal stock sales.


U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER


    The merger, the conversion of your shares into WW Holdings' class B common stock and the public offering by us will not be taxable transactions to you for U.S. federal income tax purposes. For U.S. taxpayers, however, any sale of your class A common stock, in the public offering or otherwise, will be a taxable transaction to you for U.S. federal income tax purposes. All stockholders should consult their individual tax advisors about the tax consequences of any transactions involving your shares.



NOTICE TO CANADIAN STOCKHOLDERS



    The WW Holdings class B common stock that will be issued to existing Watson Wyatt & Company stockholders in the merger will not be qualified for distribution to the public in Canada. We will file an application with Canadian securities commissions for exemption orders that will allow us to issue the WW Holdings class B common stock to current stockholders without filing a prospectus in Canada or delivering the stock through a Canadian securities dealer. We plan to obtain these exemption orders prior to the date the merger takes effect, so that Canadian-resident stockholders will be able to participate in the merger on the same basis as U.S. stockholders.



    We also expect that any exemption orders from the Canadian securities commissions that are necessary to permit the resale of Watson Wyatt & Company Holdings class A common stock through the New York Stock Exchange will be obtained. Canadian-resident stockholders are encouraged to seek legal advice prior to reselling shares of WW Holdings class A common stock.


APPRAISAL RIGHTS


    Watson Wyatt & Company is organized under Delaware law. Watson Wyatt & Company stockholders have the right to dissent from the merger and to receive payment for their shares in accordance with the terms of Section 262 of the Delaware General Corporation Law. The following discussion is a summary of the Delaware dissenters' rights law. Section 262 of the Delaware General Corporation Law is reprinted in Annex F. Any stockholder wishing to exercise dissenters' rights or preserve the right to do so should review the statute carefully. Stockholders who do not comply with the procedures of the statute will lose their dissenters' rights.



    If the merger is consummated, a holder of record of Watson Wyatt & Company's stock on the date of making a demand for appraisal must:



    - continue to hold those shares through the time of the merger;



    - strictly comply with the procedures set forth under Section 262 of the Delaware General Corporation Law; and



    - not vote in favor of the merger



to be entitled to have those shares appraised by the Delaware General Court of Chancery under Section 262 of the Delaware General Corporation Law and to receive payment for the "fair value" of those shares in lieu of the consideration provided for in the merger agreement.



    This proxy statement/prospectus is being sent to all holders of record of Watson Wyatt & Company stock on the record date for the Watson Wyatt & Company special meeting and constitutes notice of the appraisal rights available to those holders under Section 262. The statutory right of appraisal granted by
Section 262 requires strict compliance with the procedures set forth in
Section 262.



    A holder of Watson Wyatt & Company's stock electing to exercise appraisal rights under Section 262 must deliver a written demand for appraisal of such stockholder's shares prior to the vote on the merger. The written demand must identify the stockholder of record and state the stockholder's intention to demand appraisal of the stockholder's shares. All demands should be delivered to: Walter W. Bardenwerper, General Counsel, Vice President and Secretary, 6707 Democracy Boulevard, Suite 800, Bethesda, Maryland 20817.



    Only a holder of shares of Watson Wyatt & Company on the date of making a written demand for appraisal who continuously holds those shares through the time of the merger is entitled to seek appraisal. Demand for appraisal must be executed by or for the holder of record, fully and correctly, as the holder's name appears on the books and records of Watson Wyatt & Company. If Watson Wyatt & Company stock is owned of record in a fiduciary capacity, such as by a trustee, the demand should be made in that capacity. An authorized agent may execute the demand for appraisal for a holder of record. That agent, however, must identify the record owner or owners and expressly disclose in the demand that the agent is acting as agent for the record owner or owners of shares.



    Within ten days after the time of the merger, the surviving corporation is required to send notice of the effectiveness of the merger to each stockholder who, prior to the time of the merger, complies with the requirements of
Section 262.



    Within 120 days after the time of the merger, the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Watson Wyatt & Company held by all stockholders seeking appraisal. A dissenting stockholder must serve a copy of the petition to the surviving corporation. If no petition is filed by either the surviving corporation or any dissenting stockholder within the 120-day period, the rights of all dissenting stockholders to appraisal will cease. Stockholders seeking to exercise appraisal rights should initiate all necessary action within the time periods and in the manner prescribed in Section 262. Failure to file the petition on a timely basis will cause the stockholder's right to an appraisal to cease.



    Within 120 days after the time of the merger, any stockholder who has complied with subsections (a) and (d) of Section 262 is entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of Watson Wyatt & Company's stock not voted in favor of the merger with respect to which demands for appraisal have been received by Watson Wyatt & Company and the number of holders of those shares. The statement must be mailed within 10 days after the written request has been received by Watson Wyatt & Company or within 10 days after expiration of the time for delivery of demands for appraisal under subsection (d) of Section 262, whichever is later.



    If a petition for an appraisal is filed in a timely manner, at the hearing on the petition the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and will appraise the shares of Watson Wyatt & Company stock owned by those stockholders, determining the fair value of those shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, to be paid, if any, upon the amount determined to be the fair value.



    Stockholders considering seeking appraisal should consider that the fair value of their shares determined under Section 262 could be more than, the same as, or less than, the value of the consideration provided for in the merger agreement without the exercise of appraisal rights. The cost of the appraisal proceeding may be determined by the Court of Chancery and assessed against the parties as the Court deems equitable in the circumstances. Upon application of a dissenting stockholder, the Court may order that all or a portion of the expense incurred by any dissenting stockholder in connection with the appraisal proceeding be charged pro rata against the value of all shares of Watson Wyatt & Company entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.



    Any stockholder who has demanded appraisal in compliance with Section 262 will not, after the time of the merger, be entitled to vote such stock for any purpose or receive payment of dividends or other distributions, if any, on the Watson Wyatt & Company stock, except for dividends or distributions, if any, payable to stockholders of record at a date prior to the merger.



    A stockholder may withdraw a demand for appraisal and accept the WW Holdings class B common stock at any time within 60 days after the time of the merger, or thereafter may withdraw such demand with the written approval of the surviving corporation. If an appraisal proceeding is properly instituted, such proceeding may not be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and any such approval may be conditioned on any terms the Court of Chancery deems to be just. If, after the merger, a holder of Watson Wyatt & Company stock who had demanded appraisal for the holder's shares fails to perfect or loses his right to appraisal, those shares will be treated under the merger agreement as if they had been converted as of the time of the merger into WW Holdings common stock.



    In view of the complexity of these provisions of the Delaware statutes, any Watson Wyatt & Company stockholder who is considering exercising appraisal rights should consult a legal advisor.

     DESCRIPTION OF CAPITAL STOCK, CERTIFICATE OF INCORPORATION AND BYLAWS



AUTHORIZED CAPITALIZATION; RESALE RESTRICTIONS


    WATSON WYATT & COMPANY HOLDINGS


    WW Holdings' capital structure will consist of 100,000,000 authorized shares, 99,000,000 of which will be authorized common shares and 1,000,000 of which will be authorized preferred shares. Class A will have 69,000,000 authorized shares, class B-1 will have 15,000,000 authorized shares and class B-2 will have 15,000,000 authorized shares. After the merger and the public offering, there will be approximately 5,600,000 class A, 13,416,780 class B-1 and 13,416,780 class B-2 shares outstanding. This assumes that the underwriters do not exercise their over-allotment option in connection with the public offering.


    WATSON WYATT & COMPANY


    Watson Wyatt & Company's current capital structure consists of 25,000,000 authorized shares of common stock. At the close of business on March 1, 2000, 14,816,780 shares of common stock were outstanding and entitled to vote. As a publicly registered but employee owned company, Watson Wyatt & Company's common stock has been subject to resale restrictions.



    Watson Wyatt & Company has restricted ownership of its stock to active employees, outside directors, persons or entities designated by the board of directors with which it has a business affiliation, and the employees of such entities. Stock transfer restrictions are contained in the Watson Wyatt & Company bylaws and certificate of incorporation. Before any stockholder encumbers or disposes of any shares the holder must first give Watson Wyatt & Company notice in writing at least 120 days prior to the proposed transaction, stating in detail specific information about the terms, including the proposed consideration to be received. Watson Wyatt & Company can then either purchase the stock at formula book value or designate other eligible purchasers under the bylaws. If Watson Wyatt & Company or eligible purchasers do not purchase the stock within the prescribed time period, the stockholder may proceed to sell the stock in the next 30-days, but the transfer restrictions will apply to the transferee.



    When a stockholder's employment with Watson Wyatt & Company terminates for any reason, including retirement, death and voluntary or involuntary termination, bankruptcy of a stockholder or the imposition of any lien or attachment on shares of Watson Wyatt & Company stock, other than Bank of America liens, all shares owned by the stockholder are considered to be offered to the company or designated eligible purchasers based on the terms of repurchase described above, except that Watson Wyatt & Company will be obligated to purchase all shares of stock if the designated eligible purchasers fail to purchase the shares. The purchase price of the shares is calculated based on a formula in the bylaws that produces essentially a modified book value price. In recent years, Watson Wyatt & Company has generally repurchased the shares itself and has not designated eligible purchasers.



    If the merger proposal is approved, the new certificate of incorporation and bylaws of Watson Wyatt & Company will not contain these restrictions on resale. All of the outstanding shares of Watson Wyatt & Company will be owned by Watson Wyatt & Company Holdings.

COMPARISON OF CERTAIN RIGHTS OF THE STOCKHOLDERS OF WATSON WYATT & COMPANY'S
  CURRENTLY OUTSTANDING COMMON STOCK TO WW HOLDINGS' CLASS A COMMON STOCK AND CLASS B COMMON STOCK


                        OLD WATSON WYATT &
                              COMPANY              WW HOLDINGS            WW HOLDINGS
                           COMMON STOCK          CLASS A SHARES         CLASS B SHARES
                       ---------------------  ---------------------  ---------------------
PUBLIC MARKET          No. Sales limited to   Yes. Application has   No. When restrictive
                       company and            been made for listing  periods lapse, class
                       associate-             on the New York Stock  B shares convert
                       stockholder purchases  Exchange. Listing is   automatically to
                       and sales.             subject to fulfilling  class A shares.
                                              all applicable
                                              listing requirements.
---------------------  ---------------------  ---------------------  ---------------------
VOTING RIGHTS          One vote per share on  Same.                  Same.
                       all matters voted
                       upon by stockholders.
---------------------  ---------------------  ---------------------  ---------------------
TRANSFER RESTRICTION   Stockholders cannot    No transfer            Class B-1 shares may
                       sell stock to any      restrictions (other    not be transferred
                       party without first    than restrictions      until 12 months after
                       offering them to       required by the        our public offering;
                       Watson Wyatt &         securities laws).      Class B-2 shares may
                       Company or an                                 not be transferred
                       eligible purchaser.                           until 24 months after
                       Watson Wyatt &                                our public offering.
                       Company must                                  There are limited
                       repurchase shares on                          exceptions for
                       termination of                                transfers to
                       employment. Shares                            permitted
                       are purchased and                             transferees,
                       sold at the current                           including trusts for
                       formula book value as                         the benefit of a
                       defined in the                                stockholder, his or
                       bylaws.                                       her spouse or
                                                                     descendants, to
                                                                     facilitate estate
                                                                     planning.
---------------------  ---------------------  ---------------------  ---------------------
CONVERSION             Not convertible.       Not convertible.       Convert automatically
                                                                     to class A common
                                                                     stock upon expiration
                                                                     of restricted
                                                                     periods; convertible
                                                                     to enable
                                                                     participation in an
                                                                     underwritten public
                                                                     offering and other
                                                                     circumstances,
                                                                     subject to the
                                                                     discretion of the
                                                                     board of directors.
---------------------  ---------------------  ---------------------  ---------------------
RIGHTS UPON MERGER,    All common stock has   Same.                  Same.
  CONSOLIDATION OR     same rights.
  REORGANIZATION
---------------------  ---------------------  ---------------------  ---------------------

                        OLD WATSON WYATT &
                              COMPANY              WW HOLDINGS            WW HOLDINGS
                           COMMON STOCK          CLASS A SHARES         CLASS B SHARES
                       ---------------------  ---------------------  ---------------------
AUTHORIZED SHARES      25,000,000 authorized  69,000,000 authorized  30,000,000 authorized
                       common shares.         class A common         class B shares,
                                              shares, 99,000,000     99,000,000 class A
                                              class A and B shares   and B shares combined
                                              combined (and an       (and an additional
                                              additional 1,000,000   1,000,000 preferred
                                              preferred shares).     shares).

                       Par value of $1.00     Par value is $0.01     Par value is $0.01
                       per share of common    per share of common    per share of common
                       stock.                 stock.                 stock.
---------------------  ---------------------  ---------------------  ---------------------
CLASSIFIED BOARD OF    One class of           Three classes of       Same as class A
  DIRECTORS            directors.             directors with each    shares; directors are
                                              class serving for a    elected by holders of
                                              three year term.       class A shares and
                                                                     class B shares,
                                                                     voting together.

                                              67% of shares
                                              entitled to vote must
                                              vote in favor to
                                              amend the provisions
                                              establishing a
                                              classified board of
                                              directors.
---------------------  ---------------------  ---------------------  ---------------------
REMOVAL OF DIRECTORS   The certificate of     The certificate of     Same as class A
                       incorporation is       incorporation          shares; directors are
                       silent. Delaware law   requires a vote of     removed by holders of
                       requires a vote of     67% of the shares      class A shares and
                       the majority of        entitled to vote to    class B shares,
                       outstanding            remove a director;     voting together.
                       stockholders to        because board of
                       remove a director.     directors is
                                              classified, such
                                              removal must be for
                                              cause.

                       Employee directors     Same.                  Same.
                       must resign from
                       board at termination
                       of employment, unless
                       otherwise approved by
                       the board.
---------------------  ---------------------  ---------------------  ---------------------
VACANCIES ON THE       May be filled by       May only be filled by  Same as class A
  BOARD                stockholders or        directors.             shares.
                       directors.
---------------------  ---------------------  ---------------------  ---------------------

                        OLD WATSON WYATT &
                              COMPANY              WW HOLDINGS            WW HOLDINGS
                           COMMON STOCK          CLASS A SHARES         CLASS B SHARES
                       ---------------------  ---------------------  ---------------------
STOCKHOLDER ACTION BY  Stockholders may act   The certificate of     Same as class A
  WRITTEN CONSENT      by written consent.    incorporation          shares.
                                              requires that
                                              stockholder actions
                                              be taken by the
                                              stockholders at an
                                              annual or special
                                              meeting and not by
                                              written consent.
                                              67% of shares
                                              entitled to vote must
                                              vote in favor to
                                              amend the provisions
                                              that require
                                              stockholders to take
                                              action only at a
                                              special or annual
                                              meeting
---------------------  ---------------------  ---------------------  ---------------------

STOCKHOLDER ABILITY    Special meetings can   Special meetings can   Same as class A
  TO CALL A SPECIAL    be called by the       be called by the       shares.
  MEETING              chairman of the board  president or by the
                       or the board at the    board at the request
                       request of the         of the majority of
                       majority of a quorum   the board.
                       of the board or at
                       the request of
                       stockholders holding
                       at least 10% of
                       voting power.

                                              67% of shares          Same as class A
                                              entitled to vote must  shares.
                                              vote in favor to
                                              amend the provisions
                                              that permit only the
                                              president or majority
                                              of the board to call
                                              meetings.
---------------------  ---------------------  ---------------------  ---------------------
APPROVAL OF MERGERS    Vote of majority of    Same.                  Same.
  AND SUBSTANTIAL      shares entitled to
  ASSET SALES          vote.
---------------------  ---------------------  ---------------------  ---------------------


DIVIDENDS; SUBDIVISION AND COMBINATIONS


    Subject to the rights of the holders of preferred stock, if any, holders of class A shares and class B shares will be entitled to receive dividends and other distributions, in cash, stock of any corporation or other property, as the board of directors may declare from time to time out of legally available assets or funds, and will share equally on a per share basis in all such dividends and other distributions. If dividends or other distributions are payable in WW Holdings' common stock, including distributions pursuant to stock splits or divisions of common stock, only class A shares will be paid or distributed with respect to class A shares and only class B shares will be paid or distributed with respect to class B shares.



    Neither class A shares nor class B shares may be reclassified, subdivided or combined unless the reclassification, subdivision or combination occurs simultaneously and in the same proportion for each class.

    When the merger becomes effective, all the outstanding class B shares will be validly issued, fully paid and nonassessable. When the public offering is completed, all the outstanding class A shares will be validly issued, fully paid and nonassessable.

PREFERRED STOCK


    WW Holdings' board of directors has the authority to issue shares of preferred stock from time to time on terms it determines, to divide preferred stock into one or more classes or series, and to fix the designations, voting powers, preferences and relative participating, optional or other special rights of each class or series, and the qualifications, limitations or restrictions of each class or series, to the fullest extent permitted by Delaware law.


POTENTIAL ANTI-TAKEOVER EFFECTS OF VARIOUS PROVISIONS OF DELAWARE LAW AND WW
  HOLDINGS' CERTIFICATE OF INCORPORATION AND BYLAWS

ANTI-TAKEOVER PROVISIONS GENERALLY


    The provisions of our certificate of incorporation and bylaws described below were put into place to help ensure that our board of directors plays a role in attempts to acquire control of our company. In this way, the board can further and protect the interests of the company and its stockholders as appropriate under the circumstances. If the board determines that a sale of control is in their best interests, having the board involved enhances its ability to maximize the value to be received by the stockholders upon such a sale.



    Although our board believes these provisions, referred to as anti-takeover provisions, are beneficial to stockholders, their existence also may tend to discourage open market purchases by a potential acquirer and some takeover bids. As a result, our stockholders may be deprived of opportunities to sell some or all of their shares at prices that are higher than prevailing market prices. The provisions in theory may decrease the market price of our common stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent the provisions discourage undesirable proposals, we may be able to avoid those expenditures of time and money.



    The anti-takeover provisions may make it more difficult and time consuming for a potential acquirer and existing stockholders to obtain control of the company through replacing our board of directors and management. This is the case even if a majority of the stockholders believes such replacement is in the best interests of the company. As a result, these provisions may tend to perpetuate the incumbent board of directors and management.


DELAWARE ANTI-TAKEOVER STATUTE

    Watson Wyatt & Company is now, and after the merger WW Holdings will be, subject to Section 203 of the Delaware General Corporation Law. Subject to specific exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

    - the "business combination," or the transaction in which the stockholder became an "interested stockholder" is approved by the board of directors prior to the date the "interested stockholder" attained that status;

    - upon consummation of the transaction that resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

    - on or subsequent to the date a person became an "interested stockholder," the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder."

    "Business combinations" include mergers, asset sales and other transactions resulting in a financial benefit to the "interested stockholder." Subject to various exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation's outstanding voting stock. These restrictions could prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts, and, therefore, may discourage acquisition attempts.

    The following are various provisions of WW Holdings' certificate of incorporation and bylaws that may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

AUTHORIZED CAPITAL STOCK


    The authority to issue additional shares of common stock provides WW Holdings with the flexibility necessary to meet its future needs without the delay resulting from seeking stockholder approval. The authorized but unissued shares of common stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of WW Holdings. In addition, the sale of a substantial number of shares of WW Holdings common stock to persons who have an understanding with WW Holdings concerning the voting of such shares, or the distribution or declaration of a dividend of shares of WW Holdings common stock to stockholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of WW Holdings. The certificate of incorporation does not provide preemptive rights to WW Holdings' stockholders.



    Similarly, the ability of WW Holdings to issue preferred stock, on terms the board determines, could have the effect of impeding or delaying a possible takeover and adversely affecting the voting and other rights of the holders of class A common stock and class B common stock, resulting in a decrease in the market price of WW Holdings' stock.


CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING


    WW Holding's certificate of incorporation will provide for the classification of the board of directors into three separate classes as nearly equal in number as possible with one class being elected each year to serve a staggered three-year term, commencing with the election of directors to be held in the year 2001. Because WW Holdings has a classified board of directors, only approximately one-third of the members of the board are elected each year. Consequently, two annual meetings are effectively required for WW Holdings stockholders to change a majority of the members of the board.


    Pursuant to the certificate of incorporation, each stockholder generally is entitled to one vote for each share of WW Holdings stock held and is not entitled to cumulative voting rights in the election of directors. With cumulative voting, a stockholder would have the right to cast a number of votes equal to the total number of such holders' shares multiplied by the number of directors to be elected. The stockholder would have the right to cast all of such holder's votes in favor of one candidate or to distribute such holder's votes in any manner among any number of candidates. Directors are elected by a plurality of the total votes cast by all stockholders. With cumulative voting, it may be possible for minority stockholders to obtain representation on the board of directors. Without cumulative voting, the holders of more than 50% of the shares of WW Holdings common stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining WW Holdings common stock effectively may not be able to elect any person to the board of directors. The absence of cumulative voting, therefore, could make it more difficult for a stockholder who acquires less than a majority of the shares of WW Holdings common stock to obtain representation on WW Holdings' board of directors.


NO STOCKHOLDER ABILITY TO CALL A SPECIAL MEETING



    This provision of the certificate of incorporation, combined with the provision requiring that stockholder action be taken at a meeting and the restriction on the removal of directors, would prevent a substantial stockholder from compelling stockholder consideration of any proposal--such as a proposal for a business combination--over the opposition of WW Holdings' board of directors. Therefore, such stockholder would not be able to call a special meeting of stockholders to replace the entire board with nominees who were in favor of such proposal.



NO ACTION BY STOCKHOLDERS WITHOUT A MEETING



    This provision would prevent stockholders from taking action, including action on a business combination, except at an annual meeting or special meeting called by the board of directors or the president, even if a majority of the stockholders were in favor of such action.


REMOVAL OF DIRECTORS


    Under the WW Holdings certificate of incorporation, any director or the entire board of directors may be removed only for cause and only by the affirmative vote of the holders of at least 67% of WW Holdings voting stock. Also, under the WW Holdings bylaws, employee directors must resign as directors upon termination of their employment.


LIMITATION ON DIRECTORS' LIABILITY

    WW Holdings' certificate of incorporation provides that a director of WW Holdings will have no personal liability to WW Holdings or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any of the following:

    - any breach of the director's duty of loyalty to the corporation or its stockholders;

    - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; and

    - under Section 174 of the Delaware General Corporation Law, the payment of certain unlawful dividends and the making of certain unlawful stock purchases or redemptions; or

    - any transaction from which the director derived an improper personal benefit.

INDEMNIFICATION


    The WW Holdings' certificate of incorporation and bylaws provide that WW Holdings will indemnify its officers, directors, employees, and agents to the full extent permitted by the Delaware General Corporation Law subject to very limited exceptions. Under Section 145 of the Delaware General Corporation Law as currently in effect, other than in actions brought by or in the right of WW

Holdings, such indemnification would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of WW Holdings and, with respect to any criminal proceeding, if such person had no reasonable cause to believe that the conduct was unlawful. In actions brought by or in the right of WW Holdings, such indemnification probably would be limited to reasonable expenses (including attorneys' fees) and would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to, the best interests of WW Holdings, except that no indemnification may be made with respect to any matter as to which such person is adjudged liable to WW Holdings, unless, and only to the extent that, the court determines upon application that, in view of all the circumstances of the case, the proposed indemnitee is fairly and reasonably entitled to indemnification for such expenses as the court deems proper. To the extent any director, officer, employee, or agent of WW Holdings has been successful on the merits or otherwise in defense of any action, suit, or proceedings, as discussed herein, whether civil, criminal, administrative, or investigative, such person must be indemnified against reasonable expenses incurred by such person in connection therewith.


    WW Holdings will also be expressly authorized to carry directors' and officers' insurance providing indemnification for its directors, officers and certain employees for some liabilities.

AMENDING THE CERTIFICATE OF INCORPORATION AND BYLAWS


    The Delaware General Corporation Law generally provides that the approval of a corporation's board of directors and the affirmative vote of a majority of
(1) all shares entitled to vote and (2) the shares of any class of stock entitled to vote as a class, is required to amend a corporation's certificate of incorporation, unless the certificate specifies a greater voting requirement. The WW Holdings' certificate of incorporation states that each of the following provisions in the certificate of incorporation may be amended only by a vote of 67% of the outstanding shares:


    - classification and removal of directors;

    - the prohibition on stockholder action by written consent; and

    - the ability to call special meetings of stockholders being vested solely in the board of directors and the president.


    WW Holdings certificate of incorporation also provides that the board of directors has the power to adopt, amend, or repeal the bylaws. Stockholders also have the power to adopt, amend, or repeal bylaws, but only by a vote of 67% of the outstanding shares.


RIGHTS PLAN


    The board of directors has approved implementing a rights plan, although the specific terms of the plan have not been determined. It is likely that, under such plan, WW Holdings stockholders will be issued rights to purchase shares of preferred stock upon the occurrence of certain events, such as the acquisition by a person of 15% of the company's outstanding shares. The purpose of this plan is to ensure that the board is given the opportunity to negotiate with persons contemplating significant transactions with WW Holdings.


U.S. FEDERAL INCOME TAX CONSEQUENCES OF MERGER TRANSACTION TO STOCKHOLDERS


    The following is a discussion of the anticipated significant U.S. federal income tax consequences of the merger that are generally applicable to "U.S. Holders" of Watson Wyatt & Company shares. Statements of law and conclusions of law in this discussion are the opinions of Cadwalader, Wickersham & Taft, counsel to Watson Wyatt, and are covered by a tax opinion.

    For purposes of this discussion, a U.S. Holder means a beneficial owner of Watson Wyatt & Company stock that is, for U.S. federal income tax purposes:

    - an individual who is a citizen or resident of the United States;


    - a corporation, partnership or other business entity created or organized under the laws of the United States or any state or political subdivision thereof, including the District of Columbia;



    - an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or


    - a trust with respect to which a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons have the authority to control all of its substantial decisions.

An individual may, subject to certain exceptions, be deemed to be a resident of the United States by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). A "Non-U.S. Holder" is a beneficial owner of Watson Wyatt & Company shares that is not a U.S. Holder.


    This discussion does not deal with all income tax considerations that might be relevant to particular U.S. Holders of Watson Wyatt & Company stock in light of their particular circumstances, such as stockholders who are dealers in securities, banks, insurance companies or tax-exempt entities, stockholders who hold their shares as part of a hedging, straddle, conversion or other risk reduction transaction or stockholders who acquired their shares in connection with stock option or certain types of stock purchase plans or other compensatory transactions. Further, this discussion does not address the income tax considerations relevant to Non-U.S. Holders. In addition, the following discussion does not address the tax consequences of transactions effectuated prior to or after the merger (whether or not these transactions are in connection with the merger), including transactions in which Watson Wyatt shares were or are acquired or in which Watson Wyatt shares were or are disposed of. Furthermore, no foreign, state or local tax considerations are addressed in this proxy statement/prospectus.



    This summary is based on interpretations of the Internal Revenue Code of 1986, as amended, regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may adversely affect the federal tax consequences described herein. Accordingly, Watson Wyatt & Company stockholders are urged to consult their tax advisers as to the specific tax consequences of the merger, including the applicable federal, state, local and foreign income and estate tax consequences to them of the merger and applicable tax return reporting requirements.


    The following U.S. federal income tax consequences will result from the merger:

    - no gain or loss will be recognized by holders of Watson Wyatt & Company shares solely as a result of their receipt of new Watson Wyatt & Company Holdings class B-1 and class B-2 shares in the merger;


    - the aggregate tax basis of the new Watson Wyatt & Company Holdings class B-1 and B-2 shares received in the merger by a Watson Wyatt stockholder will be the same as the aggregate tax basis of the Watson Wyatt & Company shares surrendered in exchange for such new class B-1 and B-2 shares;


    - for tax purposes, the holding period of the new class B-1 and B-2 shares received in the merger by a Watson Wyatt & Company stockholder will include the period during which the stockholder held the shares surrendered in exchange for such new class B-1 and B-2 shares, so long as the Watson Wyatt & Company shares are held as a capital asset at the time of the merger; and

    - Watson Wyatt & Company, Watson Wyatt & Company Holdings and WW Merger Subsidiary, Inc. will not recognize gain or loss solely as a result of the merger.


    Under the applicable regulations, the aggregate tax basis of the Watson Wyatt shares surrendered by a holder in the merger is allocated among the class B-1 and class B-2 common stock in proportion to the fair market value of the stock in each such class.


    Holders of Watson Wyatt & Company shares who receive cash in lieu of fractional shares of Watson Wyatt & Company Holdings class B-1 and class B-2 shares will be treated as having received such fractional shares under the merger, and then as having exchanged such fractional shares for cash in a redemption by Watson Wyatt & Company Holdings. The amount of such gain or loss will be equal to the difference between the ratable portion of the tax basis of the Watson Wyatt & Company shares exchanged in the merger that is allocated to such fractional shares and cash received in lieu thereof. Any such capital gain or loss will constitute long term capital gain or loss if such Watson Wyatt & Company shares have been held by the holder for more than one year at the time of the consummation of the merger. Generally, capital gain on assets held by individuals for more than 12 months will be subject to tax at a rate not to exceed 20%.


    Underwriting fees attributable to the sale of stock by selling stockholders in the public offering that are reimbursed by Watson Wyatt & Company will be taxable to selling stockholders as ordinary income.


    The opinion of counsel assumes:

    - the accuracy of the statements and facts concerning the merger set forth in the merger agreement and in this proxy statement/prospectus;

    - that the merger is consummated in the manner contemplated by, and in accordance with, the terms of the merger agreement and this proxy statement/prospectus; and

    - the accuracy of representations made by Watson Wyatt & Company and Watson Wyatt & Company Holdings set forth in certificates delivered to counsel.


    The parties are not requesting a ruling from the Internal Revenue Service in connection with the merger. The opinion of counsel referred to above does not bind the IRS or prevent the IRS from adopting a contrary position.



    THE OPINION OF CADWALADER, WICKERSHAM & TAFT DOES NOT ADDRESS ANY STATE, LOCAL, FOREIGN, OR OTHER TAX CONSEQUENCES OF THE MERGER. WATSON WYATT & COMPANY STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO THEM INDIVIDUALLY, INCLUDING TAX CONSEQUENCES UNDER STATE, LOCAL, OR FOREIGN LAW.


VOTE REQUIRED AND RECOMMENDATION


    For the reasons discussed above, our board of directors deems it advisable and in the best interests of Watson Wyatt & Company to approve the proposed merger of WW Merger Subsidiary Inc. with and into Watson Wyatt & Company on the terms set forth in the attached merger agreement.


    The vote required to approve the merger is:

    - a majority of the outstanding shares of our common stock entitled to vote at the special meeting; and

    - 80% of the shares actually voting for or against the proposal, if such amount is higher than a majority of outstanding shares entitled to vote.


    The persons named in the enclosed proxy intend to vote "FOR" approval of the proposed merger unless otherwise directed. If the proposed merger is approved by the stockholders, it will not take effect unless the public offering is to take place.

           PROPOSAL NO. 2--APPROVAL OF 2000 LONG TERM INCENTIVE PLAN


    The Compensation and Stock Committee has adopted, and the board of directors has ratified, the Watson Wyatt & Company Holdings 2000 Long Term Incentive Plan. The proposed incentive plan provides for grants to be made by Watson Wyatt & Company Holdings, the new holding company that will be created by the merger described in this proxy statement/prospectus. The incentive plan authorizes the grant of stock options and stock appreciation rights to eligible employees of Watson Wyatt and its subsidiaries. The board believes the incentive plan will provide it with the required flexibility to design long term incentive award programs which will provide associates with a strong performance incentive and be adaptable to the changing business environment for associate compensation. The plan will become effective at the time it is approved by the stockholders, but it will be implemented only if the proposed merger, contained in Proposal No. 1, and the public offering are completed.



    The following summary describes all material elements of the incentive plan, but is not complete. The summary is qualified in its entirety by reference to the full plan, a copy of which is attached to this proxy statement/prospectus as ANNEX D.



SUMMARY OF PLAN


PURPOSE OF THE PLAN


    The purpose of the incentive plan is to secure for Watson Wyatt and its stockholders the benefits of the additional incentive inherent in the ownership of Watson Wyatt & Company Holdings class A common stock by associates of Watson Wyatt & Company Holdings and its subsidiaries who are important to the success and growth of the business of the company, and to help secure and retain the services of such persons.


EFFECTIVE DATE


    The incentive plan will become effective at the time it is approved by the stockholders, subject to completion of the merger and the public offering.


ADMINISTRATION

    The incentive plan generally will be administered by a committee appointed by the Board. The plan provides that the members of the committee will consist solely of two or more directors who are "outside directors," within the meaning of Section 162(m) of the Internal Revenue Code, and "non-employee directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. The committee will have full and final authority to select the individuals to receive awards and to grant awards and will have a wide degree of flexibility in determining the terms and conditions of awards.

ELIGIBILITY


    All associates and directors of Watson Wyatt & Company Holdings and its subsidiaries are eligible to participate in the incentive plan. We estimate that about 3,600 associates and directors of Watson Wyatt & Company Holdings and its subsidiaries will participate in the plan. Because the plan is a discretionary plan, we currently cannot determine the amount or form of any award that will be allocated to any individual during the term of the plan.


SHARES SUBJECT TO THE PLAN


    The shares that may be issued pursuant to awards granted under the plan will be shares of class A common stock. The maximum number of shares of class A common stock that may be issued pursuant to awards granted under the plan is 4,500,000 shares. The plan also contains customary anti-dilution provisions.


TYPES OF AWARDS

    Awards under the incentive plan may include nonqualified stock options and stock appreciation rights. The exercise price for options granted under the plan will be not less than 100% of the fair market value of a share of class A common stock on the date of grant.


    An award granted under the plan to a participant will generally include a provision that accelerates the exercisability upon the occurrence of specified events, such as the death or disability of the participant while employed by the company or its subsidiaries, the occurrence of a change of control of Watson Wyatt & Company Holdings or a dissolution, liquidation, sale of substantially all of the property and assets of Watson Wyatt or other significant corporate transaction. All options which have not vested will terminate upon termination of employment.


MAXIMUM AWARDS ISSUABLE TO INDIVIDUALS

    In general, the plan administrator may not, within any calendar year, grant options to purchase more than 200,000 shares of class A common stock and/or grant stock appreciation rights covering more than 200,000 shares of class A common stock to a participant.

AMENDMENTS TO AND TERMINATION OF THE PLAN

    Subject to limitations imposed by law and the plan, the board of directors may amend or terminate the plan at any time and in any manner. No amendment or termination may deprive the recipient of an award previously granted under the plan of any rights under the award without his or her consent.

DURATION OF THE PLAN AND OF OPTIONS


    The incentive plan will remain in effect until all shares subject to the plan have been purchased or acquired pursuant to the plan. We may not grant awards under the plan on or after the tenth anniversary of the plan's adoption. We may not grant any option under the plan that is exercisable after the 7(th) anniversary of the date of grant, except that options may be exercised for a period of one year after the death of a participant while employed by Watson Wyatt & Company Holdings or its subsidiary, even if that period extends beyond such 7(th) anniversary.


COMPLIANCE WITH SECTION 16(B)

    Pursuant to Section 16(b) of the Securities Exchange Act, directors, executive officers and 10% stockholders of Watson Wyatt will be generally liable to Watson Wyatt for repayment of any profits realized from any non-exempt purchase and sale of common stock occurring within a six-month period.
Rule 16b-3 provides an exemption from Section 16(b) liability for some transactions by an officer or director made pursuant to approval by the board of directors, a committee composed of outside directors or stockholders. It is intended that all grants made under the plan would meet the requirements of the Rule 16b-3 exemption.

U.S. FEDERAL INCOME TAX CONSEQUENCES

    The following is a brief description of the U.S. federal income tax consequences that will generally apply to awards made under the plan, based on U.S. federal income tax laws in effect on the date of this proxy statement/prospectus. The exact U.S. federal income tax treatment of awards will depend on the specific nature of any award.

    The grant of a "nonqualified stock option" is generally not a taxable event for the optionee. Upon exercise of an option, the optionee will generally recognize ordinary income in an amount equal to the excess of the fair market value of the shares acquired upon exercise, determined as of the date of exercise, over the exercise price of the option, and the participant's employer generally will be entitled to a deduction equal to that amount.


    Special rules will apply in cases where an optionee pays the exercise price or applicable withholding tax obligations under the plan by delivering previously owned shares of class A common stock. This surrender of shares will result in a non-taxable exchange, with a carryover basis, of a number of shares acquired equal to the number of shares delivered. The remainder of the shares acquired are fully taxable to the participant (the full fair market value on the date of exercise is includable in the participant's gross income), and the participant will have a basis in those shares equal to the amount included in income.


    In the case of a stock appreciation right, generally, a participant to whom such a right is granted recognizes no income at the time of grant. Upon exercise of the right and receipt of cash or common stock, the amount received, or the fair market value of the property received, is ordinary income to the participant and is deductible by the company.


    The terms of specific award agreements may provide for accelerated vesting or payment of an award in connection with a change of control of WW Holdings. In that event, and depending upon the individual circumstances of the recipient, some amounts with respect to the award may be "excess parachute payments" under the "golden parachute" provisions of the Internal Revenue Code. Pursuant to these provisions, a recipient will be subject to a 20% excise tax on any "excess parachute payments" and Watson Wyatt will be denied any deduction with respect to such a payment.

    In some circumstances, the company may be denied a deduction for compensation (including compensation attributable to the ordinary income recognized with respect to awards made under the plan) to some officers of Watson Wyatt to the extent that the compensation to that officer exceeds $1,000,000 in a given year. Section 162(m) of the Internal Revenue Code limits an employer's annual deduction for compensation paid to certain executives to $1,000,000, with certain exceptions. One of those exceptions provides that "performance-based compensation" is not subject to the deduction limit. It is our intention that the ordinary income with respect to awards made under this plan will be fully deductible as performance-based compensation.

    Participants should consult their tax advisors with respect to the tax consequences of the long term incentive plan under state, local or foreign tax jurisdictions.

VOTE REQUIRED AND RECOMMENDATION

    The board of directors has directed that the incentive plan be submitted for stockholder approval. The affirmative vote of a majority of the shares represented at the special meeting, in person or by proxy, will be required for approval. In the absence of approval, the plan will be without effect, and no grants or awards will be made under the plan.


    The board of directors recommends that the stockholders vote "FOR" the proposed incentive plan. The persons named in the enclosed proxy intend to vote "FOR" adoption of the plan unless otherwise directed. Even if the incentive plan is approved by the stockholders, it will not take effect unless the merger is also approved and the public offering takes place.

                   PROPOSAL NO. 3--APPROVAL OF AMENDMENTS TO
                     CURRENT WATSON WYATT & COMPANY BYLAWS


    Under Watson Wyatt & Company's current bylaws, Watson Wyatt shares only may be transferred to trusts that meet specific requirements set forth in the bylaws. In most cases, any trust that meets the requirements of the bylaws will not be an effective vehicle for lifetime estate planning. For many associates, their Watson Wyatt shares represent a significant portion of their total assets. The board of directors has determined that it is desirable to amend the bylaws prior to the initial public offering to allow stockholders to accomplish certain estate planning objectives prior to any increase in share price that may result in the initial public offering. The board therefore recommends amending the Watson Wyatt & Company bylaws to allow stockholders to make transfers of the company's common stock, under certain circumstances, including to trusts created for the benefit of the stockholder, his or her spouse or descendants or to custodial accounts for minor dependents to facilitate estate planning and that could result in gift and estate tax savings for the stockholder. Any stockholder desiring to make such transfers should consult with their personal advisor regarding their individual tax and estate planning needs. This proposal is not contingent upon any event or any other proposal.



SUMMARY OF PROPOSED AMENDMENT


    If approved, Sections 9.1, 9.2 and 9.9 of our bylaws will be amended and restated as set forth in APPENDIX E to this proxy statement/prospectus. The statements made in this proxy statement/prospectus with respect to this amendment to the bylaws should be read in conjunction with and are qualified in their entirety by reference to ANNEX E.

VOTE REQUIRED AND RECOMMENDATION

    Under the terms of the current Watson Wyatt & Company certificate of incorporation and bylaws, the affirmative vote of 80% of the votes entitled to be cast is necessary to adopt this proposal.


    The board of directors recommends that the stockholders vote "FOR" the proposed amendment to the bylaws. The persons named in the enclosed proxy intend to vote "FOR" adoption of the amendment unless otherwise directed. The bylaw amendment would take effect immediately upon its approval by the stockholders.


                                    GENERAL

RECORD DATE; VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL


    Our board has fixed the close of business on          , 2000 as the record
date for determining stockholders entitled to receive notice of and to vote at the special meeting. Only stockholders of record as of the close of business on the record date will be entitled to vote at the special meeting.


    We had    shares of common stock outstanding and entitled to vote as of the close of business on the record date. These shares are the only securities that may be voted at the special meeting. Each share is entitled to one vote.

    Holders of a majority of the issued and outstanding shares of our common stock, present in person or by proxy, will constitute a quorum for the transaction of business at the special meeting.

    Votes Required:

    - A majority of all shares entitled to vote is required to approve the merger at the special meeting. In addition, we are requiring that the merger also be approved by 80% of shares actually voting for or against the proposal, if higher.

    - A majority of the shares present at the meeting, in person or by proxy, is required to approve the 2000 long term incentive plan.


    - A vote of 80% of shares entitled to vote is required to amend the bylaws to permit certain stock transfers to facilitate estate planning.

    Abstentions with regard to all matters are counted as shares present for purposes of determining whether a quorum exists. With one exception as described in the following sentence, abstentions will have the effect of a negative vote. With regard to the merger proposal, an abstention will have the effect of a negative vote insofar as approval of the merger requires the vote of a majority of the outstanding shares entitled to vote, but will not have any effect with respect to the requirement that the merger be approved by at least 80% of the shares actually voting for or against the proposal.

COSTS OF SOLICITATION


    We will pay the expenses of printing, assembling and mailing this proxy statement/prospectus. In addition to the initial distribution of the proxies, associates may assist with the solicitation of proxies personally, by telephone, electronically or by facsimile.


VOTING AND REVOCATION OF PROXIES

    All shares represented by valid proxies we receive before the special meeting will be voted by the board-appointed proxies at the special meeting as specified in the proxy, unless the proxy has been previously revoked. If no specification is made on a proxy with respect to a proposal, the board-appointed proxies will vote the related shares FOR that proposal.

    Management knows of no other matter which may come up for action at the meeting. Unless you indicate otherwise, your proxy card also will confer discretionary authority on the board-appointed proxies to vote the shares represented by the proxy on any matter that is properly presented for action at the special meeting.


    Whether or not you expect to be present at the meeting, you are urged to register your vote on Insite or sign, date and PROMPTLY return the attached
proxy in a sealed envelope to your office administrator by             , 2000
for forwarding to the corporate offices of Watson Wyatt. PLEASE RETURN YOUR PROXY IN ACCORDANCE WITH THE DIRECTION ON THE BOTTOM OF THE PROXY FORM.


    You have the right to revoke your proxy at any time before it is voted by giving written notice of revocation to our secretary, by submitting a subsequent later-dated proxy or by voting in person at the special meeting.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following selected consolidated financial data should be read in conjunction with the consolidated financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this proxy statement/prospectus. The balance sheet data as of June 30, 1998 and 1999 and the statement of operations data for the years ended June 30, 1997, 1998 and 1999 have been derived from the consolidated financial statements for such years, which have been audited by PricewaterhouseCoopers LLP, independent accountants. The balance sheet data as of June 30, 1995, 1996 and 1997 and the statement of operations data for the years ended June 30, 1995 and 1996 are derived from the audited consolidated financial statements for such years that have been restated to reflect our discontinued operations.


    The consolidated financial data as of and for the six months ended
December 31, 1998 and 1999 have been derived from our unaudited consolidated financial statements, which management believes include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation. Results for the six months ended December 31, 1999 are not necessarily indicative of results that may be achieved for the full year.



                                                                                                                 SIX MONTHS
                                                                      YEAR ENDED JUNE 30,                      ENDED DEC. 31,
                                                     -----------------------------------------------------   -------------------
                                                       1995       1996       1997       1998        1999       1998       1999
STATEMENTS OF OPERATIONS DATA (A):
Continuing operations:
Fees...............................................  $465,788   $475,298   $486,502   $ 512,660   $556,860   $274,343   $298,734
Operating expenses:
  Salaries and benefits............................   250,507    250,103    252,302     268,611    298,925    148,868    160,753
  SIBP (b).........................................                                                 22,600      7,600     15,000
  Non-recurring compensation charge related to
    formula book value change (c)..................        --         --         --      69,906         --         --         --
  Occupancy & communications.......................    71,173     60,566     72,155(d)    62,061    62,915     29,945     30,423
  Professional and subcontracted services..........    43,613     42,450     48,827      49,907     47,863     22,052     24,927
  Other............................................    25,135     23,637     23,871      26,779     29,753     11,586     16,300
                                                     --------   --------   --------   ---------   --------   --------   --------
                                                      390,428    376,756    397,155     477,264    462,056    220,060    247,403
General & administrative expenses..................    41,313     38,656     45,696      51,759     56,578     27,852     27,902
Depreciation & amortization........................    21,103     25,541     22,094      24,994     15,248      7,824      9,517
                                                     --------   --------   --------   ---------   --------   --------   --------
                                                      452,844    440,953    464,945     554,017    533,882    255,736    284,822
                                                     --------   --------   --------   ---------   --------   --------   --------
Income (loss) from operations......................    12,944     34,345     21,557     (41,357)    22,978     18,607     13,912
Other:
  Net interest income..............................     1,343      1,441      1,462         901        944        528      1,252
  Net interest (expense)...........................    (1,507)      (930)    (1,506)     (2,768)    (2,646)    (1,721)    (1,088)
  Income (loss) from affiliates....................      (576)      (820)       105         258      2,524      1,025      2,143
                                                     --------   --------   --------   ---------   --------   --------   --------
Income (loss) before income taxes and minority
  interest.........................................    12,204     34,036     21,618     (42,966)    23,800     18,439     16,219
Income taxes.......................................     6,369     14,071      9,070      13,134     11,448      8,917      7,835
Minority interest..................................      (127)      (130)      (167)       (112)      (217)       (85)       176
Cumulative effect of change in accounting for
  postemployment benefits, net of tax benefit of
  $1,000...........................................      (800)        --         --          --         --         --         --
                                                     --------   --------   --------   ---------   --------   --------   --------
Income (loss) from continuing operations...........     4,908     19,835     12,381     (56,212)    12,135      9,437      8,560
Discontinued operations (e)........................    (4,059)   (10,480)   (11,483)    (69,906)     8,678      8,678         --
                                                     --------   --------   --------   ---------   --------   --------   --------
Net income (loss)..................................  $    849   $  9,355   $    898   $(126,118)  $ 20,813   $ 18,115   $  8,560
                                                     ========   ========   ========   =========   ========   ========   ========
Earnings (loss) per share, continuing operations,
  basic and fully diluted..........................  $   0.25   $   1.07   $   0.71   $   (3.27)  $   0.80   $   0.63   $   0.57
Earnings (loss) per share, basic and fully
  diluted..........................................  $   0.05   $   0.51   $   0.05   $   (7.34)  $   1.37   $   1.21   $   0.57
Weighted average shares outstanding................    19,248     18,516     17,438      17,170     15,215     14,977     15,740

                                                               AS OF JUNE 30,                            AS OF
                                            ----------------------------------------------------      DECEMBER 31,
                                              1995       1996       1997       1998       1999            1999
BALANCE SHEET DATA:
Cash and cash equivalents.................  $ 11,860   $ 21,694   $ 26,257   $ 13,405   $ 35,985        $ 13,688
Net working capital.......................    49,826     18,788     21,307     23,748     11,692           8,882
Total assets..............................   286,622    320,819    331,778    268,310    313,960         301,024
Notes payable and book overdrafts.........        --         --        408     11,666        248           8,401
Redeemable common stock...................    86,275     90,214     96,091     96,296    107,631          99,398
Total stockholders' (deficit) (f).........    (6,562)    (5,832)   (12,205)   (84,510)   (74,351)        (65,119)
Shares outstanding........................    19,130     18,262     18,130     15,917     16,112          14,880


------------------------------

(a) We believe that our income as an employee-owned company is not indicative of the operating performance we will report as a publicly traded company due to the significant impact of the following two non-recurring compensation related expenses: (1) supplemental discretionary bonuses accrued under the Stock Incentive Bonus Plan ("SIBP"), described in more detail in footnote
    (b) below and (2) a one-time charge in fiscal year 1998 related to a change in the way we calculated our formula book value, the price at which we sold and repurchased our restricted common stock in transactions with our employees prior to the public offering, described in more detail in footnote
    (c) below.


    We believe that our results of operations in fiscal years 1998 and 1999 and the six month periods ended December 31, 1998 and 1999 are more comparable to, and a better indication of, our performance as a publicly traded company if they are analyzed excluding the SIBP and the non-recurring compensation charge described above. The continuing operations loss before taxes and minority interest of $43.0 million for fiscal year 1998 would have improved by $69.9 million, and the continuing operations income before taxes and minority interest of $23.8 million for fiscal year 1999 would have improved by $22.6 million without these items. Income before taxes and minority interest from continuing operations for the three years ended June 30, 1997, 1998 and 1999 would have been $21.6 million, $26.9 million and $46.4 million, respectively. Income before taxes and minority interest from continuing operations for the six month periods ended December 31, 1998 and 1999 would have been $26.0 million and $31.2 million, respectively, if bonuses were accrued under the compensation structure management will adopt as a publicly traded company.



(b) Historically, we have paid incentive bonuses to associates under a fiscal year-end bonus program. Beginning in fiscal year 1999, in addition to annual fiscal year-end bonuses, we provided supplemental bonus compensation to our employee shareholders pursuant to the SIBP in an amount representing all income in excess of a targeted amount. Following the public offering, we will terminate the SIBP and replace it with equity based incentives more customary to publicly traded companies.


(c) As an employee-owned company without a public trading market, we sold and repurchased shares of common stock in transactions with our employee shareholders at a formula book value calculated in accordance with our bylaws. In fiscal year 1998, we recorded a one-time non-cash compensation charge against continuing operations of $69.9 million to reflect a change in the method of calculating the formula book value. This change eliminated from the calculation of formula book value the $69.9 million charge taken for discontinued operations in fiscal year 1998 to reflect the discontinuation of our Benefits Administration Outsourcing Business. The discontinuation is more fully described under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(d) Results of operations for fiscal year 1997 were reduced by a $12.1 million sublease loss due to the relocation of the corporate and certain operating offices.

(e) As discussed in footnotes (a) and (c) above, in fiscal year 1998 we discontinued our Benefits Administration Outsourcing Business and recorded a $69.9 million charge to earnings in the discontinued operations line. The discontinuation is more fully described under "Management's Discussion and Analysis of Financial Condition and Results of Operations." Fiscal years 1995 through 1998 also include the operating losses of the Benefits Administration Outsourcing Business prior to its discontinuation in 1998, which are reflected in the discontinued operations line. In fiscal year 1999, the discontinued operations credit reflects the reduction of the expected loss on disposal of the Benefits Administration Outsourcing Business.

(f) The increase in deficit from June 30, 1997 to June 30, 1998 includes the discontinued operations charge of $69.9 million mentioned in note (e) above.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


OVERVIEW


    Watson Wyatt & Company Holdings, including its subsidiaries, is a global provider of human capital consulting services. We operate on a geographic basis from 60 offices in 18 countries throughout North America, Asia-Pacific and Latin America. We provide services in three principal practice areas: employee benefits, human resources technologies and human capital consulting.



    Although we operate globally as an alliance with our affiliates, our revenues and operating expenses reflect solely the results of operations of Watson Wyatt & Company Holdings. Our share of the results of our affiliates, recorded using the equity method of accounting, is reflected in the "Income/loss from affiliates" line. Our principal affiliates are Watson Wyatt Partners, in which we hold a 10% interest in a defined distribution pool, and Watson Wyatt Holdings (Europe) Limited, a holding company through which we conduct continental European operations. We own 25% of Watson Wyatt Holdings (Europe) Limited and Watson Wyatt Partners owns the remaining 75%.



    We derive substantially all of our revenue from fees for consulting services, which generally are billed at standard hourly rates or on a fixed-fee basis; management believes the approximate percentages are 60% and 40%, respectively. Clients are typically invoiced on a monthly basis with revenue recognized as services are provided. For the most recent three fiscal years, fees from U.S. consulting operations have comprised approximately 80% of consolidated revenues. No single client accounted for more than 3% of our consolidated revenues for any of the most recent three fiscal years.



    Our most significant expenses are salaries and benefits costs, including incentive bonuses, which typically comprise over 60% of total costs of providing services. In addition to payroll and related benefits and taxes, salaries and benefits also include incentive bonus expense, which is linked to our operating performance. Other significant costs of providing services include office rent and related costs, communications and professional and subcontracted services.



    Historically, we have paid incentive bonuses to associates under a fiscal year-end bonus program. Beginning in fiscal year 1999, in addition to annual fiscal year-end bonuses, we provided supplemental bonus compensation to our employee shareholders pursuant to the Stock Incentive Bonus Plan ("SIBP") in an amount representing all income in excess of a targeted amount. Following this offering, we will terminate the SIBP and replace it with equity-based incentives more customary to publicly traded companies. Our results of operations for fiscal year 1999 and the six month period ended December 31, 1999 include expenses for supplemental bonuses accrued under the SIBP of $22.6 million and $15.0 million, respectively.


    In addition, as an employee-owned company without a public trading market, we sold and repurchased shares of common stock in transactions with our employee shareholders at a formula book value calculated in accordance with our bylaws. In fiscal year 1998, we recorded a one-time non-cash compensation charge against continuing operations of $69.9 million to reflect a change in the method of calculating the formula book value. This change eliminated from the calculation of formula book value the $69.9 million charge taken for discontinued operations in fiscal year 1998 to reflect the discontinuation of our Benefits Administration Outsourcing Business. The discontinuation is more fully described under the section "Fiscal Year Ended June 30, 1998 Compared to Fiscal Year ended June 30, 1997--Discontinued Operations."


    Due to the SIBP and non-cash compensation charge related to the change in formula book value described above, we believe that our income as an employee-owned company is not indicative of the operating performance we will report as a publicly traded company. We believe that our results of operations in fiscal years 1998 and 1999 and the six month periods ended December 31, 1998 and 1999 are more comparable to, and a better indication of, our performance as a publicly traded company if they are analyzed excluding the SIBP and the non-recurring compensation charge described above, since the events giving rise to these charges are eliminated by the change in corporate structure and management's intent following this offering. The continuing operations loss before taxes and minority interest of $43.0 million for fiscal year 1998 would have improved by $69.9 million, and the continuing operations income before taxes and minority interest of $23.8 million for fiscal year 1999 would have improved by $22.6 million without these items. Income before taxes and minority interest from continuing operations for the three years ended June 30, 1997, 1998 and 1999 would have been $21.6 million, $26.9 million and $46.4 million, respectively. Income before taxes and minority interest from continuing operations for the six month periods ended December 31, 1998 and 1999 would have been $26.0 million and $31.2 million, respectively, if bonuses were accrued under the compensation structure management will adopt as a publicly traded enterprise.



    In connection with this offering, we have decided to reimburse the selling stockholders for the underwriting commission on the shares sold by them in this offering. In the fiscal quarter in which the offering is completed, our operating results will be negatively affected by the resulting compensation charge. We estimate that the reduction in income from operations will be approximately $2.5 million and the reduction in net income would be approximately $1.7 million due to this non-recurring compensation charge.



    RESULTS OF OPERATIONS--SIX MONTHS ENDED DECEMBER 31, 1999 COMPARED TO SIX MONTHS ENDED DECEMBER 31, 1998.



    REVENUES. Fees for the six months ended December 31, 1999 were $298.7 million, compared to $274.3 million for the six months ended
December 31, 1998, an increase of $24.4 million, or 9%. The revenue growth is due to an $11.2 million, or 11%, rise in fees generated by our U.S. East region, a $9.0 million, or 12%, rise in fees generated by our U.S. Central region and a $3.8 million, or 16%, rise in fees in our Asia-Pacific region. The fee increase can generally be attributed to the realization of billing rate increases and increased chargeable hours.



    SALARIES AND EMPLOYEE BENEFITS. Salaries and employee benefit expenses for the six months ended December 31, 1999 were $160.8 million, compared to $148.9 million for the six months ended December 31, 1998, an increase of $11.9 million, or 8%. The increase is due to an increase in compensation to associates, partly the result of annual salary increases and a 3% increase in headcount.



    STOCK INCENTIVE BONUS PLAN. The accrued bonus under the Stock Incentive Bonus Plan ("SIBP") for the six months ended December 31, 1999 was $15.0 million, compared to $7.6 million for the six months ended December 31, 1998, an increase of $7.4 million, or 97%. Under the equity based compensation structure we plan to implement as a publicly traded enterprise, the results of operations for the six-month periods ended December 31, 1999 and 1998 would not have included the accrual for bonuses under the SIBP.



    OCCUPANCY AND COMMUNICATIONS. Occupancy and communication expenses for the six months ended December 31, 1999 were $30.4 million, compared to $30.0 million for the six months ended December 31, 1998, an increase of $0.4 million, or 1%. The increase can be attributed to higher telephone expenses and office supplies.



    PROFESSIONAL AND SUBCONTRACTED SERVICES. Professional and subcontracted services for the six months ended December 31, 1999 were $24.9 million, compared to $22.0 million for the six months ended December 31, 1998, an increase of $2.9 million, or 13%. The increase is due to a $1.2 million actuarial and strategic consulting expense from a sub-contractor and $0.9 million in non-compete payments. The remaining $0.8 million increase is due to an increase in recruiting fees and other outside services.



    OTHER. Other costs of providing services for the six months ended December 31, 1999 were $16.3 million, compared to $11.6 million for the six months ended December 31, 1998, an increase of $4.7 million, or 41%. The difference is attributable to a $3.7 million gain from the sale of our defined contribution daily record-keeping software included in the six months ended December 31, 1998. The remainder of the difference can be attributed to a $0.5 million increase in travel expenses and a $0.3 million increase in expenditures for the professional development for U.S. and international consultants.



    GENERAL AND ADMINISTRATIVE. General and administrative ("G&A") expenses for the six months ended December 31, 1999 were $27.9 million, unchanged from the six months ended December 31, 1998.



    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense for the six months ended December 31, 1999 was $9.5 million, compared to $7.8 million for the six months ended December 31, 1998, an increase of $1.7 million, or 22%. This increase is due to a higher depreciable capital base and higher intangibles related to the acquisition of selected units of KPMG's consulting business late in the first fiscal quarter of fiscal year 1999.



    INTEREST INCOME. Interest income for the six months ended December 31, 1999 was $1.3 million, compared to $0.5 million for first six months ended
December 31, 1998, an increase of $0.8 million, or 160%. This increase can be attributed to the receipt of interest of $0.5 million related to a federal tax refund and to additional interest income of $0.3 million earned during the year on a higher average investment balance.



    INTEREST EXPENSE. Interest expense for the six months ended December 31, 1999 was $1.1 million, compared to $1.7 million for the six months ended December 31, 1998, a decrease of $0.6 million, or 37%. The decrease can be contributed to our borrowing less money against our revolving line of credit in the first six months of fiscal year 2000 than in the first six months of fiscal year 1999.



    INCOME FROM AFFILIATES. Income from affiliates for the six months ended December 31, 1999 was $2.1 million, compared to $1.0 million for the six months ended December 31, 1998, an increase of $1.1 million, or 109%. The increase reflects improvement in business operations by our affiliates in both Continental Europe and the United Kingdom.



    PROVISION FOR INCOME TAXES.  Income taxes for the six months ended
December 31, 1999 were $7.8 million, compared to $8.9 million for the six months ended December 31, 1998 due to lower income before income taxes and minority interest. The effective tax rate of 48% for the six months ended December 31, 1999 remained unchanged from the comparable prior year period. Our tax rate is affected by differing foreign tax rates in various jurisdictions. We do not record a tax benefit on certain foreign net operating loss carryovers and foreign deferred expenses unless it is more likely than not that a benefit will be realized.



    DISCONTINUED OPERATIONS. During the six months ended December 31, 1998, we further resolved our future obligations related to the discontinuation of our Benefits Administration Outsourcing Business and reduced the expected loss on disposal by $8.7 million, net of taxes. Management believes we have adequate provision for any remaining costs related to the discontinuation.



    NET INCOME. Net income for the six months ended December 31, 1999 was $8.6 million, compared to $18.1 million for the six months ended December 31, 1998, a decrease of $9.5 million, or 53%. The decrease is principally due to the $8.7 million after-tax adjustment to reduce the loss on disposal of the discontinued Benefits Administration Outsourcing Business recorded in fiscal year 1999. Income from continuing operations for the six months ended
December 31, 1999 and 1998 also reflect the SIBP accruals discussed above.


    FISCAL YEAR ENDED JUNE 30, 1999 COMPARED TO FISCAL YEAR ENDED JUNE 30, 1998


    REVENUES. Fee revenue from continuing operations reached $556.9 million in fiscal year 1999, an increase of $44.2 million from $512.7 million in fiscal year 1998. This represents a 9% growth in revenue. This increase is attributable to a $34.6 million, or 21%, rise in fees generated by our U.S. East consulting region, a $15.0 million, or 10%, increase in our U.S. Central region, and a $5.9 million, or 13%, rise in our Asia-Pacific region, partially offset by a $9.7 million, or 11%, decline in our U.S. West region. In North America, our Benefits Group and HR Technologies Group experienced strong revenue growth of $42.4 million and $18.9 million, respectively, and our Human Capital Group revenues declined $25.3 million amid a reorganization of the practice. Revenues for fiscal year 1999 reflect the sale late in fiscal year 1998 of our North American risk and insurance consulting practice, and our exit from the defined contribution record-keeping business in early fiscal year 1999, which generated revenues in fiscal year 1998 of $9.2 million and $6.0 million, respectively. Fiscal year 1999 revenues also reflect $11.5 million in added revenues from the first fiscal quarter acquisition of selected units of KPMG's benefits consulting business.


    COMPENSATION AND BENEFITS. For fiscal year 1999, salaries and employee benefits expenses were $298.9 million, an increase of $30.3 million, or 11%, from fiscal year 1998. This increase is due primarily to a 6% increase in headcount, and annual increases in compensation and benefits. In fiscal year 1999, we accrued, for the first time, a supplemental bonus under our SIBP of $22.6 million, which amounts were paid in January 2000.

    OCCUPANCY AND COMMUNICATIONS. Occupancy and communications expense increased $0.9 million or 1% in fiscal year 1999. This low percentage increase reflects our adoption of an office space standard as well as our success in negotiating advantageous leases of office space.

    PROFESSIONAL AND SUBCONTRACTED SERVICES. Professional and subcontracted services were $47.9 million for fiscal year 1999, a decrease of $2.0 million, or 4%, from fiscal year 1998 due to reduced corporate expenses.

    OTHER. Other costs of providing services increased $3.0 million in fiscal year 1999, which is mainly attributable to increased travel.


    GENERAL AND ADMINISTRATIVE. General and administrative expenses for fiscal year 1999 were $56.6 million, an increase of $4.8 million, or 9%, from fiscal year 1998. The increase was attributable to $4.8 million for providing technology support to core consulting areas and $1.6 million for Year 2000 readiness. These increases were offset by a $1.6 million decrease in marketing expenses for business strategy initiatives from fiscal year 1998.


    DEPRECIATION AND AMORTIZATION.  Depreciation and amortization decreased
$9.7 million in fiscal year 1999 to $15.2 million. This decrease is due to higher amortization of internally developed software in fiscal year 1998 of $11.6 million, primarily due to a reevaluation and subsequent reduction of the useful lives of the related products. Without this item in fiscal year 1998, depreciation and amortization expense increased $1.9 million in fiscal year 1999 related to purchases of capital assets.

    INCOME FROM AFFILIATES. Income from affiliates was $2.5 million in fiscal year 1999 compared to $0.3 million in fiscal year 1998. The increase reflects heightened synergies and focus within our affiliated European operations as well as improved business operations in the United Kingdom.


    PROVISION (BENEFIT) FOR INCOME TAXES. Income before income taxes, minority interest and discontinued operations was $23.8 million in fiscal year 1999, which, considering taxes of $11.4 million, reflects an effective tax rate of 48%. Income tax expense of $13.1 million in fiscal year 1998 relates to a loss before taxes, minority interest and discontinued operations of $43.0 million, for an effective tax rate of (30.6%). The reason for reporting a tax expense when we had a pretax loss and the disparity in effective tax rates is the non-recurring compensation charge of $69.9 million in fiscal year 1998, included in the loss before taxes of $43.0 million, which is permanently non-deductible for tax purposes.


    DISCONTINUED OPERATIONS. In fiscal year 1999, we further resolved our future obligations related to the discontinuation of our Benefits Administration Outsourcing Business and reduced the expected loss on disposal by $8.7 million, net of taxes. We believe we have adequate provisions for any remaining costs related to the discontinuation.


    NET INCOME (LOSS). We generated net income in fiscal year 1999 of $20.8 million compared to a net loss in fiscal year 1998 of $126.1 million. Continuing operations income before income taxes and minority interest in fiscal year 1999 of $23.8 million compares to the loss of $43.0 million in fiscal year 1998, which includes the $69.9 million non-recurring compensation charge related to the change in formula book value for stock repurchases. The fiscal year 1999 results reflect significantly improved operating performance and the accrual of bonuses under the SIBP, at the discretion of our board of directors.


    FISCAL YEAR ENDED JUNE 30, 1998 COMPARED TO FISCAL YEAR ENDED JUNE 30, 1997


    REVENUES. Fee revenue from continuing operations reached $512.7 million in fiscal year 1998, an increase of $26.2 million, or 5%, from $486.5 million in fiscal year 1997. This increase is attributable to a $12.0 million, or 15%, rise in fees generated by our U.S. West consulting region, a $12.0 million, or 8%, increase in our U.S. East region, and a $5.9 million, or 4%, rise in fees in our U.S. Central region, and is due to the realization of billing rate increases. In North America, the Benefits Group, Human Capital Group and HR Technologies Group experienced strong revenue growth of $11.2 million, $12.0 million and $8.5 million, respectively. These increases were partially offset by a decline of $5.4 million, or 11%, in our Asia-Pacific region, largely reflecting regional economic issues.



    COMPENSATION AND BENEFITS. For fiscal year 1998, salaries and employee benefits expenses were $268.6 million, an increase of $16.3 million, or 6%, from fiscal year 1997. This is due primarily to a 2% increase in headcount and annual salary increases.



    Also, in fiscal year 1998, we recorded a non-cash, non-recurring compensation charge of $69.9 million because we changed the method of calculating the Formula Book Value of our common stock to exclude the effect of the discontinuance of our Benefits Administration Outsourcing Business. There was no such charge in fiscal year 1997.


    OCCUPANCY AND COMMUNICATIONS. Occupancy and communications expenses decreased $10.1 million in fiscal year 1998. We relocated our corporate office to a lower-cost suburban location in 1997, recognizing sublease losses of $12.1 million. Excluding these lease losses, occupancy and communications increased $2.0 million or 3%, with the largest growth occurring in telecommunications expenses.

    PROFESSIONAL AND SUBCONTRACTED SERVICES. Professional and subcontracted services were $49.9 million for fiscal year 1998, an increase of $1.1 million, or 2%, from fiscal year 1997.

    OTHER. Other costs of providing services increased $2.9 million in fiscal year 1998 due to increased travel and local office promotion expenses.


    GENERAL AND ADMINISTRATIVE. General and administrative expenses for fiscal year 1998 were $51.8 million, an increase of $6.1 million, or 13%, from fiscal year 1997. The increase is due to increased spending on corporate advertising and promotional expenses of $4.0 million and business strategy initiatives of $2.0 million.



    DEPRECIATION AND AMORTIZATION.  Depreciation and amortization increased
$2.9 million in fiscal year 1998 to $25.0 million. This increase is primarily due to our decision to accelerate the amortization of internally developed software in fiscal year 1998 by $6.8 million based upon a reevaluation and subsequent reduction of the useful lives of the related products. Without this acceleration, depreciation and amortization expense declined 18% due to a decrease in the base of capital assets of $16.4 million in fiscal year 1998 from fiscal year 1997.

    PROVISION (BENEFIT) FOR INCOME TAXES. Loss before income taxes, minority interest and discontinued operations was $43.0 million in fiscal year 1998; the provision for taxes was $13.1 million. The resulting effective tax rate of (30.6%) compares with an effective tax rate of 42% for fiscal year 1997. The major reason for the difference in effective tax rates is the fiscal year 1998 non-recurring compensation charge of $69.9 million included in the loss before taxes of $43.0 million, which is permanently non-deductible for tax purposes. Further, the effective tax rate increased in fiscal year 1998 by seven percentage points due to changes in various tax jurisdictions with differing rates, particularly foreign jurisdictions, and lower tax credits.


    DISCONTINUED OPERATIONS. In the early 1990's we entered the employee benefits administration outsourcing business and we took on certain long-term contracts in this area. In 1996, recognizing the significant capital requirements needed for expansion in this area, we formed a joint venture ("Wellspring") with State Street Bank and Trust Company. In 1996 and 1997, Wellspring continued to require significant cash outlays and suffered development and implementation delays. The combination of Wellspring's financial performance, which failed to meet our expectations, as well as a strategy evaluation that concluded that benefits administration outsourcing did not leverage our consulting strengths, led the board of directors to approve a plan of discontinuation of the Benefits Administration Outsourcing Business in fiscal year 1998, the financial effect of which is further described below.

    NET INCOME (LOSS). Although we incurred a net loss in fiscal year 1998 of $126.1 million compared to net income in fiscal year 1997 of $0.9 million, these results include aggregate charges totaling $139.8 million on an after-tax basis for the special compensation charge and the discontinued operations charge. Fiscal year 1997 results include $11.5 million in after-tax charges for the results of operations of the Benefits Administration Outsourcing Business, prior to its discontinuation in fiscal year 1998.

    The charges totaling $139.8 million in fiscal year 1998 were both associated with our discontinued operations in fiscal year 1998. The discontinuation of our Benefits Administration Outsourcing Business resulted in a $69.9 million loss net of taxes due to the withdrawal from this line of business and is reported as a discontinued operation. Included in this amount is the $6.8 million loss from operations prior to discontinuance and $63.1 million for the loss upon exit. The loss upon exit includes the write-off of our investment in Wellspring Resources, net capitalized software development costs for the Retained Clients (as defined in Note 16 of Notes to the Consolidated Financial Statements) and a provision for the completion of any obligations to clients, vendors or our former joint venture partner.

    In connection with the discontinuation, we changed our bylaws to modify the formula book value repurchase price of our stock to exclude the effect of the discontinued operations from the formula book value calculation. The applicable accounting rules required us to take a $69.9 million non-cash, non-recurring compensation charge for this. This charge was reported as a special compensation expense as a component of continuing operations. The charge was measured by the difference between what the formula book value per share was at June 30, 1998 and what it would have been at that date without the modification. The non-cash charge had no effect on our liquidity or capital resources but significantly reduced our income from continuing operations.

LIQUIDITY AND CAPITAL RESOURCES.


    Cash and cash equivalents at December 31, 1999 totaled $13.7 million, compared to $36.0 million at June 30, 1999 and $13.4 million at June 30, 1998. The decrease in cash from June 30, 1999 to December 31, 1999 is mainly attributable to the timing of the payment of corporate taxes in the amount of $17.4 million and the purchases of $3.6 million in capital assets during the first six months of fiscal year 2000. The increase in cash from June 30, 1998 to June 30, 1999 was the result of our stock sale during fiscal year 1999 (we held no such sale in fiscal year 1998) and from reduced operating and close down costs associated with the discontinuation of the Benefits Administration Outsourcing

Business. We had $3.0 million in borrowings outstanding under our line of credit as of December 31, 1999 compared to $0 at June 30, 1999 and $9.0 million at June 30, 1998.



    CASH USED FOR / PROVIDED BY OPERATING ACTIVITIES. Cash used for operating activities for the six months ended December 31, 1999 was $16.7 million, compared to $6.0 million for the six months ended December 31, 1998. The increase in cash outflows is due to the timing of corporate tax payments and accounts payable, and benefits payments to retirees in fiscal year 2000, net of a lower increase in receivables and lower outflows in connection with the discontinued Benefits Administration Outsourcing Business. Further, the allowance for doubtful accounts increased $2.7 million from June 30, 1999 to December 31, 1999. This increase is typical of our historical patterns, where the receivables and allowance are substantially reduced at year end from an increased emphasis on collections. Both the receivable balances and the related allowance increase in the first six months of the following year. The number of months of accounts receivable outstanding was 1.7 at both December 31, 1999 and December 31, 1998.


    Net cash provided by operating activities was $54.5 million for fiscal year 1999, an increase of $33.3 million over cash provided in fiscal year 1998. The increase was due primarily to the $43.2 million increase in accounts payable and accrued liabilities from fiscal year 1999 operating expenses that will be paid in fiscal year 2000. This increase was augmented by the $13.0 million decrease in the cash needed in the closedown of discontinued operations. The increase in receivables from clients of $14.4 million decreased cash that would have been provided by operations. The deferred income tax asset increased $7.3 million in fiscal year 1999 in conjunction with the increase in accounts payable and accrued liabilities, compared with a $2.0 million increase in fiscal year 1998.


    CASH USED IN INVESTING ACTIVITIES. Cash used in investing activities for the six months ended December 31, 1999 was $5.8 million, compared to $10.2 million for the six months ended December 31, 1998. The decrease in cash usage was due to lower contingency payments associated with 1999 acquisitions and lower current year purchases of fixed assets, partially offset by lower distributions from affiliates. For fiscal year 1999, uses of cash for investing activities decreased $8.7 million from fiscal year 1998, principally due to reduced cash needs of the discontinued operations.



    CASH FROM FINANCING ACTIVITIES. Cash flows used by financing activities were $0.5 million for the six months ended December 31, 1999, compared to cash provided by financing activities of $14.3 million for the six months ended December 31, 1998. We borrowed less money against our revolving line of credit in the first six months of fiscal year 2000 than in the first six months of fiscal year 1999, and repurchased less Redeemable Common Stock. For full fiscal year 1999, we paid down our outstanding debt and net stock activity had virtually no impact on cash used by financing activities in fiscal year 1999.



    We have a $120.0 million senior secured revolving credit facility that matures on June 30, 2003. Of the $95.0 million of the credit line that is allocated for operating needs, $89.8 million was available as of December 31, 1999, compared to $92.8 million on June 30, 1999. Further, we had borrowings outstanding of $3.0 million as of December 31, 1999. The remaining $2.2 million is unavailable as a result of support required for letters of credit issued under the credit line.



    We rely primarily on funds from operations and short-term borrowings for liquidity. We believe that we have access to ample financial resources to finance anticipated growth, meet commitments to affiliates, as well as support ongoing operations. Anticipated commitments of funds are estimated at $23.3 million for the remainder of fiscal year 2000, mainly for computer hardware purchases and for office relocations and renovations. We expect operating cash flows to provide for these cash needs. In future fiscal years, we would expect that our capital needs would be similar in nature to what we have incurred in the past. Capital expenditures will be required in conjunction with office lease renewals and relocations required to support our growth strategy. Additionally, our consultants will need to have access to hardware and software that will support servicing our client base. In a rapidly changing technological environment, we anticipate we will need to make investments in our knowledge sharing and financial systems infrastructure. We would expect cash from operations in conjunction with the anticipated net proceeds from this offering and our existing credit facility to adequately provide for these cash needs.



    Our foreign operations do not materially impact liquidity or capital resources. At June 30, 1999, $14.4 million of the total cash balance of $36.0 million was held outside of North America, which we have the ability to readily access, if necessary. There are no significant repatriation restrictions other than local or U.S. taxes associated with repatriation. The foreign operations in total are substantially self-sufficient for their working capital needs.



MARKET RISK



    We are exposed to market risks in the ordinary course of business. These risks include interest rate risk and foreign currency exchange risk. We have examined our exposure to these risks and concluded that none of our exposures in these areas are material to fair values, cash flows or earnings.



    Our indebtness under our credit facility creates interest rate risk. Due to the short-term nature of the borrowings under the credit facility, we do not need to enter into interest rate swap agreements for purposes of managing our borrowing costs.



    Due to the nature of our foreign operations--billing and collecting for services within each country in the country's local currency, we historically have had moderate foreign currency transaction risk. We have not implemented a formal hedging policy or program. Any foreign currency risk would be primarily associated with our investments in our non-U.S. subsidiaries. This risk is mitigated by our historical business practice of leaving the investments in place rather than repatriating them.

QUARTERLY RESULTS OF OPERATIONS

    The following table sets forth unaudited quarterly financial data for the periods indicated. We obtained this information from unaudited quarterly consolidated financial statements which, in our opinion, include all adjustments (consisting of normal recurring adjustments) necessary to present fairly the financial results for the periods. Results of operations for any previous quarters do not necessarily indicate results that may be achieved in any future period.

                                                   QUARTERS ENDED
                          -----------------------------------------------------------------
                          SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                            1997        1997       1998       1998       1998        1998
                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
Fees....................  $125,553    $127,717   $124,558   $134,832   $133,985    $140,358
Cost of providing
  services:
  Salaries and
    benefits............    64,207      65,460     70,293     68,651     76,398      72,470
  SIBP..................        --          --         --         --      2,100       5,500
  Non-recurring
    compensation charge
    related to formula
    book value change...        --          --         --     69,906         --          --
  Occupancy and
    communications......    15,219      15,588     15,422     15,832     14,521      15,433
  Professional and
    subcontracted
    services............    11,177      14,896     11,626     12,208      8,714      13,338
  Other.................     7,000       7,624      6,666      5,489      2,846       8,740
                          --------    --------   --------   --------   --------    --------
                            97,603     103,568    104,007    172,086    104,579     115,481
General & administrative
  expenses..............    10,378      13,330     12,849     15,202     11,160      16,692
Depreciation &
  amortization..........     4,687       4,534      5,576     10,197      3,853       3,971
                          --------    --------   --------   --------   --------    --------
                           112,668     121,432    122,432    197,485    119,592     136,144
                          --------    --------   --------   --------   --------    --------
Income (loss) from
  operations............    12,885       6,285      2,126    (62,653)    14,393       4,214
Other:
  Interest income.......       249         237        119        296        124         404
  Interest expense......      (409)     (1,017)    (1,168)      (174)      (553)     (1,168)
Income (loss) from
  affiliates............       (99)         95       (215)       477        160         865
                          --------    --------   --------   --------   --------    --------
Income (loss) before
  income taxes and
  minority interest.....    12,626       5,600        862    (62,054)    14,124       4,315
Income taxes............     5,811       2,672        470      4,181      6,830       2,087
                          --------    --------   --------   --------   --------    --------
Income (loss) before
  minority interest.....     6,815       2,928        392    (66,235)     7,294       2,228
Minority interest.......       (44)        (97)        86        (57)        --         (85)
                          --------    --------   --------   --------   --------    --------
Income (loss) from
  continuing
  operations............     6,771       2,831        478    (66,292)     7,294       2,143
Discontinued operations,
  net...................    (1,630)     (3,808)   (73,316)     8,848         --       8,678
                          --------    --------   --------   --------   --------    --------
Net income (loss).......  $  5,141    $   (977)  $(72,838)  $(57,444)  $  7,294    $ 10,821
                          ========    ========   ========   ========   ========    ========
Earnings (loss) per
  share, continuing
  operations, basic and
  fully diluted.........  $   0.38    $   0.16   $   0.03   $  (4.10)  $   0.47    $   0.15
Earnings (loss) per
  share, basic and fully
  diluted...............  $   0.29    $  (0.06)  $  (4.30)  $  (3.55)  $   0.47    $   0.74

                                        QUARTERS ENDED
                          ------------------------------------------
                          MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                            1999       1999       1999        1999
                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
Fees....................  $135,573   $146,944   $146,323    $152,411
Cost of providing
  services:
  Salaries and
    benefits............    70,977     79,080     79,803      80,950
  SIBP..................     6,900      8,100      6,000       9,000
  Non-recurring
    compensation charge
    related to formula
    book value change...        --         --         --          --
  Occupancy and
    communications......    16,412     16,549     14,742      15,681
  Professional and
    subcontracted
    services............    11,573     14,238      9,796      15,131
  Other.................     9,303      8,864      7,274       9,026
                          --------   --------   --------    --------
                           115,165    126,831    117,615     129,788
General & administrative
  expenses..............    14,194     14,532     13,178      14,724
Depreciation &
  amortization..........     3,996      3,428      4,907       4,610
                          --------   --------   --------    --------
                           133,355    144,791    135,700     149,122
                          --------   --------   --------    --------
Income (loss) from
  operations............     2,218      2,153     10,623       3,289
Other:
  Interest income.......       127        289      1,036         216
  Interest expense......      (473)      (452)      (390)       (698)
Income (loss) from
  affiliates............       583        916        988       1,155
                          --------   --------   --------    --------
Income (loss) before
  income taxes and
  minority interest.....     2,455      2,906     12,257       3,962
Income taxes............     1,530      1,001      5,919       1,916
                          --------   --------   --------    --------
Income (loss) before
  minority interest.....       925      1,905      6,338       2,046
Minority interest.......        54       (186)        18         158
                          --------   --------   --------    --------
Income (loss) from
  continuing
  operations............       979      1,719      6,356       2,204
Discontinued operations,
  net...................        --         --         --          --
                          --------   --------   --------    --------
Net income (loss).......  $    979   $  1,719   $  6,356    $  2,204
                          ========   ========   ========    ========
Earnings (loss) per
  share, continuing
  operations, basic and
  fully diluted.........  $   0.07   $   0.11   $   0.41    $   0.15
Earnings (loss) per
  share, basic and fully
  diluted...............  $   0.07   $   0.11   $   0.41    $   0.15

YEAR 2000 ISSUE



    We have substantially completed a program to address the Year 2000 issue as it affects our business and we believe that the Year 2000 issue is not likely to have a material adverse effect on our business, results of operations, or financial condition. Nevertheless, since all the effects of the Year 2000 issue are not predictable, we do not expect that our Year 2000 compliance program will eliminate all risk to us associated with the Year 2000 issue.



    We believe that the most significant risk facing us in connection with the Year 2000 issue relates to software provided by us for use by, or on behalf of, our clients. This software has been provided principally by the HR Technologies Group, including benefit administration software and call center services, and the retirement practice, principally spreadsheet-based benefit calculators. The risks presented include the possibility of errors or contractual liability caused by non-compliant software that is not identified or corrected and the costs of replacing or repairing client systems. Testing and remediation have been completed on approximately 80% of such systems. Virtually all of the systems not yet repaired are used to support open enrollment in benefits plans and any required Year 2000 remediation will be performed as a part of modifications to such systems before they are next used.



    Our cost to address Year 2000 compliance issues exceeded $4.0 million for fiscal year 1999. Our principal expenditures were for repair and testing of internal and client software, costs associated with managing and administering our Year 2000 compliance program and costs of outside consultants. We expect that our costs for Year 2000 compliance will be lower in fiscal year 2000. Funds for costs associated with our Year 2000 compliance efforts will come from operating cash flows for all areas of our operations and will be expensed as incurred.

                                    BUSINESS

INTRODUCTION


    Founded in 1946, Watson Wyatt & Company is one of the world's leading human capital consulting firms in terms of revenues, number of clients and number of offices. We help our clients enhance business performance by improving their ability to attract, retain and motivate qualified employees. As leading economies worldwide become more services oriented, human capital has become increasingly important to companies and organizations. The heightened competition for skilled employees, unprecedented changes in workforce demographics and rising employee-related costs have increased the importance of effective human capital management. We help our clients address these issues by combining our expertise in human capital management with web-based technologies in order to improve the design and implementation of various human resources, or HR, programs, including compensation, retirement and healthcare plans.



    The Internet is dramatically accelerating the transition of human capital management to a more strategic role within organizations. Through the use of web-based technologies, we help our clients transform the way they implement and deliver HR programs and improve communications with their employees. We help our clients develop electronic networks that provide employees and managers with greater access to their HR programs, allowing them to obtain HR-related information and perform HR-related functions 24 hours a day, 7 days a week. We refer to this web-based delivery of HR information and programs as eHR.-TM-



    The rapid expansion of our eHR-TM- services is a natural outgrowth of our longstanding leadership in employee benefits and human capital consulting. We design, develop and implement HR strategies and programs through the following three closely interrelated practice areas:


    BENEFITS CONSULTING GROUP

    - Retirement plans, including pension and 401(k) plans

    - Healthcare, disability and other group benefits plans

    - Actuarial services

    - Investment consulting services to pension plans

    HR TECHNOLOGIES GROUP


    - eHR-TM-: Our web-based delivery of HR information and programs



    - Employee self-service applications



    - HR call centers


    - Benefit administration systems and retirement planning tools

    HUMAN CAPITAL GROUP

    - Strategies to align workforces with business objectives

    - Strategies for attracting, retaining and motivating employees

    - Organizational effectiveness services

    - Compensation plans, including executive compensation and stock option programs


    Our clients include many of the world's largest corporations as well as emerging growth companies, public institutions and non-profit organizations. During the past two years, we have provided services to over 70% of the Fortune
100. Our clients include Apple Computer, Cisco Systems, General Electric Company, General Motors, IBM and Lockheed Martin Corporation. Many of our client relationships have existed over several decades.



    We believe that our extensive history, global presence, dedication to long-term client relationships and recognized reputation for quality and innovation provide us with significant competitive advantages. We focus on delivering value-added consulting services that help our clients anticipate, identify and capitalize on emerging opportunities in human capital management. We implement this strategy through over 3,800 associates in 60 offices located in 18 countries. We generated approximately

$580 million in revenues during the twelve months ended December 31, 1999, with net income of $11.3 million during this same period.



    WATSON WYATT WORLDWIDE ALLIANCE



    Recognizing our clients' need for a global organization to service their needs, we established operations throughout Europe in the late 1970s by acquiring local firms and opening new offices. Responding to the rapidly increasing globalization of the world economy, we made a strategic decision in 1995 to significantly strengthen our European capabilities and extend our global reach by entering into an alliance with R. Watson & Sons (now Watson Wyatt Partners), a leading United Kingdom-based actuarial, benefits and human resources consulting partnership that was founded in 1878. Since 1995, we have marketed our services globally under the Watson Wyatt Worldwide brand, sharing resources, technologies, processes and business referrals.



    The Watson Wyatt Worldwide global alliance maintains 86 offices in 31 countries and employs over 5,500 employees. Watson Wyatt & Company operates 60 offices in 18 countries in North America, Latin America and Asia-Pacific. Watson Wyatt Partners operates 12 offices in the United Kingdom, Ireland, Africa and the Caribbean. The alliance operates 14 offices in 9 continental European countries principally through a jointly owned holding company, Watson Wyatt (Holdings) Europe Limited, which is 25% owned by us and 75% owned by Watson Wyatt Partners.



    To establish the Watson Wyatt Worldwide global alliance, we transferred our United Kingdom operations to Watson Wyatt Partners in return for a 10% interest in a defined distribution pool of the partnership. In addition, Watson Wyatt Partners purchased 300,000 shares, approximately 2%, of our common stock. The alliance agreement contains certain buy/sell provisions that provide a mechanism to maintain Watson Wyatt Partners' ownership of us at a level of between 300,000 shares and 500,000 shares. We also consolidated our individual European operations into Watson Wyatt (Holdings) Europe Limited. Under the alliance agreement, we generally will not operate in the United Kingdom, Ireland, Africa or the Caribbean and Watson Wyatt Partners generally will not operate in North America, Latin America or Asia-Pacific.


HUMAN RESOURCES CONSULTING INDUSTRY

    OVERVIEW


    The growing demand for employee benefits and human capital consulting services is directly related to the size, complexity and rapid changes associated with human resources programs. In the U.S. alone, companies spend over $5 trillion annually on the direct costs of human capital such as compensation and benefits, according to U.S. Department of Commerce, Bureau of Economic Analysis Statistics. In 1998, U.S. employers contributed over
$120 billion to pension and profit sharing plans, and the assets of U.S. retirement plans exceeded $8 trillion.


    Employers, regardless of geography or industry, are facing unprecedented challenges involving the management of their people. Changing technology, critical skill shortages, and an aging population in many developed countries have increased competition for talented employees. At the same time, employees' expectations relating to compensation, benefits and other HR services are growing. Employers must address these challenges effectively in order to remain competitive.


    The industry in which we compete directly is comprised of four dominant HR consulting firms, based on revenues, such as Watson Wyatt Worldwide, William M. Mercer, Towers Perrin and Hewitt Associates. In addition to these firms, the industry includes smaller benefits and compensation firms and the HR consulting divisions of diversified professional service firms, such as the big five accounting firms, Andersen Consulting, EDS, and Booz-Allen & Hamilton. The global HR consulting industry is highly fragmented. There are approximately 950 firms providing HR-related consulting services, with the four major HR consulting firms accounting for approximately 40% of total industry revenue.

    INDUSTRY TRENDS


    Because of our long history and reputation, as well as our experienced consulting professionals and the services we provide in the field of human capital consulting, we believe that we are in a position to capitalize on a number of favorable trends that will contribute to the growth of the HR consulting industry, including:


    GROWING STRATEGIC IMPORTANCE OF HUMAN CAPITAL

    In today's knowledge-based economy, businesses are increasingly recognizing that the effective management of human capital contributes to increased shareholder value. As a result, companies are increasingly looking to HR consulting firms to help them align their human capital programs with their business strategies.

    TECHNOLOGY REVOLUTION IN HR PROGRAMS


    The Internet, corporate intranets and other e-business tools enable companies to deliver HR information and services to employees more efficiently and effectively than ever before. Many companies are moving to what we call an eHR-TM- model that uses technology to make HR processes more flexible and employee-friendly, such as online benefits enrollment. Companies increasingly are looking to firms with expertise in human capital and information technology to transform their HR processes.


    CHANGING WORKFORCE DEMOGRAPHICS

    As human capital becomes more important to business success, companies in many developed countries today are faced with a critical shortage of talented employees and an unprecedented aging of the workforce. These trends, along with the changing mobility and needs of workers, are prompting companies to engage experienced human capital consulting firms to redesign employee compensation and benefits plans and to fundamentally rethink their workforce strategies so that they can effectively attract and retain employees.

    GROWING IMPORTANCE OF EMPLOYER-SPONSORED BENEFITS PROGRAMS

    Assets in retirement plans are growing rapidly, and the need for effective management of these plans--in terms of structuring benefits, managing liabilities and maximizing the plans' value in attracting and retaining employees--has never been greater. The combined effect of limited retirement savings of baby boom employees, concerns regarding the continuing viability of government-sponsored retirement and healthcare programs, and rising healthcare costs increases the importance of benefits programs to both employers and employees.

    RECORD LEVEL OF MERGERS AND ACQUISITIONS

    Mergers and acquisitions throughout the world are occurring at unprecedented rates, prompting the need to combine corporate cultures and human resources programs quickly and effectively. Mergers and acquisitions are becoming increasingly complex and cross-border. It is frequently noted that when business combinations fail, it is often due to inadequate integration of human resources. As a result, companies are expected to increasingly use human capital consultants to assist them with pre-merger planning and post-merger integration.

    CONTINUING GLOBALIZATION OF ECONOMIES

    As business becomes more global, corporations are seeking human capital consultants with global resources and local expertise on benefits and human resources issues. These companies are looking to HR consulting firms to help them develop and implement global benefits and HR policies and establish consistency in worldwide reporting and quality control.

    COMPLEX AND CHANGING REGULATORY ENVIRONMENT

    Employee benefits programs in most industrialized countries are subject to complex government regulations. These regulations change as governments address social and economic policy issues and as private employers implement changes in plan designs. Employers throughout the world are increasingly seeking human capital consultants to assist them with plan design, compliance and regulatory advice.

COMPETITIVE STRENGTHS


    Unlike several of our direct competitors that also have large benefits administration operations or unrelated consulting practice lines, we focus exclusively on providing human capital consulting services. We believe that our competitive strengths include:


    REPUTATION FOR QUALITY


    We are recognized as one of the world's highest quality consulting firms. For example, in a recent management consulting survey conducted by THE WALL STREET JOURNAL of its subscribers and published in January 1999, we placed first in the consulting industry in terms of delivering value to clients and first among our human resources consulting peers for overall quality of reputation.


    LONG-STANDING RELATIONSHIPS WITH BLUE-CHIP CLIENTS


    We have built long-term relationships with many of the world's largest and best-known corporations. In many cases these relationships have existed continuously for several decades. During the past two years, we have provided consulting services to over 70% of the Fortune 100, and we provide the actuarial consulting services for the three largest corporate defined benefits pension plans in the United States.



    INNOVATIVE TECHNOLOGY-BASED APPROACHES



    Using our eHR-TM- approach, we design systems for clients that enable them to offer cost-effective delivery of HR services to employees, such as web-based self-service and call centers. Over the past decade, we have invested extensively in proprietary technology to help solve our clients' human resources needs.


    GLOBAL REACH AND SCALE


    We believe that our global presence through the Watson Wyatt Worldwide alliance is among the most extensive in the human capital consulting business, spanning 86 offices in 31 countries. We have a strong presence in major markets across the United States, and the Watson Wyatt Worldwide alliance provides us with significant depth in Europe. We have operated in Asia since 1979 and currently have 15 offices in Asia-Pacific. We were named HR Consultancy of the Year in Hong Kong for 1998 and 1999 by China Staff Magazine. We were the first international human capital consulting firm to open a wholly-owned operation in China, and we are building scale in other markets in order to meet the growing demands of our local and multinational clients.


    INDUSTRY-LEADING RESEARCH


    Our research is a core part of our brand identity, account penetration strategy and consulting process. Our research on changing demographics in major economies is helping companies prepare for the impact of these changes on costs, productivity and the ability to attract and retain talented workers.

We operate research and information centers in Bethesda and Toronto that are staffed with more than 80 economists, analysts and attorneys who conduct research and inform clients on legislative and regulatory developments. We also produce proprietary studies and groundbreaking white papers on topics such as executive pay, healthcare quality and costs, integrated disability management, employee communications and workplace attitudes.


    HIGHLY EDUCATED AND ACCREDITED CONSULTING STAFF


    Watson Wyatt consultants are trusted advisors and experts in their fields. Our consultants include over 400 accredited actuaries, as well as professionals with M.B.A.s, Ph.D.s and law degrees. Our consultants frequently testify before government and regulatory agencies, are regularly quoted in the business press and have authored many HR-related books. Recent books by our consultants include THE REAL DEAL: THE HISTORY AND FUTURE OF SOCIAL SECURITY, HEALTH OF NATIONS: AN INTERNATIONAL PERSPECTIVE ON U.S. HEALTH CARE REFORM, THE COMPLETE GUIDE TO MERGERS & ACQUISITIONS, HEALTHCARE.COM: RX FOR REFORM, CEO PAY AND SHAREHOLDER VALUE, and FUNDAMENTALS OF PRIVATE PENSIONS.


GROWTH STRATEGY

    In an environment that is characterized by changing workforce demographics, rapid advances in technology and growing recognition of the importance of human capital, our strategy is to expand our competitive position by providing comprehensive, value-added human capital consulting services that help our clients solve their human capital challenges. We plan to pursue growth by:

    EXPANDING OUR RELATIONSHIPS WITH EXISTING CLIENTS

    We believe there is significant opportunity to increase our share of our clients' consulting expenditures by leveraging our recurring engagements. We utilize dedicated account managers to identify and refer additional consulting opportunities, and we believe that our ability to provide integrated services will enable us to secure additional business from our existing client base.


    CREATING INNOVATIVE EHR-TM- SOLUTIONS



    Our clients are increasingly demanding integrated, flexible approaches to provide HR benefits information and access to their employees 24 hours per day, 7 days per week. By combining our human capital and technical expertise, we help clients implement web-based systems in order to transform the way they deliver HR services to managers and employees. Our eHR-TM- approach connects multiple software applications and databases around web technologies. Through user-friendly interfaces that run on company intranets, employees can access their HR information directly and perform tasks ranging from enrolling in benefits plans, to modeling 401(k) investments, to participating in online career training.


    LEVERAGING OUR GLOBAL CAPABILITIES


    Multinational corporations increasingly require a total services capability, regardless of where they operate. By drawing upon our global resources and local execution capabilities, we are well-positioned to serve our clients' growing needs for integrated human resources services throughout the world.


    DEVELOPING NEW CLIENT RELATIONSHIPS


    Our recognized brand name and global reputation for innovative and quality service and research enable us to promote our consulting services effectively to new clients. We also believe that there are significant opportunities to develop new relationships by proposing innovative, high-value projects, such as our eHR-TM- systems, to corporations and other major employers.


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
    PURSUING STRATEGIC ACQUISITIONS


    We will continue to explore strategic opportunities to expand our human capital consulting capabilities and to expand geographically. Our recent acquisition of selected units of KPMG's benefits consulting business provided us with additional senior consultants in New York, Boston, Dallas and Cleveland, as well as additional Fortune 500 clients.


    PROMOTING OUR ENTREPRENEURIAL CULTURE

    We seek associates who strive to be innovators and to add value to their clients' businesses through effective human capital programs and technologies. Our training and compensation programs are aimed toward developing in our consultants the specialized skills to advance our clients' interests.

CONSULTING SERVICES

    We focus our consulting services into three practice groups: Benefits Consulting, HR Technologies and Human Capital.

    BENEFITS CONSULTING GROUP

    Our Benefits Consulting Group is our largest and most established practice, with a franchise dating to 1946. This group consists of over 1,600 consultants and works with clients to create cost-effective benefits programs that help attract, retain and motivate a talented workforce. We strive to provide tailored benefits programs for our clients, and we base our recommendations on extensive research. Our Benefits Consulting Group, which consists of Retirement Consulting, Investment Consulting, and Group & Health Care Consulting, accounted for approximately 66% of our North American consulting revenue in fiscal year 1999.

    RETIREMENT CONSULTING


    We believe we are one of the world's most respected advisers on retirement plans, and we provide actuarial and consulting services for large defined benefit ("DB") and defined contribution ("DC") retirement plans. Our consultants work with clients to provide realistic assessments of the impact that the change in workforce demographics will have on their retirement plans, corporate cash flow requirements, and retiree benefits adequacy and security.


    In North America, and increasingly throughout much of the developed world, retirement security is provided through funded pension plans, most of which are either DB or DC plans. A typical DB plan is characterized by employer contributions and a specified future benefit to the employee. These plans typically involve large asset pools, complex calculations to determine employer costs and funding requirements and sophisticated analysis to match liabilities and assets over long periods of time. These plans are commonly referred to as pension plans. A typical DC retirement plan is characterized by employee contributions, possible employer matching contributions and an unspecified future benefit paid to the employee which will ultimately be based on investment returns. In the United States, the most common example of a DC plan is a 401(k) plan.

    Our target market for DB plans consists of plans with more than 1,000 participants. Our consultants provide actuarial services to many of the world's largest retirement plans, including the three largest corporate-sponsored DB plans in the United States. Our DB services include:

    - STRATEGIC PLAN DESIGN                     - FINANCIAL REPORTING

    - ACTUARIAL SERVICES                        - VALUATION AND DIAGNOSTIC SOFTWARE AND SYSTEMS

    - FUNDING RECOMMENDATIONS                   - ASSISTANCE WITH MERGING, DIVESTING AND ACQUIRING
                                                  PLANS

    - MULTINATIONAL ASSET POOLING CONSULTING

    We also help companies design and implement DC plans, especially 401(k) plans in the United States. We assist clients with the selection of asset managers and administrators and in communicating with their employees concerning enrollment, plan provisions and investment alternatives.



    In both the DB and DC areas, we emphasize research-based consulting to design innovative retirement programs that align our clients' workforces with their business strategies. We believe that we have been at the forefront of innovation in the retirement consulting industry. Examples of our innovative products and services include:


    - PENSION EQUITY PLAN---an alternative retirement plan that combines the lump sum portability of DC and cash balance plans desired by younger workers with a benefits formula based on the final few years of earnings, providing benefits security typical to a traditional DB plan that older and long-service employees seek;

    - FLEX PENSION PLUS-TM---a tax-effective Canadian supplemental retirement plan for attracting and retaining key employees;

    - PREPARE!-TM---a web-based tool that enables employees to model different savings and retirement income scenarios;

    - WATSON WYATT 401(K) VALUE INDEX-TM---a tool that looks beyond cost to identify the total value that employers and their employees derive from their 401(k) plans;

    - PHASED RETIREMENT PROGRAMS--a combination of programs that help clients attract and retain older workers by enabling them to balance work/life needs through a gradual transition to retirement;

    - CLIENTSITE-TM---a relationship management tool that allows web-based communication between our clients and associates that can be updated globally and instantaneously; and

    - ELECTRONIC ACTUARY/ELECTRA-TM---a tool that performs immediate "what if" scenarios so that different plan designs can be modeled and priced interactively with clients.


    To support our retirement consulting services, we invest heavily in state-of-the-art technology, software, and systems to ensure seamless consistency and efficiency of service delivery in all our offices worldwide. We also maintain extensive proprietary databases, COMPARISON-TM- and BenTRACK,-TM-that enable our clients to track and benchmark benefits plan provisions in the United States and throughout the world, respectively.


    INVESTMENT CONSULTING

    Together with our retirement consulting services, we offer investment consulting services that help private and public sector clients throughout the world maximize the return on their retirement plan assets, develop governance policies and strategies, and design investment structures to successfully manage financial liabilities within the context of their overall business objectives. Our services include:

    - asset/liability modeling and asset allocation studies;

    - governance and investment policy development;

    - investment structure analysis;

    - investment manager selection and evaluation; and

    - performance evaluation and monitoring.

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
    GROUP AND HEALTH CARE CONSULTING

    Health care premiums paid by US. employers are rising annually at approximately 10%. In this environment, we help our clients with the design, financing, administration and communication of medical, disability and other group benefits plans. Clients seek our services to assist them in an environment that is characterized by escalating costs, employee dissatisfaction with health care programs and multiple vendor relationships. Our primary objective is to establish a link between each element of an employers' benefits programs and its desired cost, employee satisfaction and productivity goals. Our services include:

    - plan design;

    - actuarial services;

    - vendor management services;

    - on- and off-shore funding analysis;

    - benefits pricing;

    - assistance with plan changes relating to mergers, acquisitions and divestitures; and

    - integrated disability management.

    Our approach to group benefits consulting is research-based and makes use of sophisticated consulting tools such as:

    - PREVIEW-TM---a medical benefits modeling system which accurately and quickly models medical claims under alternative plan designs, covered populations and managed care delivery systems;

    - HEALTH PLAN VALUE LIBRARY-TM---software tools and a database of information on the cost, quality and accessibility of health plans that are used to screen and evaluate health plans; and

    - AUTO-RFP-TM---a powerful software application that organizes and eases the administrative process of gathering and evaluating RFP responses from health care vendors.

    HR TECHNOLOGIES GROUP

    Our HR Technologies Group helps clients select and implement technologies that enhance the delivery of benefits and related information to employees. Our HR Technologies Group consists of approximately 350 consultants and represented approximately 14% of our North American consulting revenue in fiscal year 1999.


    As human resources programs become more complex and important for recruiting and retaining employees, organizations are seeking flexible, adaptable and cost-effective ways to provide benefits information to their employees. We are well-positioned to help clients address these challenges because of our with eHR-TM- approach, which integrates HR-related data, computer systems and transactions in a single employee accessible network. We help organizations that have adopted Internet applications for external business strategies to employ similar advanced technologies for internal applications such as HR. Our services include assisting clients to implement employee self-service applications, retirement plan administration systems, benefits enrollment, training programs, time and attendance systems and applicant tracking systems.



    Using our proprietary consulting methodology of "Discover, Invent and Deliver," our consultants work with clients to evaluate existing HR infrastructure and business strategy, identify the best sources of people, process and technology, and design and implement tailored approaches. Our consulting work frequently involves the development of web-based employee self-service applications, the implementation of interactive call centers and the integration of existing legacy systems. We also offer hosting services for companies who prefer to access applications from our servers rather than host on their own intranets. In addition, we deliver state-of-the-art applications in health and welfare enrollment, pension administration, compensation planning and retirement planning.


    HUMAN CAPITAL GROUP

    Our Human Capital Group, which consists of over 300 consultants, helps clients achieve competitive advantage by aligning their workforce with their business strategy. This includes helping clients develop and implement strategies for attracting, retaining and motivating their employees to maximize the return on their investment in human capital. Our Human Capital Group represented approximately 9% of our North American consulting revenue in fiscal year 1999. Our Human Capital Group focuses in three principal areas:

    STRATEGIC REWARDS


    We help align an organization's rewards--including compensation, stock programs, incentives, recognition programs and flexible work arrangements--with its business strategies, cultural values, work design and human resources strategy. We work together with our Benefits Consulting Group to develop optimal total compensation programs for our clients.


    ORGANIZATION EFFECTIVENESS

    We help clients build high-performance organizations by working with them to clarify and implement business strategy, recognizing the impact of employee attitudes and commitment, as well as effective team and leadership development, on business success. We provide a wide array of organization diagnostic services--employee and customer surveys, human capital audits and cultural assessments--as well as leadership development services that include assessment, coaching, workshops and team building. We also provide process management services to help organizations achieve their desired vision, strategy and culture.

    EXECUTIVE COMPENSATION

    We counsel executives and boards of directors on executive pay programs, including cash compensation, stock options and stock purchase plans, and on ways to align pay-for-performance plans throughout the organization in order to increase shareholder value.


    We believe that we are recognized as innovators in the area of human capital consulting. For example, we have developed the WATSON WYATT HUMAN CAPITAL INDEX,-TM- a proprietary tool for demonstrating the relationship between the effectiveness of an organization's human capital practices and the creation of superior shareholder returns. In support of our human capital consulting we also maintain databases of employee attitudes for client organization comparison. Our WorkUSA-Registered Trademark-/WorkCanada-TM- database is regarded as the most up-to-date survey in existence on the attitudes of North American workers. It includes the opinions of 10,000 employees surveyed independently, reflecting a large cross-section of jobs and industry types. Our clients compare their own employee survey results against these norms to identify workplace perceptions and satisfaction and commitment levels. Through our People Management Resources division, we also provide an online best practices database of more than 300 in-depth case studies covering key people practices, such as culture development, staffing and selection, leadership development, and employee communication.

OTHER CONSULTING SERVICES

    While we focus our consulting services in the three areas described above, one of our primary strengths is our ability to draw upon consultants from our different practices to deliver integrated services to meet the needs of our clients. Examples include:

    MERGER & ACQUISITION SERVICES

    Recognizing that many business combinations fail because of "people problems," we help clients achieve better transactional success by assisting with faster integration, cost containment, increased customer focus and greater productivity. We assemble multi-disciplinary teams to provide key services that include due diligence of pension and benefits plans, company cultures and human resources strategies; integration of human resources processes and practices; and enterprise-wide project management.

    EMPLOYEE COMMUNICATIONS CONSULTING


    We also have one of the most respected communications consulting groups in the human resources consulting industry--a team that has won numerous awards for innovative and effective communications. Our consultants combine strong creative skills with technical excellence on human resources issues and solid research on employee attitudes and communication effectiveness. We conduct communications audits, research and focus groups, and provide communications planning and implementation. In addition, our consultants assist employers in complying with disclosure requirements.


WATSON WYATT DATA SERVICES


    Watson Wyatt Data Services provides a comprehensive array of global compensation, benefits and employment practices information that is often studied and cited by many of our clients and competitors. In the United States, we publish and market the most extensive library of reports on human resources issues, and more than 5,000 organizations participate in one or more of our annual surveys. Our databases contain compensation information for more than one million employees in virtually every industry sector and major metropolitan area. Outside of the United States, our worldwide alliance offers more than 70 remuneration, benefits and employment practice references guides, covering more than 50 countries and 6 continents. In addition to our annual survey references, we also offer many reference works intended to assist practitioners in creating or maintaining programs in a variety of subject areas such as variable pay, performance management, and personnel policies.



EXAMPLES OF REPRESENTATIVE CLIENT ENGAGEMENTS


    Some recent examples of our work with clients are described below:

    EHR-TM- RE-ENGINEERING

    - ENGAGEMENT: Assist a global oil field services company on a five-year, multi-phased approach to transform a traditional personnel department into a comprehensive eHR-TM- business unit.

    - CHALLENGE: Our client's personnel function in North America was hindered by decentralized administration practices, different benefits and payroll systems for each product line and location, manual procedures for processing benefits and services, and limited use of technology in delivering services to employees. As a result, personnel managers and employees expended significant time and effort contacting benefits managers and obtaining benefits data, retirement and loan projections, and performing benefits related transactions.

    - APPROACH: We formulated a strategy to develop web-based, employee self-service systems to deliver HR services, transactions, and communications via desktop computers and kiosks.


    - RESULTS: Our client successfully migrated 98% of its U.S. employees to web-based benefits enrollment. Today, 16,000 U.S. employees have self-service access to real-time data, records, and transactions on their profit sharing plan, pension and 401(k) plans. Through this system employees can access daily account balances, model loans, and estimate retirement income. This system also provides for health & welfare enrollment, administration, and plan documentation. Additional launches are planned to expand the eHR-TM- approach to regions outside North America.


    MERGER & ACQUISITION INTEGRATION AND DUE DILIGENCE

    - ENGAGEMENT: Assist a global industrial company to complete cultural, benefits and human capital due diligence on several target companies in Asia-Pacific, including an evaluation of the future financial obligations of the target's benefits plans, staff retention challenges, and ongoing employee communications needs.

    - CHALLENGE: Our client faced several key issues in evaluating potential acquisitions, including staff retention, pension liabilities arising from unfunded pension plans, transformation of the organizational cultures, and the lack of uniform HR processes and systems.

    - APPROACH: We conducted a post-transaction audit and review of the competitiveness of the target companies' compensation and benefits programs. We then identified position requirements, matched employees having the desired backgrounds, defined job classifications and developed salary structures that were consistent with our client's existing system. We also developed comprehensive communication plans and materials and designed cross-cultural training for expatriates.

    - RESULTS: In addition to assuring a positive reception by the target companies' employees, we limited potential liabilities, installed formal HR programs and systems, and maintained compensation and benefits levels during the ongoing review.

    INTEGRATED DISABILITY MANAGEMENT


    - ENGAGEMENT: Assist a computer hardware manufacturer to design and implement a more flexible and comprehensive disability management program.


    - CHALLENGE: Our client regularly had difficulty fulfilling customers orders at year end. Our client employed a "just-in-time" inventory system, and required a full staff to fill its orders, but seemed to suffer from chronic shortages of product supply. However, an apparent production issue was determined to be a benefits design issue. The design and reporting system of the company's paid time off and disability programs were encouraging employees to take time off at the end of the year.

    - APPROACH: After benchmarking other firms in our client's industry, we devised a more competitive plan design, established a tracking system for data collection and identified best practices for better connecting all components of the paid time-off program. We also installed a new data collection system with the ability to track workplace absences for faster and more efficient resolution.

    - RESULTS: The first year of implementation resulted in total savings of $800,000. A year later, our client acquired two manufacturing companies. With the best practice processes already in place, the merging of the three programs went smoothly, and as a result, our client reported savings of approximately $11 million in direct and indirect costs.

    RETIREMENT PLAN ADMINISTRATION


    - ENGAGEMENT: Assist a large high-tech company whose pension administration outsourcing provider was exiting the business.



    - CHALLENGE: Our client needed to assess the options of entering into another outsourcing agreement or moving the pension administration function to their North American HR service center. After evaluating alternatives, our client selected a blended approach, expanding their own internal call center capabilities through our expertise in pension technology.



    - APPROACH: We designed and built a retirement benefits administration system that is an integral part of the client's North American HR service center. The system is located at our site and accessed by the organization's service center representatives. Employees can also access the system for numerous self-service functions, including retirement plan modeling.



    - RESULTS: The new technology based delivery model improved the productivity of the benefits administrative staff. The perception of our client's HR department's role in the organization was also enhanced. The new system rollout was highly successful, achieving a customer satisfaction rating of well over 90%.


SALES AND MARKETING


    Our growth strategy starts with ensuring the satisfaction of current clients through our Account Management program. We have approximately 125 account managers who focus on the effective delivery of services to clients and on expanding our relationships across service lines, geographic boundaries and divisions within client companies. A key element of this program is an approach we call CLIENTFIRST.-TM- Using proprietary processes and tools ranging from interview guides to satisfaction checklists to planning templates, we work with clients to define their needs and expectations before an engagement begins and then continually measure our performance according to the agreed upon standards.


    We also pursue new clients using cross-disciplinary teams of consultants as well as dedicated business developers to initiate relationships with carefully selected companies. Our client expansion and new client acquisition efforts are supported by market research, comprehensive sales training programs, and extensive marketing databases.


    Our sales efforts are also supported by a full array of marketing programs designed to raise awareness of the Watson Wyatt Worldwide brand and our reputation within our target markets. These programs promote our thought leadership on key human resources issues and establish us as a preferred human capital consulting firm to many of the world's largest companies.


CLIENTS

    We work with major corporations--including over 70% of the Fortune 100 in the past two years--leading emerging growth companies, government agencies and not-for-profit institutions in North America, Latin America and Asia-Pacific across a wide variety of industries. Our client base is broad and geographically diverse. In fiscal year 1999, our ten largest clients accounted for approximately 12% of our consolidated revenues and no individual client represented more than 3% of our consolidated revenues. Representative clients include:

        Asea Brown Boveri (ABB)
        Apple Computer
         Broken Hill Proprietary (BHP)
         Canada Post
         Cisco Systems
         General Electric Company
         General Motors


IBM
ICI Americas
Ingersoll-Rand
Jardine Matheson Group
Lockheed Martin Corporation
Mass Transit Railway Corporation (Hong Kong)


COMPETITION

    The human capital consulting business is highly competitive. Although we believe that there are several barriers to entry, such as the need to assemble specialized intellectual capital to provide expertise on a global scale, and that we have developed significant competitive advantages in providing human resources consulting services, we face intense competition from several difference sources.

    Our current and anticipated competitors include:

    - major human resources consulting firms, such as William M. Mercer and Towers Perrin and the administration/consulting firm Hewitt Associates;

    - smaller benefits and compensation consulting firms, such as Buck Consultants, The Segal Company and Hay Group;

    - the human resources consulting practices of public accounting and consulting firms, such as PricewaterhouseCoopers and Booz, Allen & Hamilton;

    - information technology consulting firms, such as Andersen Consulting and Internet/intranet development firms; and

    - boutique consulting firms comprised primarily of professionals formerly associated with the firms mentioned above.


    Watson Wyatt is ranked fourth or fifth among the top HR consulting companies, based on revenues, according to information from the 1998 Kennedy Information Research Group report, June 1999 Consultants News and December 1999 Business Insurance rankings.



    The market for our services is subject to change as a result of regulatory, legislative, competitive and technological developments and to increased competition from established and new competitors. We believe that the primary determinants of selecting a human resources consulting firm include reputation, ability to provide measurable increases to shareholder value, global scale, service quality, and the ability to tailor services to a clients' unique needs. We believe that we compete favorably with respect to these factors.


EMPLOYEES

    Watson Wyatt & Company employs approximately 3,800 associates. None of our associates is subject to collective bargaining agreements. We believe relations with associates are good.

FACILITIES


    Our principal executive offices are located at 6707 Democracy Boulevard, Suite 800, Bethesda, Maryland 20817. We plan to move our principal executive offices to 1717 H Street, N.W., Washington, D.C. later this year.


    We operate in 60 offices in principal markets throughout the world. Operations are carried out in leased offices under operating leases that normally do not exceed 10 years in length. We do not anticipate difficulty in meeting our space needs at lease expiration or if additional space is required

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
earlier. We also evaluate office relocation on an ongoing basis to meet changing needs in our markets while minimizing our occupancy expense.

LEGAL PROCEEDINGS

    From time to time, we are a party to various lawsuits, arbitrations or mediations that arise in the ordinary course of business. These disputes typically involve claims relating to employment matters or the rendering of professional services. The four matters summarized below involve the most significant pending or potential claims against us. We believe, based on currently available information, that the results of all such proceedings, in the aggregate, will not have a material adverse effect on our financial condition, but claims which are possible in our business could be material to our financial results for a particular period, depending, in part, upon the operating results for that period. See "Risk Factors."

    REGINA, SASKATCHEWAN POLICE. The Administrative Board of the Regina Police Superannuation and Benefit Plan filed an action against us and three individual employees in 1994 alleging errors in valuation methods, assumptions and calculations for the Plan during the course of work provided for the Plan since the 1970s. Discovery is concluded and the exchange of expert reports is anticipated during 2000. The Administrative Board seeks approximately
$26 million in damages, plus interest.

    CITY OF MILWAUKEE, WISCONSIN. The City of Milwaukee Employees Retirement Board ("ERB") notified us of a potential claim involving an erroneously calculated cost of living adjustment that was based on a formula provided by the staff of the ERB. In response to the notice of claim, we filed a declaratory judgment action against the City of Milwaukee and the ERB in the U.S. District Court in Chicago. By mutual consent, the parties agreed to dismiss the claim with leave to reinstate, pending settlement discussions among other parties.


    CONNECTICUT CARPENTERS PENSION FUND. The Connecticut Carpenters Pension Fund has filed an action against us claiming errors in valuations from 1991 through 1998 that allegedly resulted in understated liabilities. The plaintiffs are seeking damages of approximately $60 million, including punitive damages. The case is in discovery.



    CLAIM AGAINST WATSON WYATT PARTNERS. A law firm representing a client based in Europe has notified Watson Wyatt Partners, our European alliance partner, of a claim involving alleged errors in the design of a global employee stock option plan which may include work performed by present or former subsidiaries of Watson Wyatt & Company. The parties are informally exchanging information pursuant to English legal procedures.


    We carry substantial professional liability insurance with a self-insured retention of $1 million per occurrence which provides coverage for professional liability claims. We also carry employment practices liability insurance.

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                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the names, ages and positions of the directors and executive officers of Watson Wyatt & Company as of the date of this proxy statement/prospectus, all of whom have assumed, or will assume, identical positions with Watson Wyatt & Company Holdings:

NAME                                     AGE                              POSITION
John J. Haley........................     50      President, Chief Executive Officer and Director
Walter W. Bardenwerper...............     49      Vice President, General Counsel and Secretary
Thomas W. Barratt....................     57      Vice President, Regional Manager (U.S. Central) and
                                                  Director
Jorge V. Bou.........................     57      Vice President, Regional Manager (Latin America)
Paula A. DeLisle.....................     46      Vice President and Director
David B. Friend, M.D.................     43      Vice President, Regional Manager (U.S. East) and
                                                  Director
James A. Gargiulo....................     40      Vice President, Human Resources
Ira T. Kay...........................     49      Vice President, N. America Practice Director-Human
                                                  Capital Group and Director
Brian E. Kennedy.....................     56      Vice President, Regional Manager (Canada) and Director
Eric P. Lofgren......................     49      Vice President, Global Director-Benefits Consulting
                                                  Group and Director
David P. Marini......................     43      Vice President, Global Director-H.R. Technologies Group
Carl D. Mautz........................     52      Vice President, Chief Financial Officer
Gail E. McKee........................     40      Vice President and Director
Kevin L. Meehan......................     55      Vice President and Director
J.P. Orbeta..........................     38      Vice President, Global Director-Human Capital Group
Sylvester J. Schieber................     53      Vice President, Director of Research and Information
John A. Steinbrunner.................     49      Vice President and Director
A. Grahame Stott.....................     45      Vice President, Regional Manager (Asia-Pacific) and
                                                  Director
Charles P. Wood, Jr..................     55      Vice President, Regional Manager (U.S. West) and
                                                  Director
John J. Gabarro......................     60      Director
Robert D. Masding....................     56      Director
R. Michael McCullough................     61      Director


    JOHN J. HALEY has served as President and Chief Executive Officer since January 1, 1999 and as a Director since 1992, and is a member of the Partnership Board of Watson Wyatt Partners. Mr. Haley joined Watson Wyatt in 1977. Prior to becoming President and Chief Executive Officer, he was the Global Director of the Benefits Consulting Group. Mr. Haley is a Fellow of the Society of Actuaries and is a co-author oF FUNDAMENTALS OF PRIVATE PENSIONS (University of Pennsylvania Press). He has an A.B. in Mathematics from Rutgers College and studied under a Fellowship at the Graduate School of Mathematics at Yale University.



    WALTER W. BARDENWERPER has served as Vice President and General Counsel since joining Watson Wyatt in 1987 and has served as Secretary since 1992.
Mr. Bardenwerper was a Director of Watson Wyatt from 1992 to 1997. He serves as chairman of the Global Quality Committee of Watson Wyatt Worldwide, and is President and a director of Professional Consultants Insurance Company. He has a B.A. in Economics from the University of Virginia and a J.D. from the University of Virginia Law School.



    THOMAS W. BARRATT has served as Vice President and Regional Manager (U.S. Central) since 1997 and has served as a Director since 1998. Mr. Barratt rejoined Watson Wyatt in 1994 after serving as the Managing Consultant of the Detroit office of Towers Perrin, a competing human resources consulting firm, from 1987 through 1993. He began his career with Watson Wyatt in 1976 and was a consultant with the Company through 1986. He has a B.B.A. from Western Michigan University and was graduated from Northwestern University's National Trust School in 1966.



    JORGE V. BOU has served as Vice President since 1998 and Regional Manager (Latin America) since 1994. Prior to joining Watson Wyatt in 1986, Mr. Bou was a Vice President with the Martin E. Segal Company, an actuarial and benefits consulting firm, and was previously with the American International Group, an insurance organization. He has been providing consulting services to various clients in Latin America since 1969. Mr. Bou is an Associate of the Society of Actuaries. He has a B.S. in Mathematics from Georgia State University.


    PAULA A. DELISLE has served as Vice President and as a Director since 1997. Ms. DeLisle joined Watson Wyatt in 1982 and is the Managing Consultant of our Hong Kong office. Ms. DeLisle is responsible for Watson Wyatt's China operations, for the Asia-Pacific operations of Watson Wyatt Data Services, and is a frequent speaker at international conferences on human resources issues in the Asia-Pacific region. She is the Vice-Chairman of the American Chamber of Commerce in Hong Kong and is the Hong Kong representative to the Pacific Economic Cooperation Council's Human Resources Development Task Force. She has a B.A. from Saint Mary's College and a Master's degree from Loyola University of Chicago.


    DAVID B. FRIEND, M.D. has served as Vice President and Regional Manager (U.S. East) since 1997 and has served as a Director since 1997. He formerly was the Practice Director of Watson Wyatt's Group and Health Care Practice. Prior to joining Watson Wyatt in 1995, Dr. Friend served on the medical staff at Malden Hospital in Malden, Massachusetts. Prior to attending medical school, Dr. Friend was an Executive Vice President with High Voltage Engineering, a specialty industrial manufacturing conglomerate. Dr. Friend is the author of
HEALTHCARE.COM: RX FOR REFORM (St. Lucie Press), and also serves on the Advisory Board of the Schneider Institute for Health Policy at Brandeis University. He has an A.B. in Economics from Brandeis University, an M.D. from the University of Connecticut and an M.B.A. from The Wharton School of the University of Pennsylvania.



    JAMES A. GARGIULO has served as Vice President, Human Resources since 1999. Mr. Gargiulo has been an Account Manager in the Eastern Region for the past two years. Prior to joining Watson Wyatt in 1997, he was the Regional Director for the Compensation practice at Aon Corporation, an insurance and consulting organization, and has held various human resources positions for the investment banking firm of Salomon Brothers, The Gap, retailer, and Banque Paribas.
Mr. Gargiulo has a B.A. in Business Administration from Bernard Baruch College in New York.



    IRA T. KAY has served as Vice President and North America Practice Director of the Human Capital Group since 1998 and as a Director since 1996. Prior to joining Watson Wyatt in 1993, Mr. Kay was a Managing Director and served on the Partnership Management Committee of The Hay Group, a competing human resources consulting firm, and prior to that, he was a Managing Director in the Human Resources Department of the investment banking firm of Kidder Peabody. Mr. Kay is the author of CEO PAY AND SHAREHOLDER VALUE (St. Lucie Press). Mr. Kay has a B.S. in Industrial and Labor Relations from Cornell University and a Ph.D. in Economics from Wayne State University.



    BRIAN E. KENNEDY has served as Vice President and Regional Manager (Canada) since 1995 and as a Director since 1996. Prior to joining Watson Wyatt in 1995, Mr. Kennedy spent 18 years with the Alexander Consulting Group, an insurance and benefits consulting firm, most recently as Chairman and Chief Executive Officer of Alexander Clay, their U.K. and European operations.



    ERIC P. LOFGREN has served as Vice President, Global Director--Benefits Consulting Group and as a Director since 1998. Prior to joining Watson Wyatt in 1989, Mr. Lofgren spent seven years with William M. Mercer, a competing human resources consulting firm, and seven years at The Mutual of New York Insurance Company. Mr. Lofgren is a recognized authority in the areas of retirement plan design, the effects of demographics on benefit systems and asset liability management. He is widely credited with developing the Pension Equity Plan (PEP), one of the three primary families of defined benefit pension design. Mr. Lofgren is a Fellow of the Society of Actuaries, and holds a B.A. in Mathematics from New College in Sarasota, Florida and studied at the Graduate School of Logic at the University of California at Berkeley.



    DAVID P. MARINI has served as Vice President since 1998 and Global Director--HR Technologies Group since 1997. Prior to assuming his current responsibilities, he led several of the firm's technology projects involving reengineering administrative client services. Prior to joining Watson Wyatt in 1994, Mr. Marini spent 13 years at the insurance company CIGNA Corporation, most recently as the President of the Iowa division of Trilog Inc., a wholly-owned 401(K) record keeping subsidiary, and he was previously a CPA with the accounting firm Coopers & Lybrand. He has a B.S. in business administration from Western New England College.



    CARL D. MAUTZ has served as Vice President and Chief Financial Officer since February 1999 and previously served as Controller. Prior to joining Watson Wyatt in 1997, Mr. Mautz served as the Controller for Tactical Defense Systems, Loral Corporation, which merged into defense contractor Lockheed Martin Corporation. From 1990 to 1994, Mr. Mautz held operating and corporate finance positions at the computer firm Unisys Corporation and from 1972 to 1984 was a CPA with the accounting firm KPMG Peat Marwick. Mr. Mautz has a B.S. and an M.A.S. in accounting from the University of Illinois.



    GAIL E. MCKEE has served as Vice President and as a Director since 1997. Prior to joining Watson Wyatt in 1992, Ms. McKee was with the Walt Disney Company, an entertainment conglomerate, where she served as the Manager of International Compensation and Benefits from 1991 to 1992. From 1982 to 1990, she was an Account Manager with Hewitt Associates, a human resources consulting firm, in New York and Los Angeles. She has a B.A. from the University of Washington.


    KEVIN L. MEEHAN has served as Vice President since 1994 and as a Director since 1999. Mr. Meehan joined Watson Wyatt in 1983, and has been instrumental in developing our flexible benefits operations, our Human Resources Technologies Group and our Account Management system. Mr. Meehan is a frequent speaker on employee benefits tax and legal issues, and regularly testifies before the IRS, the Department of Labor and Committees of Congress on employee benefit plan issues. Mr. Meehan has a B.A. from the College of the Holy Cross and a J.D. from St. John's University Law School.

    J.P. ORBETA has served as Vice President since 1998 and as Global Practice Leader--Human Capital Group since 1998. Prior to joining Watson Wyatt in
April 1986, Mr. Orbeta was a faculty member of the Mathematics Department and director of Computer Education and Services at the Ateneo de Manila University. Mr. Orbeta is a member and Certified Compensation Professional (CCP) of the American Compensation Association and is the first practitioner in the Philippines to have earned this designation. He is a member of the Industrial Relations Committees of the American Chamber of Commerce of the Philippines, the Personnel Management Association of the Philippines and is currently the President of the Compensation Management Society of the Philippines. Mr. Orbeta has a B.S. in Economics from Ateneo de Manila University in the Philippines.

    SYLVESTER J. SCHIEBER has served as Vice President and Director of the Watson Wyatt Research and Information Center (RIC) since 1983, and as a director of Watson Wyatt from 1989 to 1996. Mr. Schieber joined Watson Wyatt in 1983 as Director of RIC, and from 1994-1996, he served on the Advisory Council on Social Security for the Clinton Administration. He is currently serving a six-year term on the Social Security Advisory Board, for which he was appointed by the U.S. Senate Majority Leader. Mr. Schieber has served on the Board of the Pension Research Council of the Wharton School, University of Pennsylvania since 1985. He has authored or co-authored four books on retirement issues, including FUNDAMENTALS OF PRIVATE PENSIONS (University of Pennsylvania Press), THE REAL
DEAL: THE HISTORY AND FUTURE OF SOCIAL SECURITY (Yale University Press, 1999), and he has co-edited four other volumes on a broad range of human resources issues. Mr. Schieber is a frequent speaker on pension and Social Security policy issues throughout the world. He has a Ph.D. in Economics from the University of Notre Dame.

    JOHN A. STEINBRUNNER has served as Vice President since 1996 and a Director since 1996. Mr. Steinbrunner joined Watson Wyatt in 1974 and was formerly the Retirement Practice Director of the Benefits Consulting Group. Mr. Steinbrunner continues to consult with major corporate clients on a variety of strategic benefits issues. He is a Fellow of the Society of Actuaries and has an M.S. in Mathematics from Case Western Reserve University.

    A. GRAHAME STOTT has served as Vice President since 1995 and Regional Manager (Asia-Pacific) since 1995 and as a Director since 1995. Mr. Stott joined Watson Wyatt in 1982 and is a member of the Hang Seng Index Advisory Committee, a past President of the Actuarial Association of Hong Kong and has been a member of a number of Hong Kong Government working parties in the areas of Social Security and pension legislation. Mr. Stott, a Fellow of the Faculty of Actuaries, has a B.Sc. in Mathematics from the University of Manchester Institute of Science and Technology.

    CHARLES P. WOOD, JR. has served as Vice President and Regional Manager (U.S.
West) since 1998 and as a Director since 1999. Mr. Wood joined Watson Wyatt in 1975 and is a specialist in matters relating to Retirement, Group and Health Care, and Compensation consulting. Mr. Wood, a Fellow of the Society of Actuaries and the Casualty Actuarial Society, has a B.S. in Engineering Science and Mathematics from the U.S. Air Force Academy and an S.M. in Applied Mathematics from Harvard University.


    JOHN J. GABARRO has served as a Director since 1999 and was previously a director from 1995 to 1998. Mr. Gabarro has been a professor at the Harvard Business School since 1972. Mr. Gabarro is the UPS Foundation Professor of Human Resource Management at the Harvard Business School, where he has taught in Harvard's M.B.A., Advanced Management, and Owner-President Management Programs. He has also served as faculty chairman of Harvard's International Senior Management Program and as chairman of its Organization Behavior and Human Resource Management faculty. Mr. Gabarro is the author of six books, the most recent of which include BREAKING THROUGH: THE MAKING OF MINORITY EXECUTIVES IN CORPORATE AMERICA (Harvard, 1999), MANAGING PEOPLE IN ORGANIZATIONS (Harvard,
1992) and THE DYNAMICS OF TAKING CHARGE (Harvard, 1987), which won the 1988 New Directions in Leadership Award and was named one of the best business books of the year by THE WALL STREET JOURNAL. Mr. Gabarro is also a recipient of the 1980 McKinsey Foundation Prize, the 1986 Center for Creative Leadership Distinguished Scholar Colloquium and the 1988 Johnson Smith and Knisely Award for research on leadership. Mr. Gabarro has an M.B.A. and a Ph.D. from Harvard University.


    ROBERT D. MASDING has served as the Senior Partner of Watson Wyatt Partners, our global alliance partner, since 1995 and as a Director since 1995 upon the establishment of the global alliance. He joined the predecessor firm to Watson Wyatt Partners in 1969 and became a partner in 1972. Mr. Masding is a former Chairman of the International Association of Consulting Actuaries and is a member of the Professional Affairs Board of the Institute of Actuaries.
Mr. Masding, a Fellow of the Institute of Actuaries, has an M.A. in Mathematics from Cambridge University.


    R. MICHAEL MCCULLOUGH has served as a Director since 1996. Mr. McCullough is the retired Chairman of the management consulting firm of Booz, Allen & Hamilton. He joined Booz, Allen & Hamilton in 1965 as a consultant, was elected a Partner in the firm in 1971, became Managing Partner of the firm's Technology Center and was elected to the position of Chairman in 1984. Mr. McCullough is a member of the Boards of Capital Auto Real Estate Investment Trust, Charles E. Smith Residential Real Estate Trust, Host Marriott Services and is Chairman of Ecutel, Inc., a private Internet firm.


BOARD OF DIRECTORS


    Watson Wyatt & Company directors have been elected at each annual stockholders' meeting for a one-year term. Of the 15 seats, 12 are filled by current employees of Watson Wyatt & Company, two are filled by outside directors, and one by the Senior Partner of Watson Wyatt Partners. Watson Wyatt anticipates changing the composition of the board to increase the number of outside directors, probably by two, during the year 2000. Under the Watson Wyatt & Company bylaws, an employee stockholder is qualified to hold a directorship only during the term of his or her employment. The board intends to add an additional outside director within one year of the initial public offering.


    Under the Watson Wyatt & Company Holdings certificate of incorporation, the 15 directorships are to be divided into three classes. At the next regularly scheduled stockholders' meeting in 2000, stockholders will elect three classes of directors. The directorships in the first class will expire as of the stockholders meeting in 2001 and every three years thereafter, the directorships in the second class will expire as of the stockholders meeting in 2002 and every three years thereafter, and the directorships in the third class will expire as of the stockholders meeting in 2003 and every three years thereafter. Pursuant to separate agreements to be entered into between Watson Wyatt & Company Holdings and each employee director, the director will be required to resign from the board upon termination of his or her employment.

COMMITTEES OF THE BOARD OF DIRECTORS


    AUDIT COMMITTEE. The Audit Committee assesses and monitors the control of financial transactions and oversees financial reporting to shareholders and others. It also reviews (in cooperation with our internal auditors, independent accountants and management) our internal accounting procedures and controls, and the adequacy of the accounting services provided by our Finance and Administration office. The members of the Audit Committee are John Gabarro and Michael McCullough.



    COMPENSATION AND STOCK COMMITTEE. The Compensation and Stock Committee oversees executive compensation policies and practices and makes recommendations and decisions regarding the administration of common stock transactions. The Compensation Committee members are John Gabarro and Michael McCullough.



    EXECUTIVE COMMITTEE. The Executive Committee oversees and reviews our long-range corporate and strategic planning. Additionally, it meets throughout the year between meetings of the board of directors to review, consider and make decisions affecting general management policies of our company, to approve significant business decisions not requiring full board approval and to make recommendations to the executive officers and the board. The members of the Executive Committee are John Haley, Brian Kennedy, Ira Kay, Eric Lofgren and Grahame Stott.



    FINANCE COMMITTEE. The Finance Committee reviews and considers issues relating to our capital structure. This includes strategic determinations regarding the financing of our future growth and development. The members of the Finance Committee are David Friend, Elizabeth Caflisch, Carl Mautz, John Steinbrunner, Charles Wood and Grahame Stott.



    Members of these committees may, but will not necessarily, change after the next annual shareholders' meeting.


COMPENSATION OF DIRECTORS


    Directors who are employees of Watson Wyatt & Company are not compensated separately for their services as directors or as members of any committee of the board. Outside directors in fiscal year 1999 were paid a quarterly retainer of $6,250 plus $1,500 per day for board meetings, $1,000 per day for regular committee meetings, $750 if held in conjunction with a board meeting, and $2,000 per day for committee meetings if the outside director chaired that committee, $1,000 if held in conjunction with a board meeting. Telephone meetings of less than four hours duration were compensated at 50% of the applicable per day fee. These fees have been paid in shares of Watson Wyatt & Company common stock up to 7,500 shares, and the balance paid in cash. We established the Voluntary Deferred

Compensation Plan to enable outside directors, at their election, to defer receipt of any or all of their director's fees until they are no longer serving as a director of the company. We intend to continue to compensate outside directors for services rendered to WW Holdings.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


    The members of our Compensation and Stock Committee, predecessor to the current Compensation Committee, for the last completed fiscal year were: Thomas
W. Barratt, Paula A. DeLisle, Ira T. Kay, Kevin L. Meehan and John A. Steinbrunner. All are officers of the company. The committee members did not participate in decisions regarding their own compensation. No interlocking relationship exists between our board of directors or our Compensation Committee and any member of any other company's board of directors or their compensation committee, nor has any interlocking relationship existed in the past.


EXECUTIVE COMPENSATION


    For the fiscal year ended June 30, 1999, the compensation of the executive officers, and all other associates eligible to receive a bonus, was comprised primarily of three elements: base salary, fiscal year-end bonus, and SIBP payment. The compensation system establishes target bonuses for all associates eligible to receive a bonus, based on their compensation band level. Target bonuses range from 5% of base salary for more junior associates to 70% of base salary for the Chief Executive Officer. After the end of each fiscal year, the board of directors determines the funding of the fiscal year-end bonus pool, which may be more or less than 100% of target bonuses, and associates eligible to receive a bonus are awarded bonuses based on individual, practice, region and company performance.


    In January 2000 we paid SIBP bonuses to eligible associates based on the SIBP funding level approved by the board, an individual's actual fiscal year bonus and their actual stock ownership as compared to their target stock ownership. We will terminate the SIBP following the completion of the public offering. The following table sets forth annual compensation for the President, Chief Executive Officer and the other four most highly compensated executive officers for the fiscal years ended June 30, 1999, 1998 and 1997 by those persons who were, on June 30, 1999:

                           SUMMARY COMPENSATION TABLE

                                    FISCAL                                     TOTAL SALARY/     OTHER ANNUAL        ALL OTHER
NAME AND PRINCIPAL POSITION          YEAR      SALARY     BONUS     SIBP(A)     BONUS/SIBP     COMPENSATION(B)    COMPENSATION(C)
John J. Haley....................    1999     $543,750   $422,625   $491,000    $1,457,375         -$-               $ 25,255
  President,                         1998      440,000    320,000      --          760,000         --                  19,300
  Chief Executive                    1997      403,790    215,000      --          618,790         --                  17,350
  Officer and Director

A.W. Smith, Jr...................    1999      635,000    380,800    432,970     1,448,770         --                 220,120
  Chairman and                       1998      615,000    375,000      --          990,000         --                  28,300
  Director (retired)                 1997      591,230    330,000      --          921,230         --                  23,950

Eric P. Lofgren..................    1999      390,000    290,000    260,960       940,960         --                  19,170
  Vice President,                    1998      331,500    250,000      --          581,500         --                  15,035
  Global Director,                   1997      314,500    180,000      --          494,500           7,500             11,250
  Benefits Consulting
  Group and Director

Kevin L. Meehan..................    1999      326,250    300,000    290,425       916,675         --                  17,690
  Vice President and                 1998      280,150    250,000      --          530,150         --                   5,110
  Director                           1997      263,670    180,000      --          443,670           3,000             10,470

David B. Friend, M.D.............    1999      415,000    315,000    175,270       905,270         --                  21,380
  Vice President,                    1998      387,500    270,000      --          657,500         --                  17,125
  Eastern Regional                   1997      314,167    200,000      --          514,170          12,000              6,000
  Manager and
  Director

(a) In 1996, Watson Wyatt & Company adopted the SIBP, a supplemental bonus plan. Following the public offering, we will terminate the SIBP and replace it with equity based incentives more customary to publicly traded companies.


(b) "Other Annual Compensation" consists of a cash bonus of $0.50 per share for each share purchased in 1997 under the Stock Purchase Plan. This bonus was also available to all participating associates. There were no stock purchases under the Stock Purchase Plan in 1998. Messrs. Friend, Meehan and Lofgren were the only named executive officers purchasing shares in 1997 since all others are above the 200,000 share maximum.

(c) "All Other Compensation" consists of the following: (1) for fiscal year 1997 only, a one-time non-compete bonus equal to 5% of each named executive's fiscal year 1996 bonus; (2) company matching contributions of 50% of the first 6% of total compensation contributed to our 401(k) plan as a 401(k) salary deferral by the named executive up to the IRS maximum; (3) an additional company matching contribution to a non-qualified savings plan of 3% of total compensation above the IRS compensation limit of $160,000 if individual 401(k) contributions equal the IRS maximum; and (4) for fiscal year 1999 for Mr. Smith, a payment of $188,140 for accrued, but unused, paid time-off.


    Concurrent with the public offering we will grant options to our associates pursuant to the long term incentive plan to purchase approximately 1,600,000 shares of class A common stock at an exercise price equal to the public offering price. As part of this grant, Messrs. Haley, Lofgren, Meehan and Friend will be
granted options to purchase           ,           ,           , and
shares, respectively.



    PENSION ARRANGEMENTS WITH NAMED EXECUTIVE OFFICER. Watson Wyatt & Company has an agreement with Dr. Friend to provide a supplemental pension benefit if he remains continuously employed by the company until June 15, 2000. At the time of his retirement, Dr. Friend will receive an additional service credit (for the purposes of calculating benefits only) so that his total service credit will be calculated as follows: (actual years of service + 1) multiplied by 1.5. In addition, if, prior to the date on which Dr. Friend would be entitled to receive an early retirement benefit, there is a change in control of the company and Dr. Friend leaves the employ of the company within six months of the change in control, his pension will be calculated as if he had reached early retirement.



    GENERAL EMPLOYMENT ARRANGEMENTS. Generally executive officers are not parties to employment agreements with Watson Wyatt. Non-employee directors are paid pursuant to a compensation plan approved on an annual basis. Executives and other associates in bands 4, 5, 6 and higher are required to sign non-competition and confidentiality agreements to protect the company's proprietary information.

              COMMON STOCK PURCHASE ARRANGEMENTS BEFORE THE MERGER
                            AND THE PUBLIC OFFERING


    STOCK PURCHASE PLAN. To encourage ownership of common stock by associates, we had historically maintained a stock purchase plan. Under the stock purchase plan, we regularly sold common stock to associates on or about March 1 of each year, except in 1998. Historically, ownership of the common stock has been spread widely among associates, with no individual stockholder owning more than 2% of the total number of shares outstanding. Prior to 1996, it was our policy not to sell shares to stockholders who, as a result of such sales, would have purchased more than 300,000 shares under the stock purchase plan. In 1996, we reduced this number to 200,000. The stock purchase plan will be terminated upon completion of this offering.



    The stock purchase plan permitted associates to borrow up to the full amount of the purchase price of the common stock from our lenders, and we guaranteed repayment of all such loans. The loans provided for full recourse to the individual borrower and were secured by a pledge of the stock purchased. Officers, directors and executive officers had access to this credit facility on the same basis as other associates. As of March 1, 2000, 3,370,536 shares of common stock were pledged to Watson Wyatt's lenders to secure loans to stockholders, representing approximately 24% of the outstanding shares of common stock. As of the same date, the aggregate amount of outstanding loans was approximately $14.5 million. This loan program will continue in effect to accomodate the amortization of existing loans after the offering, but will be amended and will not be used to create new loans.

                    TRANSACTIONS WITH MANAGEMENT AND OTHERS



    On April 1, 1995, we transferred our United Kingdom operations to R.
Watson & Sons, subsequently renamed Watson Wyatt Partners, and received a beneficial interest and a 10% interest in a defined profit pool of the partnership. We also transferred our Continental European operations to a newly formed holding company owned by our company and Watson Wyatt Partners in exchange for 50.1% of its shares. Effective July 1, 1998, we sold one-half of our investment in the holding company to Watson Wyatt Partners. Mr. Robert D. Masding, a senior partner of Watson Wyatt Partners, is a member of our board of directors, and Mr. Haley is a member of the Watson Wyatt Partners Partnership Board. Watson Wyatt Partners and Watson Wyatt & Company provide various services to and on behalf of each other in the ordinary course of business.


                  SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS


    The following table sets forth information known to us with respect to beneficial ownership of Watson Wyatt & Company common stock as of March 1, 2000, without giving effect to our corporate reorganization or sales made in connection with the public offering, of all directors, named officers and directors and executive officers as a group:



                                                               NUMBER         PERCENT
NAME OF BENEFICIAL OWNER                                      ---------       --------
John J. Haley...............................................    227,749          1.5%
Charles P. Wood, Jr.........................................    200,934          1.4
A. Grahame Stott............................................    134,000         *
Eric P. Lofgren.............................................    109,365         *
John A. Steinbrunner........................................    103,191         *
Kevin L. Meehan.............................................    100,011         *
Thomas W. Barratt...........................................     89,000         *
Ira T. Kay..................................................     80,525         *
David B. Friend, M.D........................................     71,000         *
Paula A. DeLisle............................................     53,900         *
Brian E. Kennedy............................................     50,000         *
Gail E. McKee...............................................     27,375         *
John J. Gabarro.............................................      7,500         *
R. Michael McCullough.......................................      7,500         *
Robert D. Masding...........................................    363,000(a)       2.4%
A.W. Smith, Jr..............................................          0(b)      *
All current directors and executive officers as a group
  (22)......................................................  2,023,492         13.7%


------------------------

* Beneficial ownership of 1% or less of all of the outstanding common stock is indicated with an asterisk.


(a) Watson Wyatt Partners, in which Mr. Masding is Senior Partner, beneficially owns 363,000 shares (2.4%) of Watson Wyatt & Company common stock.
    Mr. Masding does not own any shares in his individual capacity and disclaims beneficial ownership of the Watson Wyatt Partners shares. Pursuant to our alliance agreement, if Watson Wyatt Partners holds more than 400,000 shares of our common stock, it has an option to sell to us any number of shares that exceed 300,000. We, in turn, have an option to purchase from Watson Wyatt Partners any number of shares of our common stock in excess of 400,000 shares if Watson Wyatt Partners holds more than 500,000 shares of our common stock.


(b) Mr. Smith's shares were repurchased in connection with his retirement in June 1999 in accordance with our bylaws.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of class B common stock offered by this proxy statement/ prospectus will be passed on for us by Cadwalader, Wickersham & Taft.

                          TRANSFER AGENT AND REGISTRAR


    Watson Wyatt & Company is the Transfer Agent and Registrar of its own common stock. First Union National Bank will be the Transfer Agent and Registrar for Watson Wyatt & Company Holdings' class A common stock and class B common stock.


                      SUBMISSION OF STOCKHOLDER PROPOSALS

    If the merger and public offering are completed, Watson Wyatt & Company Holdings expects to hold its 2000 annual meeting on November 16, 2000. If the public offering is not completed, Watson Wyatt & Company would hold its 2000 annual meeting at such time. If you intend to submit a proposal for inclusion in the proxy materials for the annual meeting, you must submit the proposal in writing to Watson Wyatt & Company, Office of the Secretary, 6707 Democracy Boulevard, Suite 800, Bethesda, Maryland 20817, by June 30, 2000. Securities and Exchange Commission rules set forth standards as to what stockholder proposals we are required to include in our proxy statement for an annual meeting.

    If a stockholder fails to provide notice prior to September 12, 2000 of such stockholder's intention to present a proposal at the meeting, then the board-appointed proxies will be entitled to use their discretionary voting authority if such proposal is raised at the 2000 annual meeting of stockholders.

                                    EXPERTS


    The consolidated financial statements of Watson Wyatt & Company as of June 30, 1999, and 1998 and for each of the three years in the period ended
June 30, 1999, included in and incorporated by reference in this prospectus have been so included or incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in accounting and auditing. The financial statements for Wellspring Resources LLC as of June 30, 1997, and 1996 and for the year ended June 30, 1997 and the three months ended June 30, 1996 appearing in Watson Wyatt & Company Annual Report on Form 10-K for the year ended June 30, 1999 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report incorporated therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                  PAGE
                                                              ------------
Consolidated Financial Statements of Watson Wyatt & Company

  Report of Independent Accountants.........................      F-2

  Financial Statements:

    Consolidated Statements of Operations for each of the
      three years
      ended June 30, 1999...................................      F-3

    Consolidated Balance Sheets at June 30, 1999 and 1998...      F-4

    Consolidated Statements of Cash Flows for each of the
      three years
      ended June 30, 1999...................................      F-5

    Consolidated Statements of Changes in Permanent
      Shareholders' Equity for each of the three years ended
      June 30, 1999.........................................      F-6

    Notes to the Consolidated Financial Statements..........  F-7 to F-26

  Valuation and Qualifying Accounts and Reserves (Schedule
    II).....................................................      F-27

    Consolidated Statements of Operations for the six month
      periods ended December 31, 1999 and December 31, 1998
      (unaudited)...........................................      F-28

    Consolidated Balance Sheets at December 31, 1999
      (unaudited) and June 30, 1999.........................      F-29

    Consolidated Statements of Cash Flows for the six month
      periods
      ended December 31, 1999 and December 31, 1998
      (unaudited)...........................................      F-30

    Consolidated Statements of Changes in Permanent
      Shareholders' Equity for
      the six month period ended December 31, 1999
      (unaudited)...........................................      F-31

    Notes to the Consolidated Financial Statements
      (unaudited)...........................................  F-32 to F-34

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of Watson Wyatt & Company


In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Watson Wyatt & Company and its subsidiaries at June 30, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1999, in conformity with the accounting principles generally accepted in the United States. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information, set forth therein when read in connection with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PricewaterhouseCoopers LLP

Washington, D.C.
September 8, 1999, except as to the
information presented in Notes 5 and 6,
for which the date is December 9, 1999.

                             WATSON WYATT & COMPANY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

             (THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                    YEAR ENDED JUNE 30,
                                                              -------------------------------
                                                                1999       1998        1997
                                                              --------   ---------   --------
Fees........................................................  $556,860   $ 512,660   $486,502
Costs of providing services:
  Salaries and employee benefits............................   298,915     268,611    252,302
  Stock incentive bonus.....................................    22,610          --         --
  Non-recurring compensation charge (see Note 12)...........        --      69,906         --
  Occupancy and communications..............................    62,915      62,061     72,155
  Professional and subcontracted services...................    47,863      49,907     48,827
  Other.....................................................    29,753      26,779     23,871
                                                              --------   ---------   --------
                                                               462,056     477,264    397,155
General and administrative expenses.........................    56,578      51,759     45,696
Depreciation and amortization...............................    15,248      24,994     22,094
                                                              --------   ---------   --------
                                                               533,882     554,017    464,945

Income (loss) from operations (see Note 12).................    22,978     (41,357)    21,557
Other:
  Interest income...........................................       944         901      1,462
  Interest expense..........................................    (2,646)     (2,768)    (1,506)
Income from affiliates......................................     2,524         258        105
                                                              --------   ---------   --------
Income (loss) before income taxes and minority interest
  (see Note 12).............................................    23,800     (42,966)    21,618

Provision for (benefit from) income taxes:
  Current...................................................    18,744      15,116     12,627
  Deferred..................................................    (7,296)     (1,982)    (3,557)
                                                              --------   ---------   --------
                                                                11,448      13,134      9,070
                                                              --------   ---------   --------
Income (loss) before minority interest (see Note 12)........    12,352     (56,100)    12,548

Minority interest in net (income) loss of consolidated
  subsidiaries..............................................      (217)       (112)      (167)
                                                              --------   ---------   --------
Income (loss) from continuing operations (see Note 12)......    12,135     (56,212)    12,381

Discontinued operations:

Loss from operations of discontinued Outsourcing Business
  (less applicable income tax benefit of $0, $5,053 and
  $8,181 respectively)......................................        --      (6,821)   (11,483)

Adjustment (loss) on disposal of discontinued Outsourcing
  Business (1999 adjustment is net of applicable income tax
  expense of $6,322; 1998 loss is net of applicable income
  tax benefit of $46,715)...................................     8,678     (63,085)        --
                                                              --------   ---------   --------
Net income (loss) (see Note 12).............................  $ 20,813   $(126,118)  $    898
                                                              ========   =========   ========
Earnings (loss) per share, continuing operations, basic and
  fully diluted.............................................  $   0.80   $   (3.27)  $   0.71
                                                              ========   =========   ========
Earnings (loss) per share, discontinued operations, basic
  and fully diluted.........................................  $   0.57   $   (4.07)  $  (0.66)
                                                              ========   =========   ========
Earnings (loss) per share, net income (loss), basic and
  fully diluted.............................................  $   1.37   $   (7.34)  $   0.05
                                                              ========   =========   ========

                             See accompanying notes

                             WATSON WYATT & COMPANY

                          CONSOLIDATED BALANCE SHEETS

                          (THOUSANDS OF U.S. DOLLARS)


                                                              JUNE 30,   JUNE 30,
                                                                1999       1998
                                                              --------   --------
                                     ASSETS
Cash and cash equivalents...................................  $ 35,985   $ 13,405
Receivables from clients:
  Billed, net of allowances of $3,701 and $2,142............    72,798     69,671
  Unbilled..................................................    63,068     59,725
                                                              --------   --------
                                                               135,866    129,396
Income taxes receivable.....................................        --      2,216
Other current assets........................................    10,834      6,945
                                                              --------   --------
  Total current assets......................................   182,685    151,962

Investment in affiliates....................................    15,306     17,666
Fixed assets................................................    42,797     37,368
Deferred income taxes.......................................    56,206     48,911
Intangible assets...........................................     7,455      2,412
Other assets................................................     9,511      9,991
                                                              --------   --------
                                                              $313,960   $268,310
                                                              ========   ========

    LIABILITIES, REDEEMABLE COMMON STOCK, AND PERMANENT SHAREHOLDERS' EQUITY

Accounts payable and accrued liabilities....................  $152,371   $116,548
Note payable and book overdrafts............................       248     11,666
Income taxes payable........................................    18,374         --
                                                              --------   --------
  Total current liabilities.................................   170,993    128,214
Accrued retirement benefits.................................    77,140     82,528
Deferred rent and accrued lease losses......................     9,270     12,676
Other noncurrent liabilities................................    22,608     32,784
Minority interest in subsidiaries...........................       669        322
Redeemable Common Stock--$1 par value: 25,000,000 shares
  authorized; 16,112,416 and 15,916,757 issued and
  outstanding; at redemption value..........................   107,631     96,296
Permanent shareholders' equity:
Adjustment for redemption value less than amounts paid in by
  shareholders..............................................    11,420     25,240
Retained deficit............................................   (83,209)  (106,834)
Cumulative translation adjustment (accumulated other
  comprehensive loss).......................................    (2,562)    (2,916)
Commitments and contingencies...............................
                                                              --------   --------
                                                              $313,960   $268,310
                                                              ========   ========


                             See accompanying notes

                             WATSON WYATT & COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                          (THOUSANDS OF U.S. DOLLARS)

                                                                    YEAR ENDED JUNE 30,
                                                              -------------------------------
                                                                1999       1998        1997
                                                              --------   ---------   --------
Cash flows from (used for) operating activities:
  Net income (loss).........................................  $ 20,813   $(126,118)  $    898
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Non-cash non-recurring compensation charge..............        --      69,906         --
    Net (adjustment) loss from Discontinued Operations......    (8,678)     69,906     11,483
    Provision for doubtful receivables from clients.........     9,503       5,613      6,853
    Depreciation............................................    13,680      12,849     13,816
    Amortization of deferred software and development costs
      and other intangible assets...........................     1,568      12,143      8,277
    Provision for deferred income taxes.....................    (7,295)     (1,982)    (3,557)
    Income from affiliates..................................    (2,524)       (258)      (105)
    Minority interest in net income of consolidated
      subsidiaries..........................................       217         112        167
    (Increase) decrease in assets (net of discontinued
      operations):
      Receivables from clients..............................   (25,488)    (11,115)    (2,794)
      Income taxes receivable...............................     2,216       4,558      3,327
      Other current assets..................................    (3,889)        342       (351)
      Other assets..........................................       480          76     (1,930)
    Increase (decrease) in liabilities (net of discontinued
      operations):
      Accounts payable and accrued liabilities..............    54,567      11,318      1,300
      Income taxes payable..................................    12,052      (3,563)    (7,799)
      Accrued retirement benefits...........................    (5,388)     (4,169)     5,556
      Deferred rent and accrued lease losses................    (3,406)     (2,262)     5,034
      Other noncurrent liabilities..........................     1,132         840        687
    Other, net..............................................       514       1,603        656
    Discontinued operations, net............................    (5,537)    (18,554)     7,530
                                                              --------   ---------   --------
    Net cash provided by operating activities...............    54,537      21,245     49,048
                                                              ========   =========   ========
Cash flows (used in) from investing activities:
  Purchases of fixed assets.................................   (19,684)    (16,034)   (15,548)
  Proceeds from sales of fixed assets and investments.......       237         623        446
  Acquisitions..............................................    (6,207)         --     (1,169)
  Investment in software and development costs..............        --      (3,000)    (4,554)
  Investment in affiliates..................................     4,220       3,076     (1,385)
  Discontinued operations...................................        --     (14,750)   (20,062)
                                                              --------   ---------   --------
    Net cash used in investing activities...................   (21,434)    (30,085)   (42,272)
                                                              --------   ---------   --------
Cash flows (used by) from financing activities:
  Borrowings and bank overdrafts............................   (11,418)     11,258         --
  Issuances of Redeemable Common Stock......................    15,451       1,005     15,414
  Repurchases of Redeemable Common Stock....................   (15,124)    (13,141)   (16,604)
                                                              --------   ---------   --------
    Net cash used by financing activities...................   (11,091)       (878)    (1,190)
                                                              --------   ---------   --------
Effect of exchange rates on cash............................       568      (3,134)    (1,023)
                                                              --------   ---------   --------
Increase (decrease) in cash and cash equivalents............    22,580     (12,852)     4,563
Cash and cash equivalents at beginning of period............    13,405      26,257     21,694
                                                              --------   ---------   --------
Cash and cash equivalents at end of period..................  $ 35,985   $  13,405   $ 26,257
                                                              ========   =========   ========

                             See accompanying notes

                             WATSON WYATT & COMPANY

      CONSOLIDATED STATEMENTS OF CHANGES IN PERMANENT SHAREHOLDERS' EQUITY

                          (THOUSANDS OF U.S. DOLLARS)

                                                                          ADJUSTMENT FOR
                                                                            REDEMPTION
                                                                              VALUE
                                                            CUMULATIVE    (GREATER) LESS
                                                RETAINED    TRANSLATION    THAN AMOUNTS
                                                EARNINGS       GAIN         PAID IN BY
                                                (DEFICIT)     (LOSS)       SHAREHOLDERS     TOTAL
                                                ---------   -----------   --------------   --------
Balance at June 30, 1996......................  $  30,677      $ 1,040       $(37,549)     $ (5,832)
Comprehensive income:
  Net income..................................        898           --             --           898
  Foreign currency translation adjustment.....         --         (204)            --          (204)
                                                ---------      -------       --------      --------
Total comprehensive income....................        898         (204)            --           694
Effect of repurchases of 3,258,203 shares of
  common stock (various prices per share).....     (6,942)          --          6,942            --
Adjustment of redemption value for change in
  formula book value per share................         --           --         (7,067)       (7,067)
                                                ---------      -------       --------      --------
Balance at June 30, 1997......................  $  24,633      $   836       $(37,674)     $(12,205)

Comprehensive loss:
  Net loss....................................   (126,118)          --             --      (126,118)
  Foreign currency translation adjustment.....         --       (3,752)            --        (3,752)
                                                ---------      -------       --------      --------
Total comprehensive loss......................   (126,118)      (3,752)            --      (129,870)
Effect of repurchases of 2,410,425 shares of
  common stock (various prices per share).....     (5,349)          --          5,349            --
Adjustment of redemption value for change in
  formula book value per share................         --           --        (12,341)      (12,341)
Adjustment of redemption value for
  non-recurring compensation charge (see Note
  12).........................................         --           --         69,906        69,906
                                                ---------      -------       --------      --------
Balance at June 30, 1998......................  $(106,834)     $(2,916)      $ 25,240       (84,510)

Comprehensive income:
  Net income..................................     20,813           --             --        20,813
  Foreign currency translation adjustment.....         --          354             --           354
                                                ---------      -------       --------      --------
Total comprehensive income....................     20,813          354             --        21,167
Effect of repurchases of 2,361,542 shares of
  common stock (various prices per share).....      2,812           --         (2,812)           --
Adjustment of redemption value for change in
  formula book value per share................         --           --        (11,008)      (11,008)
                                                ---------      -------       --------      --------
Balance at June 30, 1999......................  $ (83,209)     $(2,562)      $ 11,420      $(74,351)
                                                =========      =======       ========      ========

                             See accompanying notes

                             WATSON WYATT & COMPANY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF THE BUSINESS--Watson Wyatt & Company ("Watson Wyatt" or the "Company"), together with its subsidiaries, is an international company engaged in the business of providing professional consultative services on a fee basis, primarily in the human resource areas of employee benefits and compensation, but also in other areas of specialization such as human capital consulting and human resource related technology consulting. Substantially all of the Company's stock is held by or for the benefit of employees. On July 1, 1996, The Wyatt Company changed its name to Watson Wyatt & Company.


    In 1998, the Company discontinued its Benefits Administration Outsourcing Business as further described in Note 16. The Consolidated Statements of Operations in 1999 and 1998 reflect the charges recorded for that discontinuation as well as for the operating results of the discontinued operations in 1998 and 1997.


    USE OF ESTIMATES--Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used when accounting for revenue, allowances for uncollectible receivables, investments in affiliates, depreciation and amortization, profits on long-term contracts, asset write-downs, employee benefit plans, taxes, discontinued operations and Year 2000 costs.

    PRINCIPLES OF CONSOLIDATION--The consolidated financial statements of the Company include the accounts of the Company and its majority-owned and controlled subsidiaries after elimination of inter-company accounts and transactions. Investments in affiliated companies over which the Company has the ability to exercise significant influence are accounted for using the equity method.

    RECLASSIFICATIONS--Certain amounts previously presented have been reclassified to conform to the current presentation.

    CASH AND CASH EQUIVALENTS--The Company considers short-term, highly liquid investments with original maturities of 90 days or less to be cash equivalents. Such investments were $21,700,000 at June 30, 1999.


    RECEIVABLES FROM CLIENTS--Billed receivables from clients are presented at their billed amount less an allowance for doubtful accounts. Services rendered are generally billed on a monthly basis using fee arrangements defined at the inception of the project. Unbilled receivables are stated at their estimated net realizable value.


    REVENUE RECOGNITION--For consulting services, fees from clients are recorded as services are performed and are presented net of write-offs and uncollectible amounts. Revenues from long-term contracts are recognized on the percentage of completion basis. Anticipated contract losses are recognized as they become known. Fees for administrative and recordkeeping operations are recognized as earned by the Company.

    INTANGIBLE ASSETS--Intangible assets consist primarily of goodwill related to the excess cost over net assets of purchased companies. Goodwill is generally amortized on a straight-line basis over seven to fifteen years. The Company regularly assesses the recoverability of unamortized goodwill and other

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) long-lived assets by comparing the probable undiscounted future cash flows with the net book value of the underlying assets. Losses so identified are then measured as the difference between the net book value of the asset and the discounted present value of the cash flows and are recorded as identified.

    EMPLOYEE RECEIVABLES--The Company had outstanding employee receivables included in other current and noncurrent assets of $2,440,000 and $3,165,000 at June 30, 1999 and June 30, 1998, respectively, related primarily to employee relocations.

    FOREIGN CURRENCY TRANSLATION--Gains and losses on foreign currency transactions are recognized currently in the consolidated statements of operations. Assets and liabilities of the Company's subsidiaries outside the United States are translated into the reporting currency, the U.S. dollar, based on exchange rates at the balance sheet date. Revenue and expenses of the Company's subsidiaries outside the United States are translated into U.S. dollars at the average exchange rates during the year. Gains and losses on translation of the Company's equity interests in its subsidiaries outside the United States are not included in the consolidated statements of operations but are reported separately and accumulated as the cumulative translation gain or loss within permanent shareholders' equity in the consolidated balance sheets. Foreign currency translation gains or losses on inter-company receivables and payables are generally not recognized because such amounts are usually considered to be permanent and are not expected to be liquidated.

    FAIR VALUE OF FINANCIAL INSTRUMENTS--The carrying amount of the Company's cash and cash equivalents, short-term investments, receivables from clients and notes and accounts payable and accrued liabilities approximates fair value because of the short maturity and ready liquidity of those instruments. At
June 30, 1999, the outstanding balance under its revolving credit agreement was zero, while at June 30, 1998 the Company had $9,000,000 outstanding. The Company knows of no event of default that would require it to satisfy the guarantees described in Notes 9 and 15 other than as reflected in the Consolidated Financial Statements.

    CONCENTRATION OF CREDIT RISK--Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of certain cash and cash equivalents, short-term investments and receivables from clients. The Company invests its excess cash with high-credit quality financial institutions. Concentrations of credit risk with respect to receivables from clients are limited due to the Company's large number of customers and their dispersion across many industries and geographic regions.

    EARNINGS PER SHARE--The computation of earnings per share is based upon the weighted average number of shares of Redeemable Common Stock outstanding. The number of shares (in thousands) used in the computation is 15,215 in fiscal year 1999, 17,170 in fiscal year 1998, and 17,438 in fiscal year 1997 (see Note 10).

    COMPREHENSIVE INCOME--In fiscal year 1999, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130 "Reporting Comprehensive Income." Comprehensive income includes net income and changes in the cumulative foreign currency translation gain or loss. For the years ended June 30, 1999, 1998 and 1997, comprehensive income (loss) totaled $21,167,000, $(129,870,000), and $694,000, respectively.

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 2--CASH FLOW INFORMATION

    Net cash provided by operating activities in the consolidated statements of cash flows includes cash payments for:

                                                          YEAR ENDED JUNE 30
                                                    ------------------------------
                                                      1999       1998       1997
                                                    --------   --------   --------
Interest expense..................................   $1,889    $ 2,639    $ 1,506
Income taxes paid.................................   $5,462    $18,679    $11,947

NOTE 3--INVESTMENTS IN AFFILIATES

    Entities accounted for under the equity method are:

                                                                    JUNE 30
                                                  OWNERSHIP   -------------------
                                                  INTEREST      1999       1998
                                                  ---------   --------   --------
Watson Wyatt Partners...........................    10.0%     $ 9,265    $11,040
Watson Wyatt Holdings (Europe) Limited..........    25.0%       6,041      6,626
Professional Consultants Insurance Company,
  Inc...........................................    27.4%          --         --
                                                              -------    -------
Total Investment in Affiliates..................              $15,306    $17,666
                                                              =======    =======

    On April 1, 1995, the Company transferred its United Kingdom ("U.K.") operations to Watson Wyatt Partners, formerly R. Watson & Sons ("Watsons"), an actuarial partnership based in the U.K., and received a beneficial interest in Watsons and a 10% interest in a defined profit pool of Watsons. The Company also transferred its Continental European operations to a newly-formed holding company, Watson Wyatt Holdings (Europe) Limited ("WWHE"), jointly owned and controlled by the Company and Watsons, in exchange for 50.1% of its shares. The Company's historical basis in the assets and liabilities carried over. Effective July 1, 1998, the Company sold one half of its investment in WWHE to Watsons; no gain or loss was recognized on the transaction.

    The Company accounts for its interest in Watsons using the equity method of accounting because it is an investment in a general partnership. The Company accounts for its interest in WWHE using the equity method of accounting because it has the ability to exercise significant influence over the operations of the entity.

    At June 30, 1999, the Company's investment in WWHE and Watsons exceeded the Company's share of the underlying net assets by $2,257,000 due primarily to the capitalization of external transaction costs incurred by the Company. This basis differential is being amortized over periods of 10 to 15 years.

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 3--INVESTMENTS IN AFFILIATES (CONTINUED)
    The Company's pre-tax income from affiliates includes the following:

                                                             YEAR ENDED JUNE 30
                                                       ------------------------------
                                                         1999       1998       1997
                                                       --------   --------   --------
Equity investment income.............................   $2,760      $724      $1,019
Amortization of basis differential...................     (236)     (466)       (914)
                                                        ------      ----      ------
Income from affiliates...............................   $2,524      $258      $  105
                                                        ======      ====      ======

    Combined summarized balance sheet information at June 30 for the Company's affiliates follows:

                                                            1999       1998
                                                          --------   --------
Current assets..........................................  $117,717   $118,116
Noncurrent assets.......................................    17,286     10,886
                                                          --------   --------
Total assets............................................  $135,003   $129,002
                                                          ========   ========

Current liabilities.....................................  $ 65,171   $ 54,278
Noncurrent liabilities..................................    30,810     39,344
Shareholders' equity....................................    39,022     35,380
                                                          --------   --------
Total liabilities & shareholders' equity................  $135,003   $129,002
                                                          ========   ========

    The Company's operating results include its proportionate share of income from equity investments from the dates of investment. Combined summarized operating results for the years ended June 30, reported by the affiliates follow:

                                                  1999       1998       1997
                                                --------   --------   --------
Revenue.......................................  $206,463   $173,012   $166,851
Operating expenses............................   155,330    135,577    126,338
                                                --------   --------   --------
Income before tax.............................  $ 51,133   $ 37,435   $ 40,513
                                                ========   ========   ========
Net income....................................  $ 51,116   $ 38,176   $ 39,996
                                                ========   ========   ========

NOTE 4--FIXED ASSETS

    Furniture, fixtures, equipment, and leasehold improvements are recorded at cost, and presented net of accumulated depreciation or amortization. Furniture, fixtures and equipment are depreciated using straight-line and accelerated methods over lives ranging from three to seven years. Leasehold improvements are amortized on a straight-line basis over the shorter of the assets' lives or lease terms.

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 4--FIXED ASSETS (CONTINUED)
    The components of fixed assets are:

                                                                JUNE 30
                                                          -------------------
                                                            1999       1998
                                                          --------   --------
Furniture, fixtures and equipment.......................  $ 96,096   $ 90,727
Leasehold improvements..................................    27,069     22,294
                                                          --------   --------
                                                           123,165    113,021
Less: accumulated depreciation and amortization.........   (80,368)   (75,653)
                                                          --------   --------
Net fixed assets........................................  $ 42,797   $ 37,368
                                                          ========   ========

NOTE 5--PENSION AND SAVINGS PLANS

    In fiscal year 1999, the Company adopted the revised disclosure requirements of SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS 132 standardized the disclosure of pensions and other postretirement benefits but did not change the accounting for these benefits. Prior years' information has been reclassified to conform to the 1999 disclosure format.

    The noncurrent portions of accrued costs related to the Company's principal retirement plans are:

                                                                  JUNE 30
                                                            -------------------
                                                              1999       1998
                                                            --------   --------
Defined benefit retirement plans..........................  $28,149    $35,263
Canadian Separation Allowance Plan........................    5,953      6,264
Postretirement benefits other than pensions...............   43,038     41,001
                                                            -------    -------
Accrued retirement benefits...............................  $77,140    $82,528
                                                            =======    =======

DEFINED BENEFIT PLANS

    The Company sponsors both qualified and non-qualified non-contributory defined benefit pension plans covering substantially all of its associates. Under the Company's principal plans (U.S., Canada, and Hong Kong), benefits are based on the number of years of service and the associate's compensation during the three highest paid consecutive years of service.

    Contributions are limited to amounts that are currently deductible for tax purposes, and the excess of expense over such contributions and direct payments under non-qualified plan provisions is accrued. As of January 1, 1997, changes were made to the U.S. pension program. The pension plan definition of compensation was revised to include overtime and annual bonuses. The pension benefit formula was changed to integrate with Social Security benefits on a step-rate basis. The total years of service included in the benefit calculation were reduced from 28 1/3 years to 25 years.

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 5--PENSION AND SAVINGS PLANS (CONTINUED)
    Net periodic pension cost consists of the following components:

                                                         YEAR ENDED JUNE 30
                                                   ------------------------------
                                                     1999       1998       1997
                                                   --------   --------   --------
Service cost.....................................  $22,976    $18,340    $16,962
Interest cost....................................   23,909     22,302     19,651
Expected return on plan assets...................  (37,437)   (31,910)   (26,828)
Amortization of transition obligation............      201        201        199
Amortization of net unrecognized gains...........   (5,979)    (6,316)    (4,740)
Amortization of prior service cost...............    1,841      1,794      1,352
                                                   -------    -------    -------
Net periodic pension cost........................    5,511      4,411      6,596
Settlement loss..................................       --         --        708
                                                   -------    -------    -------
Net periodic pension cost including
  settlements....................................  $ 5,511    $ 4,411    $ 7,304
                                                   =======    =======    =======

    During fiscal year 1999, the Company acquired a portion of KPMG's actuarial consulting services. In connection with this transaction, the Company recognized additional pension expense of $665,000.

    The following tables set forth the changes in the projected pension benefit obligation and fair value of the pension plan assets:

                                                                JUNE 30
                                                          -------------------
                                                            1999       1998
                                                          --------   --------
Benefit obligation at beginning of year.................  $353,658   $295,245
Service cost............................................    22,976     18,340
Interest cost...........................................    23,909     22,302
Participant contributions...............................        54         --
Actuarial losses gains..................................    (8,503)    34,610
Benefit payments........................................   (14,593)   (16,042)
Plan amendments.........................................        --        647
Foreign currency adjustment.............................       (94)    (1,444)
                                                          --------   --------
Benefit obligation at end of year.......................  $377,407   $353,658
                                                          ========   ========

                                                                JUNE 30
                                                          -------------------
                                                            1999       1998
                                                          --------   --------
Fair value of plan assets at beginning of year..........  $381,398   $322,533
Actual return on plan assets............................    36,473     67,275
Company contributions...................................     7,889      9,311
Participant contributions...............................        54         --
Benefit payments........................................   (14,593)   (16,042)
Foreign currency adjustment.............................      (119)    (1,679)
                                                          --------   --------
Fair value of plan assets at end of year................  $411,102   $381,398
                                                          ========   ========

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 5--PENSION AND SAVINGS PLANS (CONTINUED)
    The following table sets forth selected information for plans with accumulated benefit obligations in excess of plan assets:

                                                                  JUNE 30
                                                            -------------------
                                                              1999       1998
                                                            --------   --------
Projected benefit obligation..............................  $86,703    $78,519
Accumulated benefit obligation............................   42,740     38,474
Fair value of plan assets.................................       --         --

    The accrued pension benefit cost recognized in our consolidated balance sheets is computed as follows:

                                                                JUNE 30
                                                          -------------------
                                                            1999       1998
                                                          --------   --------
Funded status at end of year............................  $ 33,695   $ 27,740
Unrecognized prior service cost.........................     9,255     11,101
Unrecognized net gain...................................   (75,579)   (74,030)
Unrecognized transition obligation......................       793        993
                                                          --------   --------
Net accrued pension liability...........................  $(31,836)  $(34,196)
                                                          ========   ========

Prepaid pension benefit cost............................  $ 26,691   $ 13,778
Accrued pension benefit liability.......................   (58,527)   (47,974)
Intangible assets.......................................        --         --
Accumulated other comprehensive income..................        --         --
                                                          --------   --------
Net accrued pension liability...........................  $(31,836)  $(34,196)
                                                          ========   ========

    Assumptions used in the valuation for the U.S. plan, which comprises the majority of the principal defined benefit pension plans, include:

                                                                       JUNE 30
                                                            ------------------------------
                                                              1999       1998       1997
                                                            --------   --------   --------
Discount rate, projected benefit obligation...............     7.0%       6.8%       7.5%
Discount rate, net periodic pension cost..................     6.8%       7.5%       7.5%
Expected long-term rate of return on assets...............    10.0%      10.0%      10.0%
Rate of increase in compensation levels...................     5.3%       5.8%       5.8%

DEFINED CONTRIBUTION PLANS


    The Company sponsors a savings plan which provides benefits to substantially all U.S. associates and under which the Company matches employee contributions at 50% of the first 6% of total pay, which includes base salary, overtime and annual performance-based bonuses. Vesting of the Company match occurs after three years for new employees and is 100% for all employees hired before January 1, 1997. The expense in fiscal years 1999, 1998 and 1997 for the match was $4.5 million,

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 5--PENSION AND SAVINGS PLANS (CONTINUED)
$5.1 million and $2.0 million, respectively. Under the plan, the Company also has the ability to make discretionary profit-sharing contributions. The Company made no profit sharing contributions during fiscal years 1999, 1998 or 1997. The Company also sponsors a Canadian Separation Allowance Plan (CSAP) which provides benefits to substantially all Canadian associates. The CSAP is an unfunded book reserve arrangement; as such, the amounts due to associates are recorded as a liability in the consolidated balance sheets of the Company. CSAP expense for fiscal years 1999, 1998 and 1997 amounted to $377,000, $293,000 and $414,000, respectively.

NOTE 6--BENEFITS OTHER THAN PENSIONS

HEALTH CARE BENEFITS

    The Company sponsors a contributory health care plan that provides hospitalization, medical and dental benefits to substantially all U.S. associates. The Company accrues a liability for estimated incurred but unreported claims based on projected use of the plan as well as paid claims of prior periods. The liability totaled $2,495,000 at June 30, 1999 and 1998, and is included in accounts payable and accrued liabilities in the consolidated balance sheets.

POSTRETIREMENT BENEFITS

    The Company provides certain health care and life insurance benefits for retired associates. The principal plans cover associates in the U.S. and Canada who have met certain eligibility requirements. The Company's principal plans are unfunded.

    Effective January 1, 1997, premiums paid on the retiree medical plan are tied to the retiree's years of service. The Company contribution is capped at 200% of 1997 per capita claims cost. Benefits have been redefined to ensure a retiree benefit comparable to the Watson Wyatt Plan for active employees.

    Net periodic postretirement benefit cost consists of the following components:

                                                            YEAR ENDED JUNE 30
                                                      ------------------------------
                                                        1999       1998       1997
                                                      --------   --------   --------
Service cost........................................   $1,898     $1,848     $1,891
Interest cost.......................................    2,178      2,133      1,987
Amortization of transition obligation...............       46         46         50
Amortization of net unrecognized gains..............     (488)      (584)      (559)
Amortization of prior service cost..................     (127)      (127)      (126)
                                                       ------     ------     ------
Net periodic postretirement benefit cost............   $3,507     $3,316     $3,243
                                                       ======     ======     ======

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 6--BENEFITS OTHER THAN PENSIONS (CONTINUED)

    The following tables set forth the changes in the accumulated postretirement benefit obligation, company contributions and benefit payments:

                                                                  JUNE 30
                                                            -------------------
                                                              1999       1998
                                                            --------   --------
Benefit obligation at beginning of year...................  $32,326    $30,031
Service cost..............................................    1,898      1,848
Interest cost.............................................    2,178      2,133
Participant contributions.................................      175        189
Actuarial losses/(gains)..................................     (563)      (883)
Acquisitions/(divestitures)...............................      245         --
Benefit payments..........................................   (1,267)      (849)
Foreign currency adjustment...............................      (11)      (143)
                                                            -------    -------
Benefit obligation at end of year.........................  $34,981    $32,326
                                                            =======    =======

                                                                    JUNE 30
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Fair value of plan assets at beginning of year..............  $    --     $  --
Company contributions.......................................    1,092       660
Participant contributions...................................      175       189
Benefit payments............................................   (1,267)     (849)
                                                              -------     -----
Fair value of plan assets at end of year....................  $    --     $  --
                                                              =======     =====

    The accrued other postretirement benefit cost recognized in our consolidated balance sheets is computed as follows:

                                                                JUNE 30
                                                          -------------------
                                                            1999       1998
                                                          --------   --------
Funded status at end of year............................  $(34,981)  $(32,326)
Unrecognized prior service cost.........................    (1,325)    (1,451)
Unrecognized net gain...................................    (8,763)    (8,664)
Unrecognized transition obligation......................       650        698
                                                          --------   --------
Net accrued postretirement liability....................  $(44,419)  $(41,743)
                                                          ========   ========

Prepaid pension benefit cost............................  $     --   $     --
Accrued postretirement benefit liability................   (44,419)   (41,743)
Intangible assets.......................................        --         --
Accumulated other comprehensive income..................        --         --
                                                          --------   --------
Net accrued postretirement liability....................  $(44,419)  $(41,743)
                                                          ========   ========

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 6--BENEFITS OTHER THAN PENSIONS (CONTINUED)
    Assumptions used in the valuation for the U.S. plan, which comprises the majority of the principal postretirement plans, include:

                                                                 JUNE 30
                                                     -------------------------------
                                                       1999        1998       1997
                                                     ---------   --------   --------
Health care cost trend, accumulated benefit
  obligation:
Pre-65 benefits
  (decreasing to 5.0% for 2004 and thereafter).....      7.7%      8.4%       9.1%
Post-65 benefits
  (decreasing to 5.0% for 2007 and thereafter).....      7.1%      7.7%       8.3%
Discount rate, accumulated benefit obligation
  postretirement benefit...........................      7.0%      6.8%       7.5%
Discount rate, net periodic cost...................      7.0%      6.8%       7.5%

    A one percentage point change in the assumed health care cost trend rates would have the following effect:

                                                        1% INCREASE   1% DECREASE
                                                        -----------   -----------
Effect on net periodic postretirement benefit cost in
  fiscal 1999.........................................     $  233       $  (283)
Effect on accumulated postretirement benefit
  obligation as of June 30, 1999......................      1,925        (2,189)

NOTE 7--ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

    Accounts payable and accrued liabilities consist of:

                                                                JUNE 30
                                                          -------------------
                                                            1999       1998
                                                          --------   --------
Accounts payable and accrued liabilities................  $ 53,586   $ 55,865
Accrued salaries and bonuses............................    68,405     37,567
Current portion of defined benefit retirement plans and
  postretirement benefits other than pensions...........     9,948      4,191
Accrued vacation........................................    13,578     13,300
Advance billings........................................     6,854      5,625
                                                          --------   --------
Total accounts payable and accrued liabilities..........  $152,371   $116,548
                                                          ========   ========

NOTE 8--LEASES

    The Company leases office space and various computer equipment under operating lease agreements with terms generally ranging from one to ten years. The Company has entered into sublease agreements for some of its leased space. The rental expense was $43,631,000, $43,133,000 and $42,079,000 for fiscal years 1999, 1998 and 1997, respectively. Sublease income was $4,208,000, $3,905,000 and $1,702,000 for fiscal years 1999, 1998 and 1997, respectively.

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 8--LEASES (CONTINUED)
    Future cash outlays for operating lease commitments and cash inflows for sublease income are:

                                                            LEASE      SUBLEASE
                                                         COMMITMENTS    INCOME
                                                         -----------   --------
2000...................................................   $ 43,771      $3,388
2001...................................................     38,709       3,315
2002...................................................     30,614       2,963
2003...................................................     18,074         115
2004...................................................     14,043          --
thereafter.............................................     25,770          --
                                                          --------      ------
                                                          $170,981      $9,781
                                                          ========      ======

    As a result of relocations and the subleasing of excess office space, the Company recognized lease termination losses of $341,000, $790,000 and $12,107,000 in fiscal years 1999, 1998 and 1997, respectively.

NOTE 9--NOTE PAYABLE


    The Company has a $120,000,000 credit facility with a group of banks at an interest rate that varies with LIBOR and/or the Prime Rate, plus an annual commitment fee that varies with the Company's financial leverage and is paid on the unused portion of the credit facility. No amounts were outstanding under the revolving portion of the credit facility as of June 30, 1999; $9,000,000 was outstanding at June 30, 1998. The credit facility requires the Company to observe certain covenants (including requirements as to minimum net worth and other financial and restrictive covenants) and is secured by a blanket lien on all assets. At June 30, 1999 the Company was in compliance with all covenants under the credit facility. The revolving portion of the credit facility is scheduled to mature on June 30, 2003.


    Of the total credit line, $95,000,000 is available to the Company as revolving credit for operating needs. The remaining $25,000,000 is available to secure loans to associates for the purchase of Redeemable Common Stock made available under the Company's Stock Purchase Program. The Company guarantees these loans to its shareholders, the aggregate outstanding balances of which totaled $20,316,000 and $15,617,000 at June 30, 1999 and 1998, respectively.
Shares totaling 4,735,000 and 4,897,000 of the Company's Redeemable Common Stock were pledged by shareholders to secure these loans at June 30, 1999 and 1998, respectively.

NOTE 10--REDEEMABLE COMMON STOCK

    Substantially all of the Company's Redeemable Common Stock is held by or for the benefit of its employees and, pursuant to the Company's bylaws, is subject to certain restrictions. In connection with these restrictions, the Company has the following rights and obligations regarding purchases and sales of its common stock:

a) The Company has the first option to purchase, or to designate associates who are eligible to purchase, any shares offered for sale by a shareholder. Shares not purchased by the Company or

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 10--REDEEMABLE COMMON STOCK (CONTINUED) its designees may be sold to identified transferees, subject to the restrictions contained in the bylaws.

b) Upon the termination of employment, bankruptcy of a shareholder, or the imposition of a lien or attachment on any stock, the shares held by the shareholder or subject to attachment are considered to be offered for sale. In these circumstances, the Company is obligated to purchase any such shares.


    Pursuant to the Company's bylaws, the price for all sales by the Company of Redeemable Common Stock is the Formula Book Value per share (defined in the bylaws as "Formula Book Value") of such stock as of the last day of the preceding year. Amounts paid by the Company to repurchase Redeemable Common Stock are equal to the Formula Book Value as of the prior year end, adjusted to reflect the pro rata appreciation in the Formula Book Value per share from the last day of the preceding year to the end of the current year and pro rata dividends paid during the year.


    Formula Book Value as used herein means the Net Book Value of the Company's Redeemable Common Stock as of June 30, 1996, increased or decreased by net income or losses, and all other Generally Accepted Accounting Principals ("GAAP") basis increases or decreases to Net Book Value occurring after June 30, 1996, adjusted to (i) spread the economic impact of certain real estate sublease losses over the remaining life of the sublease, (ii) eliminate annual changes in the Currency Translation Adjustment occurring after June 30, 1996, and (iii) eliminate the after tax increases or decreases in Net Book Value recorded in accordance with GAAP as a result of the discontinuation of the Benefits Administration Outsourcing Business. The Formula Book Value was $6.68 at June 30, 1999 and $6.05 at June 30, 1998.

    The following schedule computes the Formula Book Value per share at June 30:

                                                                1999       1998
                                                              --------   --------
Consolidated net worth[1]...................................  $ 36,882   $15,742
Adjustment for the compensation survey items:
  50% of consolidated income received from compensation
  survey business...........................................     5,915     5,915
Add: Adjustment for after-tax effect of discontinuation of
  Benefits Administration Outsourcing Business..............    61,228    69,906
Add: Adjustment for after-tax effect of lease losses........     3,606     4,733
                                                              --------   -------
Formula Book Value of Redeemable Common Stock...............  $107,631   $96,296
                                                              ========   =======
Number of shares of Redeemable Common Stock outstanding.....    16,112    15,917
                                                              ========   =======
Formula Book Value per share of Redeemable Common Stock.....  $   6.68   $  6.05
                                                              ========   =======

------------------------

[1] After adjusting for currency translation as specified in the Company's bylaws of $3,602 in 1999 and $3,956 in 1998.


    In view of the Company's obligation to repurchase its Redeemable Common Stock, the Securities and Exchange Commission requires that the redemption value of outstanding shares be classified as Redeemable Common Stock and not be portrayed as permanent capital. The amount presented as

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 10--REDEEMABLE COMMON STOCK (CONTINUED)

Redeemable Common Stock outside the permanent shareholders' equity section is stated at the amount at which the Company would be required to repurchase the shares, or the most recent fiscal year end Formula Book Value per share. In the permanent shareholders' equity section, the "adjustment for redemption value less (greater) than amounts paid/deemed paid in by shareholders" represents the amount that the Redeemable Value is less than (exceeds) the cost of the stock.


                                                              NUMBER OF     REDEEMABLE
                                                                SHARES     COMMON STOCK
                                                              ----------   ------------
Balance at June 30, 1996....................................  18,261,963     $ 90,214

Redemption of shares........................................  (3,258,203)     (16,604)
Issuance of shares..........................................   3,126,670       15,414
Adjustment of redemption value for
  change in Formula Book Value per share....................          --        7,067
                                                              ----------     --------
Balance at June 30, 1997....................................  18,130,430     $ 96,091

Redemption of shares........................................  (2,410,425)     (13,141)
Issuance of shares..........................................     196,752        1,005
Adjustment of redemption value for
  change in Formula Book Value per share....................          --       12,341
                                                              ----------     --------
Balance at June 30, 1998....................................  15,916,757     $ 96,296

Redemption of shares........................................  (2,361,542)     (15,124)
Issuance of shares..........................................   2,557,201       15,451
Adjustment of redemption value for
  change in Formula Book Value per share....................          --       11,008
                                                              ----------     --------
Balance at June 30, 1999....................................  16,112,416     $107,631
                                                              ==========     ========

    The Company sponsors a Stock Purchase Plan ("SPP") which allows virtually all associates to become shareholders. During 1999, the Company received $15,451,000 from the sale of 2,557,201 shares of stock under the SPP. There was no formal stock sale in fiscal year 1998, although for the fiscal year ended June 30, 1998, the Company received $1,005,000 from the sale of 196,752 shares of stock outside of the SPP. During fiscal year 1997, the Company received $15,414,000 from the sale of 3,126,670 shares of stock under the SPP. During 1997, the Company paid each associate purchasing stock $0.50 per share, resulting in expense of $1,300,000.

NOTE 11--INCOME TAXES

    The provision for income taxes is based upon reported income before income taxes and includes deferred income taxes resulting from differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for income tax purposes. The Company measures deferred taxes by applying currently enacted tax laws, recognizes deferred tax assets if it is more likely than not that a benefit will be realized, and provides a valuation allowance on deferred tax assets to the extent that it is more likely than not that a benefit will not be realized.

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 11--INCOME TAXES (CONTINUED)
    The components of the continuing operations income tax provision before minority interest and discontinued operations include:

                                                                    YEAR ENDED JUNE 30
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
Current tax expense:
  U.S.......................................................  $10,817    $ 9,972    $ 8,370
  State and local...........................................    4,050      3,324      2,773
  Foreign...................................................    3,877      1,820      1,484
                                                              -------    -------    -------
                                                               18,744     15,116     12,627
                                                              -------    -------    -------
Deferred tax (benefit) expense:
  U.S.......................................................   (5,776)      (337)    (4,188)
  State and local...........................................   (1,407)    (1,706)    (1,507)
  Foreign...................................................     (113)        61      2,138
                                                              -------    -------    -------
                                                               (7,296)    (1,982)    (3,557)
                                                              -------    -------    -------
Total provision for income taxes............................  $11,448    $13,134    $ 9,070
                                                              =======    =======    =======

    Deferred income tax assets (liabilities) included in the consolidated balance sheets at June 30, 1999 and June 30, 1998 are comprised of the following:

                                                                    JUNE 30
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Cash method of accounting for U.S. income tax purposes......  $    --    $(15,561)
Difference between book and tax depreciation................       --      (1,987)
Foreign temporary difference................................   (2,595)       (914)
                                                              -------    --------
  Gross deferred tax liabilities............................   (2,595)    (18,462)

Cash method of accounting for U.S. income tax purposes......    3,744          --
Difference between book and tax depreciation................    3,202          --
Accrued retirement benefits.................................   37,137      39,255
Amortization of deferred rent...............................    5,697       6,794
Foreign temporary difference................................    6,367       3,092
Foreign net operating loss carryforwards....................    1,989       4,942
Discontinued operations exit costs..........................    7,230      19,559
Other.......................................................      317           2
                                                              -------    --------
  Gross deferred tax assets.................................   65,683      73,644
                                                              -------    --------
  Deferred tax assets valuation allowance...................   (6,882)     (6,271)
                                                              -------    --------
  Net deferred tax asset....................................  $56,206    $ 48,911
                                                              =======    ========

    The Company has foreign tax credit carryforwards for U.S. tax purposes of $305,000. At June 30, 1999, the Company has unused loss carryforwards for tax purposes in various jurisdictions outside the

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 11--INCOME TAXES (CONTINUED)
U.S. amounting to $6,352,000, of which $4,350,000 can be indefinitely carried forward under local statutes. The majority of the remaining loss carryforwards will expire, if unused, after the end of fiscal year 2002. The valuation allowance applies to the tax effect of the foreign net operating loss carryforwards ($1,944,000), the tax effect of certain foreign temporary expenses ($4,563,000) and foreign tax credit carryforwards and other items ($375,000) for which realizability is considered uncertain.

    The net change in the valuation allowance of $611,000 in fiscal year 1999 and $2,569,000 in fiscal year 1998 is due primarily to the tax effect of the change in realizable foreign net operating losses, foreign tax credits and non-deductible foreign expenses.

    Domestic and foreign components of income before taxes, minority interest and discontinued operations for each of the three years ended June 30 are as follows:

                                                    1999       1998       1997
                                                  --------   --------   --------
Domestic........................................  $15,203    $(47,435)  $14,861
Foreign.........................................    8,597       4,469     6,757
                                                  -------    --------   -------
                                                  $23,800    $(42,966)  $21,618
                                                  =======    ========   =======

    The reported income tax provision for continuing operations differs from the amounts that would have resulted had the reported income before income taxes been taxed at the U.S. federal statutory rate. The principal reasons for the differences between the actual amounts provided and those which would have resulted from the application of the U.S. federal statutory tax rate are as follows:

                                                                    YEAR ENDED JUNE 30
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
Calculated income tax provision at U.S. federal statutory
  tax rate of 35%...........................................  $ 8,330    $(15,038)   $7,507
Increase (reduction) resulting from:
  Non-deductible compensation expense.......................       --      24,467        --
  Results of non-U.S. affiliates taxed at other than
    statutory rates.........................................     (377)       (324)     (463)
  Losses of non-U.S. affiliates for which no current benefit
    is available............................................      881         852       599
  State income taxes, net of federal tax benefit............    1,207       1,618     1,266
  Non-deductible amortization and other expenses............      849         758       700
  Tax credits...............................................       --        (353)     (888)
  Other.....................................................      558       1,154       349
                                                              -------    --------    ------
Income tax provision........................................  $11,448    $ 13,134    $9,070
                                                              =======    ========    ======

NOTE 12--NON-RECURRING COMPENSATION CHARGE

    In accordance with generally accepted accounting principles, the Company has recorded a charge against operating results of $69,906,000 in 1998 as compensation expense. This charge arises because the Company changed the method of calculation of its Formula Book Value during 1998, through a shareholder vote, to eliminate from the Formula Book Value calculation the effect of the charge taken

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 12--NON-RECURRING COMPENSATION CHARGE (CONTINUED) for discontinued operations resulting from the discontinuation of the Company's Benefits Administration Outsourcing Business.


    The non-recurring compensation charge does not represent a call against Company resources and will not recur unless the Company modifies its Formula Book Value calculation again. The Company has separately disclosed in the Statement of Operations the amount of the charge so that readers of the financial statements may consider its effect on earnings and infrequent nature.


NOTE 13--SEGMENT INFORMATION

    In fiscal year 1999, the Company adopted SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information." The Company is primarily organized geographically and has seven reportable segments:

    (1) U.S. East

    (2) U.S. Central

    (3) U.S. West

    (4) Asia/Pacific

    (5) Canada

    (6) Latin America

    (7) Data Services

    The Company evaluates the performance of its segments and allocates resources to them based on net operating income. Prior year data has been restated to be consistent with current year classifications for comparative purposes.

    The table below presents specified information about reported segments as of and for the year ended June 30, 1999 (in thousands):


                                U.S.       U.S.       U.S.      ASIA/                 LATIN       DATA
                                EAST     CENTRAL      WEST     PACIFIC     CANADA    AMERICA    SERVICES    TOTAL
                              --------   --------   --------   --------   --------   --------   --------   --------
External fees...............  $150,959   $130,568   $54,496    $44,404    $36,515     $5,691    $12,796    $435,429
Intersegment fees...........    37,738     24,369    18,957      4,284      5,010      1,424        329      92,111
Net operating income........    45,287     27,087     1,236      7,085      3,488        223      3,736      88,142
Interest expense............     1,158        856       471         17        300         98          5       2,905
Depreciation &
  amortization..............     5,950      4,414     3,351      1,281      1,186        143        185      16,510
Receivables.................    47,198     39,905    18,730     12,729     12,491      2,527         --     133,580
Income from affiliates......        --         --        --         --         --         --         --       2,524

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 13--SEGMENT INFORMATION (CONTINUED)
    The table below presents specified information about reported segments as of and for the year ended June 30, 1998 (in thousands):


                                U.S.       U.S.       U.S.      ASIA/                 LATIN       DATA
                                EAST     CENTRAL      WEST     PACIFIC     CANADA    AMERICA    SERVICES    TOTAL
                              --------   --------   --------   --------   --------   --------   --------   --------
External fees...............  $129,337   $125,639   $68,076    $38,429    $36,221     $6,062    $13,004    $416,768
Intersegment fees...........    28,187     15,296    14,210      3,945      4,443      1,153        249      67,483
Net operating income........    28,286     25,127    10,476         65      4,315        574      3,742      72,585
Interest expense............       963        710       494         33        314         68         14       2,596
Depreciation &
  amortization..............     5,801      3,758     2,822      1,458      1,077        149        166      15,231
Receivables.................    36,044     33,113    21,375     11,719     11,992      2,097         --     116,340
Income from affiliates......        --         --        --         --         --         --         --         258


    The table below presents specified information about reported segments as of and for the year ended June 30, 1997 (in thousands):


                                U.S.       U.S.       U.S.      ASIA/                 LATIN       DATA
                                EAST     CENTRAL      WEST     PACIFIC     CANADA    AMERICA    SERVICES    TOTAL
                              --------   --------   --------   --------   --------   --------   --------   --------
External fees...............  $126,077   $121,613   $63,989    $45,468    $34,743     $5,024    $12,062    $408,976
Intersegment fees...........    17,518     12,739     8,002      2,851      2,789        784        573      45,256
Net operating income........    18,169     26,797    11,595      5,162      2,595        225      3,146      67,689
Interest expense............     1,165        799       322         10        262         35         17       2,610
Depreciation &
  amortization..............     5,838      3,555     2,353      1,599      1,006        132        193      14,676
Receivables.................    34,042     32,416    15,134     17,821     10,812      2,345         --     112,570
Income from affiliates......        --         --        --         --         --         --         --         105

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 13--SEGMENT INFORMATION (CONTINUED)

    Information about interest income and tax expense is not presented as it is not produced internally.

    A reconciliation of the information reported by segment to the consolidated amounts follows for the years ended June 30:

                                                                1999       1998       1997
                                                              --------   --------   --------
FEES:
Total segment external and intersegment fees................  $527,540   $484,251   $454,232
Reimbursable expenses not included in segment fees..........    30,426     28,686     30,091
Other, net..................................................    (1,106)      (277)     2,179
                                                              --------   --------   --------
Consolidated fees...........................................  $556,860   $512,660   $486,502
                                                              ========   ========   ========
NET OPERATING INCOME:
Total segment income........................................  $ 88,142   $ 72,585   $ 67,689
Non-recurring compensation charge...........................        --    (69,906)        --
Sublease loss...............................................      (341)      (790)   (12,107)
Income from affiliates......................................     2,524        258        105
Differences in allocation methods for depreciation, G&A and
  pension costs.............................................     1,277     (6,208)     3,913
Gain on sale of business units..............................     2,723      3,093         --
Discretionary payments......................................   (67,194)   (37,400)   (34,703)
Other, net..................................................    (3,331)    (4,598)    (3,279)
                                                              --------   --------   --------
Consolidated pretax income (loss) from continuing
  operations................................................  $ 23,800   $(42,966)  $ 21,618
                                                              ========   ========   ========
INTEREST EXPENSE:
Total segment expense.......................................  $  2,905   $  2,596   $  2,610
Differences in allocation method............................      (259)       172     (1,104)
                                                              --------   --------   --------
Consolidated interest expense...............................  $  2,646   $  2,768   $  1,506
                                                              ========   ========   ========
DEPRECIATION & AMORTIZATION:
Total segment expense.......................................  $ 16,510   $ 15,231   $ 14,676
Capitalized software amortization, not allocated to
  segments..................................................        --     12,267      9,451
Goodwill amortization, not allocated to segments............     1,568        549        695
Differences in allocation method and other..................    (2,830)    (3,053)    (2,728)
                                                              --------   --------   --------
Consolidated depreciation and amortization expense..........  $ 15,248   $ 24,994   $ 22,094
                                                              ========   ========   ========
RECEIVABLES:
Total segment receivables...................................  $133,580   $116,340   $112,570
Net valuation differences and receivables of discontinued
  operations................................................     2,286     13,056     11,191
                                                              --------   --------   --------
Total billed and unbilled receivables.......................   135,866    129,396    123,761
Assets not reported by segment..............................   178,094    138,914    208,017
                                                              --------   --------   --------
Consolidated assets.........................................  $313,960   $268,310   $331,778
                                                              ========   ========   ========

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 13--SEGMENT INFORMATION (CONTINUED)
    The following represents total fees and long lived assets information by geographic area as of and for the years ended June 30:

                                                      FEES                      LONG LIVED ASSETS
                                         ------------------------------   ------------------------------
                                           1999       1998       1997       1999       1998       1997
                                         --------   --------   --------   --------   --------   --------
United States..........................  $464,521   $424,246   $395,351   $105,481   $ 95,617   $156,692
Foreign................................    92,339     88,414     91,151     25,794     20,731     17,781
                                         --------   --------   --------   --------   --------   --------
                                         $556,860   $512,660   $486,502   $131,275   $116,348   $174,473
                                         ========   ========   ========   ========   ========   ========

    Fee revenue is based on the country of domicile for the legal entity which originated the fees. Exclusive of the United States, fees from no single country constituted more than 10% of consolidated revenues. Fees from no single customer constituted more than 10% of consolidated revenues.

NOTE 14--RELATED PARTY TRANSACTIONS

    In connection with the contractual servicing of the Retained Clients (as defined in Note 16 of this report) which continued through September 1998, Wellspring provided the services to those clients on behalf of the Company. Expenses charged to the Company by Wellspring for such services for fiscal 1999, 1998 and 1997 were $11,600,000, $41,811,000 and $40,313,000, respectively. The
Company's obligation to service the Retained Clients ceased in fiscal year 1999 and there were no amounts due to Wellspring at June 30, 1999, compared with $1,186,000 at June 30, 1998.

NOTE 15--COMMITMENTS AND CONTINGENT LIABILITIES

    The Company is a defendant in certain lawsuits arising in the normal course of business, some of which are in their earliest stages. Management currently foresees no material liability to the Company resulting from such litigation, and management believes that the Company carries adequate insurance, above reasonable deductibles, or has appropriately accrued against any foreseeable outcome of such litigation.

    As of June 30, 1999, the Company and its affiliates had outstanding letters of credit of $2,225,000.

    The Company continues to guarantee certain leases for office premises and equipment for Wellspring. Minimum remaining payments guaranteed under these leases at June 30, 1999 total $59,800,000, which expire at various dates through 2007. These leases are also jointly and severally guaranteed by the Company's former partner in Wellspring, State Street. The estimated loss from the potential exercise of these guarantees has been included in the loss on disposal of the Benefits Administration Outsourcing Business.

    Anticipated commitments of funds for fiscal year 2000 are estimated at $30,100,000, which includes expected purchases of fixed assets and an installment payment during the fiscal year related to the purchase of one consulting operation. The Company expects operating cash flows to provide for the Company's cash needs.

                             WATSON WYATT & COMPANY

   (TABULAR AMOUNTS IN THOUSANDS OF DOLLARS EXCEPT SHARE AND PERCENTAGE DATA)

NOTE 16--DISCONTINUED OPERATIONS

    During the third quarter of fiscal year 1998, the Company discontinued its Benefits Administration Outsourcing Business, including its investment in its affiliate Wellspring Resources LLC ("Wellspring"), pursuant to a Redemption, Restructuring, and Indemnity Agreement ("the Restructuring Agreement") by which Wellspring redeemed the Company's 50% interest in Wellspring effective April 1, 1998. The restructuring effected, pursuant to the Restructuring Agreement, the implementation of a discontinuation plan approved by the Company's Board of Directors on February 18, 1998. Under the Restructuring Agreement, certain outsourcing contracts retained by the Company when Wellspring was initially formed in 1996 ("Retained Clients") would continue to be performed until their respective contract expirations.

    In connection with the restructuring, the Company agreed to indemnify Wellspring for certain costs and losses as a result of services provided by Wellspring on the Company's behalf. Further, the Company was released from certain liabilities relating to the Wellspring business in connection with the redemption.

    In 1998, the Company recorded a pre-tax loss on discontinuation of $109,800,000, which included the $45,200,000 write-off of its investment in Wellspring, a $14,000,000 write-off of net capitalized software development costs for the Retained Clients and a $50,600,000 provision for completion of any obligations to clients, vendors or its former venture partner.

    In October 1998, the Company consummated agreements with the remaining Retained Clients, Wellspring, and its former venture partner to transfer operating responsibility for these clients to Wellspring, clarifying the remaining future obligations and costs related to the discontinuation. Management believes that savings of $25,000,000 compared with initial estimates made in the third quarter of fiscal 1998 and $15,000,000 from the amount provided at June 30, 1998 will be realized from these events. The Company reduced the amount of its provision for losses from disposal of the Benefits Administration Outsourcing Business in the second quarter of fiscal year 1999. A credit to income of $15,000,000, less the associated tax expense of $6,322,000, is reflected in the Consolidated Statement of Operations for fiscal year 1999 in the line "Adjustment (loss) on disposal of discontinued Outsourcing Business".

                             WATSON WYATT & COMPANY



                                  SCHEDULE II
                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES



                             (THOUSANDS OF DOLLARS)



                                 BALANCE AT                                                        BALANCE AT
                                 BEGINNING    ADDITIONS CHARGED   ADDITIONS CHARGED                  END OF
DESCRIPTION                       OF YEAR       AGAINST FEES      TO OTHER ACCOUNTS   DEDUCTIONS      YEAR
-----------                      ----------   -----------------   -----------------   ----------   ----------
                                                           YEAR ENDED JUNE 30, 1999
                                 ----------------------------------------------------------------------------

Allowance for doubtful
  accounts.....................    $2,142          $9,503              $   --           $(7,944)     $3,701

Valuation allowance for
  deferred tax assets..........     6,271              --                 611(1)             --       6,882

                                                           YEAR ENDED JUNE 30, 1998
                                 ----------------------------------------------------------------------------

Allowance for doubtful
  accounts.....................    $2,525          $5,613              $   --           $(5,996)     $2,142

Valuation allowance for
  deferred tax assets..........     3,702              --               2,569(1)             --       6,271

                                                           YEAR ENDED JUNE 30, 1997
                                 ----------------------------------------------------------------------------

Allowance for doubtful
  accounts.....................    $5,161          $6,853              $   --           $(9,489)     $2,525

Valuation allowance for
  deferred tax assets..........     3,331              --                 371(1)             --       3,702


------------------------


(1) Represents current year net operating loss carryforwards and the nondeductible foreign expenses for which realizability is considered uncertain.

                             WATSON WYATT & COMPANY



                     CONSOLIDATED STATEMENTS OF OPERATIONS



             (THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)



                                                                  SIX MONTHS
                                                                     ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
                                                                  (UNAUDITED)
Fees........................................................  $298,734   $274,343
                                                              --------   --------
Costs of providing services:
  Salaries and employee benefits............................   160,753    148,868
  Stock incentive bonus plan................................    15,000      7,600
  Occupancy and communications..............................    30,423     29,954
  Professional and subcontracted services...................    24,927     22,052
  Other.....................................................    16,300     11,586
                                                              --------   --------
                                                               247,403    220,060

General and administrative expenses.........................    27,902     27,852
Depreciation and amortization...............................     9,517      7,824
                                                              --------   --------
                                                               284,822    255,736
                                                              --------   --------
Income from operations......................................    13,912     18,607
Other:
  Interest income...........................................     1,252        528
  Interest expense..........................................    (1,088)    (1,721)
Income from affiliates......................................     2,143      1,025
                                                              --------   --------
Income before income taxes and minority interest............    16,219     18,439
Provision for income taxes..................................     7,835      8,917
Income before minority interest.............................     8,384      9,522
Minority interest in net loss/(income) of consolidated
  subsidiaries..............................................       176        (85)
                                                              --------   --------
Income from continuing operations...........................     8,560      9,437
Discontinued operations:
Adjustment to reduce loss on disposal of discontinued
  Outsourcing Business [less applicable income tax expense
  of $0, $6,322, $0 and $6,322 respectively]................        --      8,678
                                                              --------   --------
Net income..................................................  $  8,560   $ 18,115
                                                              ========   ========
Earnings per share, continuing operations, basic and fully
  diluted...................................................  $   0.57   $   0.63
                                                              ========   ========
Earnings per share, discontinued operations, basic and fully
  diluted...................................................  $     --   $   0.58
                                                              ========   ========
Earnings per share, net income, basic and fully diluted.....  $   0.57   $   1.21
                                                              ========   ========
Weighted average shares of Redeemable Common Stock, basic
  and fully diluted.........................................    15,140     14,977
                                                              ========   ========



                             See accompanying notes

                             WATSON WYATT & COMPANY



                          CONSOLIDATED BALANCE SHEETS



                          (THOUSANDS OF U.S. DOLLARS)



                                                              DECEMBER 31,   JUNE 30,
                                                                  1999         1999
                                                              ------------   --------
                                                              (UNAUDITED)
                                       ASSETS

Cash and cash equivalents...................................    $ 13,688     $ 35,985
Receivables from clients:
  Billed, net of allowances of $6,436 and $3,701............      82,838       72,798
  Unbilled..................................................      64,707       63,068
                                                                --------     --------
                                                                 147,545      135,866
Other current assets........................................       9,734       10,834
                                                                --------     --------
  Total current assets......................................     170,967      182,685
Investment in affiliates....................................      17,109       15,306
Fixed assets, net...........................................      38,381       42,797
Deferred income taxes.......................................      56,206       56,206
Intangible assets, net......................................       9,484        7,455
Other assets................................................       8,877        9,511
                                                                --------     --------
                                                                $301,024     $313,960
                                                                ========     ========

       LIABILITIES, REDEEMABLE COMMON STOCK AND PERMANENT SHAREHOLDERS' EQUITY

Accounts payable and accrued liabilities....................    $143,821     $152,371
Note payable and book overdrafts............................       8,401          248
Income taxes payable........................................       9,863       18,374
                                                                --------     --------
  Total current liabilities.................................     162,085      170,993
Accrued retirement benefits.................................      74,233       77,140
Deferred rent and accrued lease losses......................       7,628        9,270
Other noncurrent liabilities................................      22,249       22,608
Minority interest in subsidiaries...........................         550          669
Redeemable Common Stock--$1 par value:
  25,000,000 shares authorized; 14,879,886 and 16,112,416
    issued and outstanding; at redemption value.............      99,398      107,631
Permanent shareholders' equity:
Adjustment for redemption value less than amounts paid in by
  shareholders..............................................      10,547       11,420
Retained deficit............................................     (74,198)     (83,209)
Cumulative translation adjustment (accumulated other
  comprehensive loss).......................................      (1,468)      (2,562)
Commitments and contingencies...............................
                                                                --------     --------
                                                                $301,024     $313,960
                                                                ========     ========


                             See accompanying notes

                             WATSON WYATT & COMPANY



                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                          (THOUSANDS OF U.S. DOLLARS)



                                                               SIX MONTHS ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
                                                                  (UNAUDITED)
Cash flows from (used for) operating activities:
  Net income................................................  $  8,560   $ 18,115
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Adjustment to reduce loss on discontinued operations....        --     (8,678)
    Provision for doubtful receivables from clients.........     6,203      6,423
    Depreciation............................................     8,651      7,184
    Amortization of intangible assets.......................       866        641
    Income from affiliates..................................    (2,143)    (1,025)
    Minority interest in net (loss) income of consolidated
      subsidiaries..........................................      (176)        85
    (Increase) decrease in assets (net of discontinued
      operations):
      Receivables from clients..............................   (17,882)   (27,822)
      Income taxes receivable...............................        --      2,216
      Other current assets..................................     1,100     (1,900)
      Other assets..........................................       634      1,133
    (Decrease) increase in liabilities (net of discontinued
      operations):
      Accounts payable and accrued liabilities..............    (8,550)    (4,093)
      Income taxes payable..................................    (8,511)     5,177
      Accrued retirement benefits...........................    (2,907)     1,783
      Deferred rent and accrued lease losses................    (1,642)    (1,498)
      Other noncurrent liabilities..........................       279        870
    Other, net..............................................      (584)      (138)
    Discontinued operations, net............................      (637)    (4,466)
                                                              --------   --------
    Net cash used for operating activities..................   (16,739)    (5,993)
                                                              --------   --------
Cash flows from (used in) investing activities:
  Purchases of fixed assets.................................    (3,636)    (6,297)
  Acquisitions..............................................    (2,800)    (6,158)
  Investment in affiliates..................................       594      2,257
                                                              --------   --------
    Net cash used in investing activities...................    (5,842)   (10,198)
                                                              --------   --------
Cash flows from (used by) financing activities:
  Net borrowings and book overdrafts........................     8,153     24,906
  Issuances of Redeemable Common Stock......................        --         --
  Repurchases of Redeemable Common Stock....................    (8,656)   (10,584)
                                                              --------   --------
    Net cash (used by) from financing activities............      (503)    14,322
                                                              --------   --------
Effect of exchange rates on cash............................       787        283
                                                              --------   --------
Decrease in cash and cash equivalents.......................   (22,297)    (1,586)
Cash and cash equivalents at beginning of period............    35,985     13,405
                                                              --------   --------
Cash and cash equivalents at end of period..................  $ 13,688   $ 11,819
                                                              ========   ========


                             See accompanying notes

                             WATSON WYATT & COMPANY



      CONSOLIDATED STATEMENTS OF CHANGES IN PERMANENT SHAREHOLDERS' EQUITY



                          (THOUSANDS OF U.S. DOLLARS)



                                  (UNAUDITED)



                                                                         ADJUSTMENT FOR
                                                                        REDEMPTION VALUE
                                                          CUMULATIVE    LESS THAN AMOUNTS
                                               RETAINED   TRANSLATION      PAID IN BY
                                               DEFICIT       LOSS         SHAREHOLDERS       TOTAL
                                               --------   -----------   -----------------   --------
Balance at June 30, 1999.....................  $(83,209)    $(2,562)         $11,420        $(74,351)

Comprehensive Income:
  Net income.................................     8,560          --               --           8,560
  Foreign currency translation adjustment....        --       1,094               --           1,094
                                               --------     -------          -------        --------
Total Comprehensive Income...................     8,560       1,094               --           9,654
Effect of repurchases of 1,232,530 shares of
  common stock...............................       451          --             (451)             --
Adjustment of redemption value for change in
  Formula Book Value per share...............        --          --             (422)           (422)
                                               --------     -------          -------        --------
Balance at December 31, 1999.................  $(74,198)    $(1,468)         $10,547        $(65,119)
                                               ========     =======          =======        ========


                             See accompanying notes

                             WATSON WYATT & COMPANY



                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS



                                  (UNAUDITED)



1.  The accompanying unaudited consolidated financial statements of Watson
    Wyatt & Company and its subsidiaries, (collectively, "Watson Wyatt" or the "Company"), are presented in accordance with the rules and regulations of the Securities and Exchange Commission ("SEC") and do not include all of the disclosures normally required by Generally Accepted Accounting Principles. In the opinion of management, these statements reflect all adjustments, consisting only of normal recurring adjustments, which are necessary for a fair presentation of the consolidated financial statements for the interim periods. The consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto contained in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1999.



    The results of operations for the six months ended December 31, 1999 are not necessarily indicative of the results that can be expected for the entire fiscal year ending June 30, 2000. The results reflect prorata growth in share value, anticipated tax rates and potential distributions at the discretion of the Company's Board of Directors. Certain prior year amounts have been reclassified to conform to the current year presentation.



2. On January 19, 2000, the Company filed registration statements on Form S-3 and Form S-4 with the Securities and Exchange Commission to offer its common stock to the public through a corporate reorganization and Initial Public Offering ("IPO"). As a part of this proposed transaction, the current operating company, Watson Wyatt & Company, will merge with an indirect wholly-owned subsidiary to become a wholly-owned subsidiary of Watson
    Wyatt & Company Holdings.



3. Under the Company's current Bylaws, the Company is obligated to repurchase its Redeemable Common Stock, except in certain circumstances. Accordingly, the redemption value of outstanding shares is classified as Redeemable Common Stock and not as permanent shareholders' equity. Redeemable Common Stock is equal to the number of shares outstanding multiplied by the Formula Book Value per share, which was $6.68 per share at December 31, 1999 and June 30, 1999. Permanent shareholders' equity includes an adjustment for the difference between the redemption value of the Redeemable Common Stock and the amounts actually paid or deemed paid by shareholders for the shares.



4. During the six months ended December 31, 1999, the Company repurchased 1,232,530 shares of Redeemable Common Stock. The computation of earnings per share, basic and fully diluted, is based upon the weighted average number of shares of Redeemable Common Stock outstanding during the period. The number of shares (in thousands) used in the computation is 15,140 and 14,977 for the six months ended December 31, 1999 and 1998, respectively.



5. In the third quarter of fiscal year 1998, the Company discontinued its Benefits Administration Outsourcing Business, including its investment in its affiliate Wellspring Resources, LLC ("Wellspring") and recorded an after-tax loss of $69.9 million related thereto. In October 1998, the Company consummated agreements with certain clients, Wellspring, and its former venture partner to transfer operating responsibility for these clients to Wellspring, clarifying the remaining future obligations and costs related to the discontinuation. The Company reduced the amount of its provision for losses from disposal of the Outsourcing Business in the second quarter of fiscal year 1999 by $8.7 million, net of tax, and believes it has adequate provisions for any remaining costs.

                             WATSON WYATT & COMPANY

                                  (UNAUDITED)



6. Subsequent to the end of its second fiscal quarter, the Company approved an anticipated restructuring plan for its Canadian operations. Costs for the plan will be included in subsequent operating results.



7. The Company has adopted SFAS No. 130 "Reporting Comprehensive Income." Comprehensive Income includes net income and changes in the cumulative translation gain or loss. For the six months ended December 31, 1999 and 1998, Comprehensive Income totaled $9.7 million and $18.5 million, respectively.



8. In fiscal year 1999, the Company adopted SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information." The Company is primarily organized geographically and has seven reportable segments:



       (1) U.S. East



       (2) U.S. Central



       (3) U.S. West



       (4) Asia/Pacific



       (5) Canada



       (6) Latin America



       (7) Data Services



    The Company evaluates the performance of its segments and allocates resources to them based on net operating income. Prior year and first quarter fiscal year 2000 data have been restated to be consistent with current classifications for comparative purposes.



    The table below presents specified information about reported segments as of and for the six months ended December 31, 1999 (in thousands):



                                  U.S.       U.S.       U.S.      ASIA/                 LATIN       DATA
                                  EAST     CENTRAL      WEST     PACIFIC     CANADA    AMERICA    SERVICES    TOTAL
                                --------   --------   --------   --------   --------   --------   --------   --------
Fees..........................  $104,658   $83,184    $39,192    $26,838    $19,668     $3,288     $6,903    $283,731
Net operating income/(loss)...    27,995    14,205      4,029      2,960       (784)      (514)     2,943      50,834
Receivables...................    57,480    45,724     18,338     14,141     10,661      2,229         --     148,573



    The table below presents specified information about reported segments as of and for the six months ended December 31, 1998 (in thousands):



                                   U.S.       U.S.       U.S.      ASIA/                 LATIN       DATA
                                   EAST     CENTRAL      WEST     PACIFIC     CANADA    AMERICA    SERVICES    TOTAL
                                 --------   --------   --------   --------   --------   --------   --------   --------
Fees...........................  $93,565    $74,113    $40,299    $23,635    $19,672     $2,699     $7,971    $261,954
Net operating income/(loss)....   25,396     12,367      4,866      2,562        491       (710)     3,206      48,178
Receivables....................   48,795     44,439     21,708     12,436     11,896      1,718         --     140,992



    Information about interest income and tax expense is not presented as a segment expense because it is not considered a responsibility of the segments' operating management.

                             WATSON WYATT & COMPANY

                                  (UNAUDITED)



    A reconciliation of the information reported by segment to the consolidated amounts follows for the six month periods ended December 31:



                                                               SIX MONTHS ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Fees:
Total segment fees..........................................  $283,731   $261,954
Reimbursable expenses not included in total segment fees....    15,381     14,284
Other, net..................................................      (378)    (1,895)
                                                              --------   --------
Consolidated fees...........................................  $298,734   $274,343
                                                              ========   ========
Net Operating Income:
Total segment net operating income..........................  $ 50,834   $ 48,178
Income from affiliates......................................     2,143      1,025
Differences in allocation methods for depreciation, G&A and
  pension costs.............................................     2,515     (1,396)
Gain on sale of business units..............................        --      3,822
Discretionary bonuses and SIBP..............................   (41,750)   (31,548)
Other, net..................................................     2,477     (1,642)
                                                              --------   --------
Consolidated pretax income from continuing operations.......  $ 16,219   $ 18,439
                                                              ========   ========
Receivables:
Total segment receivables--billed and unbilled..............  $148,573   $140,992
Net valuation differences and receivables of discontinued
  operations................................................    (1,028)     1,406
                                                              --------   --------
Total billed and unbilled receivables.......................   147,545    142,398
Assets not reported by segment..............................   153,479    139,621
                                                              --------   --------
Consolidated assets.........................................  $301,024   $282,019
                                                              ========   ========

                                                                         ANNEX A

                      FORM OF AGREEMENT AND PLAN OF MERGER


    AGREEMENT AND PLAN OF MERGER, dated as of             , among Watson
Wyatt & Company ("WATSON WYATT & COMPANY"), Watson Wyatt & Company Holdings ("WW HOLDINGS") and WW Merger Subsidiary, Inc. ("MERGER SUB"), each a Delaware corporation.


                                    RECITALS


    Watson Wyatt & Company is a corporation duly organized and existing under the laws of the State of Delaware.



    WW Holdings is a corporation duly organized and existing under the laws of the State of Delaware and a wholly owned subsidiary of Watson Wyatt & Company.


    Merger Sub is a corporation duly organized and existing under the laws of the State of Delaware and a wholly owned subsidiary of WW Holdings.


    The respective boards of directors of Watson Wyatt & Company, WW Holdings and Merger Sub have determined that it is advisable and in the best interests of each corporation that Merger Sub merge with and into Watson Wyatt & Company (the "MERGER") on the terms, and subject to the conditions, of this Agreement and the Delaware General Corporation Law ("DGCL"). As a result of the Merger and related transactions, Watson Wyatt & Company will become a wholly-owned subsidiary of WW Holdings, and the separate existence of Merger Sub will cease.



    The respective boards of directors of Watson Wyatt & Company, WW Holdings and Merger Sub have been duly advised of the terms and conditions of the Merger and, by resolutions duly adopted, have authorized, approved and adopted this Agreement. The stockholders of Watson Wyatt & Company will approve and adopt
this Agreement at a special meeting of stockholders on             , 2000. The
sole stockholder of each of WW Holdings and Merger Sub will approve and adopt this Agreement by written consent without a meeting.


    The parties intend by this Agreement to effect a "reorganization" under
Section 361 of the Internal Revenue Code of 1986, as amended.


    NOW, THEREFORE, on the terms, and subject to the conditions, of this Agreement, Watson Wyatt & Company, WW Holdings and Merger Sub agree as follows.


                                   ARTICLE 1
                        THE MERGER; RELATED TRANSACTIONS

    1.1 EFFECTIVE DATE. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article 2, the Merger will be consummated by WW Holdings' filing a certificate of merger (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware in accordance with
Section 251 of the DGCL. The Merger will become effective when the Certificate of Merger is filed or such later time as is set forth in the Certificate of Merger. The date and time when the Merger becomes effective is called the "EFFECTIVE DATE."

    1.2  MERGER.
    (a) On the Effective Date:


       (i) Merger Sub will merge with and into Watson Wyatt & Company, and Watson Wyatt & Company will be the surviving corporation in the Merger (the "SURVIVING CORPORATION");

       (ii) the separate existence of Merger Sub will cease, and the Surviving Corporation will succeed, without other transfer, to all of the rights and property of Merger Sub, and will be subject to all of the debts and liabilities of Merger Sub, as provided for in Section 259 of the DGCL.

    (b) On and after the Effective Date, the Surviving Corporation will carry on its business with the assets of Merger Sub, as well as with the assets of the Surviving Corporation.


    1.3 EFFECT ON WATSON WYATT & COMPANY AND MERGER SUB CAPITAL STOCK. At the Effective Date, by virtue of the Merger and without any action on the part of the holders of capital stock of Watson Wyatt & Company:



    (a) each share of common stock, par value $1.00 per share, of Watson
       Wyatt & Company issued and outstanding immediately before the Effective Date will convert into the right to receive:



       (i) one (1) share of validly issued, fully paid and non-assessable class B-1 common stock, par value $.01 per share, of WW Holdings; and



       (ii) one (1) share of validly issued, fully paid and non-assessable class B-2 common stock, par value $.01 per share, of WW Holdings;



    (b) all such converted shares of Watson Wyatt & Company common stock will no longer be outstanding and automatically will be canceled and retired and will cease to exist. Each holder of a certificate representing any such converted shares of Watson Wyatt & Company common stock, or each person listed on the stock transfer books of Watson Wyatt & Company as owning any such shares of Watson Wyatt & Company common stock, will cease to have any rights with respect to such converted shares, except the right to receive the shares of class B-1 common stock and class B-2 common stock of WW Holdings to be issued in consideration for such shares; and


    (c) each share of Merger Sub common stock outstanding immediately before the Effective Date will convert into one validly issued, fully paid and non-assessable share of common stock, par value $1.00 per share, of the Surviving Corporation.


    1.4 FRACTIONAL SHARES. No holder of Watson Wyatt & Company common stock on the Effective Date will receive fractional shares. Instead, any such holder will receive cash equal to the fair value of such fractional shares or Watson
Wyatt & Company will arrange for the disposition of such fractional interests.



    1.5 CERTIFICATE OF INCORPORATION AND BYLAWS. The certificate of incorporation of Watson Wyatt & Company in effect at the Effective Date will be the certificate of incorporation of the Surviving Corporation until changed or amended as provided therein or by applicable law.



    1.5 COVENANT TO CONTRIBUTE CAPITAL. On the Effective Date, Watson Wyatt & Company will contribute to the capital of WW Holdings each issued and outstanding share of common stock of WW Holdings that is owned by Watson
Wyatt & Company immediately prior to the Effective Date.


                                   ARTICLE 2
                    CONDITIONS TO CONSUMMATION OF THE MERGER

    2.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the Effective Date, of the following conditions:

    (a) the registration statement filed on Form S-4 with respect to the issuance of shares of class B common stock of WW Holdings has been declared effective by the Securities and Exchange Commission (the "COMMISSION");

    (b) more than 50% of the outstanding shares of common stock of Watson Wyatt & Company entitled to vote have voted to adopt this Agreement;



    (c) more than 80% of outstanding shares of common stock of Watson Wyatt & Company actually voting for or against the proposal, have voted to adopt this Agreement, if more than the votes required under clause (b) above;


    (d) the registration statement filed on Form S-3 with respect to the issuance of shares of class A common stock of WW Holdings has been declared effective by the Commissioner;

    (e) no statute, rule, regulation, executive order, decree, injunction or other order has been enacted, entered, promulgated or enforced by any court or governmental authority that is in effect and has the effect of prohibiting the consummation of the Merger; and

    (f) all approvals and consents necessary or desirable, if any, in connection with consummation of the Merger have been obtained.

                                   ARTICLE 3
                                 MISCELLANEOUS


    3.1 AMENDMENT; WAIVER. At any time before the Effective Date, Watson Wyatt & Company and Merger Sub may, to the extent permitted by the DGCL, by written agreement amend, modify or supplement any provision of this Agreement.



    3.2 ABANDONMENT. At any time before the Effective Date, this Agreement may be terminated and the Merger may be abandoned by the board of directors of Watson Wyatt & Company.


    3.3 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned, in whole or in part, by operation of law or otherwise, without the prior written consent of the other parties.

    3.4 GOVERNING LAW. This Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware, regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

    3.5 PARTIES IN INTEREST. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

    3.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same agreement, and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officers thereunto duly authorized, all as of the date set forth above.

                                                       WATSON WYATT & COMPANY

                                                       By:
                                                            ----------------------------------------
                                                            Name:
                                                            Title:

                                                       WATSON WYATT & COMPANY HOLDINGS

                                                       By:
                                                            ----------------------------------------
                                                            Name:
                                                            Title:

                                                       WW MERGER SUBSIDIARY, INC.

                                                       By:
                                                            ----------------------------------------
                                                            Name:
                                                            Title:

                                                                     ANNEX B

                          FORM OF AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                         WATSON WYATT & COMPANY HOLDINGS

                 Pursuant to Sections 242 and 245 of the General
                    Corporation Law of the State of Delaware

         WATSON WYATT & COMPANY HOLDINGS, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "CORPORATION"), hereby certifies as follows:

A. The name of the Corporation is Watson Wyatt & Company Holdings. The Corporation was originally incorporated by the filing of a Certificate of Incorporation with the Secretary of State of Delaware on January 7, 2000.

B. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

C. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

         1. NAME. The name of the corporation is Watson Wyatt & Company Holdings (the "CORPORATION").

         2. REGISTERED OFFICE; REGISTERED AGENT. The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, DE 1980l, in the County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         3. PURPOSE. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

         4. CAPITAL STOCK.

                  4.1 The Corporation has the authority to issue an aggregate of 100,000,000 shares, of which: (i) 69,000,000 are shares of Class A Common Stock, par value $.01 per share ("CLASS A COMMON STOCK"), (ii) 15,000,000 are shares of Class B-1 Common Stock, par value $.01 per share (the "CLASS B-1 COMMON STOCK"), (iii) 15,000,000 are shares of Class B-2 Common Stock, par value $.01 per share (the "CLASS B-2 COMMON STOCK;" and the Class B-1 Common Stock and Class B-2 Common Stock are referred to collectively as the "CLASS B COMMON STOCK") and (iv) 1,000,000 are shares of Preferred Stock, no par value per share (the "PREFERRED STOCK"). The Class A Common Stock, the Class B-1 Common Stock and the Class B-2 Common Stock are referred to collectively as the "COMMON STOCK".

                  4.2 The following is a description of the relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations or restrictions of the Common Stock.

                           (a) GENERAL. Except as otherwise set forth in this
Article 4, the relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations or restrictions of each class of Common Stock is identical in all respects.

                           (b) VOTING. At every meeting of the stockholders of
the Corporation in connection with the election of directors and all other matters submitted to a vote of stockholders, every holder of Common Stock is entitled to one vote in person or by proxy for each share of Common Stock registered in the name of the holder on the transfer books of the Corporation. Except as otherwise required by law, the holders of each class of Common Stock shall vote together as a single class, subject to any right that may be conferred upon holders of Preferred Stock to vote together with holders of Common Stock on all matters submitted to a vote of stockholders of the Corporation.

                           (c) RIGHTS OF HOLDERS OF CLASS B COMMON STOCK.

                               (i) DEFINITIONS.

                                   "CONTROL" means, with respect to any Person,
the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interest, or by contract or otherwise.

                                    "PERMITTED TRANSFEREE" means any of the
following: (i) any revocable trust created for the benefit of the stockholder during the lifetime of the stockholder of which the stockholder is the only person (whether in the capacity as a trustee, settlor or otherwise) having voting and dispositive control over the Class B Common Stock held by such trust,
(ii) any irrevocable trust created for the benefit of the stockholder and/or any spouse of the stockholder and/or any descendant of the stockholder (which term shall include any adopted child or stepchild of the stockholder) of which the stockholder is the only trustee having voting and dispositive control over the Class B Common Stock held by such trust, (iii) a custodianship for the benefit of a minor who is a descendant of the stockholder (which term shall include any adopted child or stepchild of the stockholder), to which any transfer is made pursuant to and which is valid under the Uniform Transfers to Minors Act, the Uniform Gifts to Minors Act or a substantially similar act, and of which the stockholder is the only custodian having voting or dispositive control over the Class B Common Stock held pursuant to such custodianship, (iv) any partnership, limited liability company or similar entity all of the ownership interests in which are held by the stockholder alone, or by the stockholder and any spouse of the stockholder and/or any descendant of the stockholder (which term shall include any adopted child or stepchild of the stockholder) and/or any Person referred to in clauses (i) - (iii) above, which is Controlled by the stockholder and (v) any corporation (including, without limitation, any subsidiary or sub-subsidiary of any such corporation) which is wholly-owned directly or indirectly, by the stockholder alone or by the stockholder and any one or more Persons referred to in clauses (i) - (iv) above and which is Controlled by the stockholder.

                                    "PERSON" means an individual, partnership,
corporation, limited liability company, trust or other entity of whatever nature.

                                    "PUBLIC OFFERING DATE" means the date of the
offering of the Corporation's shares of Class A Common Stock in an underwritten public offering.

                                    (ii) TRANSFER RESTRICTIONS. Except for
transfers to Permitted Transferees and conversions under Section 4.2(c)(iii), shares of Class B-1 Common Stock may not be transferred prior to twelve (12) months after the Public Offering Date, and shares of Class B-2 Common Stock may not be transferred prior to twenty four (24) months after the Public Offering Date. Except as provided in this Section 4.2(c)(ii), any purported transfer of shares of Class B-1 Common Stock or Class B-2 Common Stock prior to the applicable date referred to in this Section 4.2(c)(ii) will be void. Shares of Class B-1 Common Stock and Class B-2 Common Stock may be transferred to a Permitted Transferee at any time, and such permitted transferee will take such shares subject to the provisions of this Section 4.2(c)(ii).

                                    (iii) CONVERSION TO CLASS A COMMON STOCK.
Each share of Class B-1 Common Stock will be converted automatically into an equal number of shares of Class A Common Stock twelve (12) months after the Public Offering Date. Each share of Class B-2 Common Stock will be converted automatically into an equal number of shares of Class A Common Stock twenty four
(24) months after the Public Offering Date. Notwithstanding the foregoing, shares of Class B-1 Common Stock and Class B-2 Common Stock may be converted to Class A Common Stock prior to the expiration of the foregoing restricted periods upon the prior consent of the Board of Directors. To the extent permitted by law, such a voluntary conversion shall be deemed to have been effected at the close of business on the date of surrender. Shares of Class A Common Stock may not be converted into shares of Class B-1 Common Stock or Class B-2 Common Stock.

                                    (iv) PROCEDURE FOR TRANSFERS. Shares of
Class B-1 Common Stock and Class B-2 Common Stock which are uncertificated are transferred on the books of the Corporation upon presentation at the office of the Secretary of the Corporation (or at such additional place or places as may from time to time be designated by the Secretary of the Corporation) of a written request for transfer in such form as the Corporation requests. Shares of Class B-1 Common Stock and Class B-2 Common Stock represented by certificates are transferred on the books of the Corporation, and a new certificate therefor issued, upon presentation at the office of the Secretary of the Corporation (or at such additional place or places as may from time to time be designated by the Secretary of the Corporation) of the certificate for the shares, in proper form for transfer and accompanied by all requisite stock transfer tax stamps.

                                    (v) LEGENDS. Shares of Class B-1 Common
Stock and Class B-2 Common Stock shall contain a legend reading as follows:
"Shares of Class B Common Stock may not be transferred (which term includes, without limitation, buying a put option, selling a call option or entering into any other hedging or insurance transaction relating to the shares), except pursuant to a transfer that meets the qualifications set forth in Sections 4.2(c) of the Certificate of Incorporation of this Corporation, and no person who receives the shares of Class B Common Stock in connection with a transfer that does not meet the qualifications prescribed by such section is entitled to own or to be registered as the record holder of the shares of Class B Common Stock."

                                    (vi) RETIREMENT OF CLASS B SHARES. Any
shares of Class B-1 Common Stock or Class B-2 Common Stock that have been converted into shares of Class A Common Stock will be retired with no further action by the Corporation, may not be reissued as shares of Class B Common Stock, and will have the status of authorized and unissued shares of Class A Common Stock.

                                    (vii) RESERVATION OF SHARES. The Corporation
at all times shall reserve and keep available, out of its authorized but unissued Class A Common Stock, at least the number of shares of Class A Common Stock that would become issuable upon the conversion of all shares of Class B Common Stock then outstanding.

                           (d) RECLASSIFICATIONS, SUBDIVISIONS AND COMBINATIONS.
No class of Common Stock may be reclassified, subdivided or combined unless the reclassification, subdivision or combination occurs simultaneously and in the same proportion for each class of Common Stock, except that Class A Common Stock, Class B-1 Common Stock and Class B-2 Common Stock may be reclassified as a single class of common stock at any time following twenty four (24) months after the Public Offering Date.

                           (e) DIVIDENDS AND OTHER DISTRIBUTIONS. Subject to the
rights of the holders of Preferred Stock, holders of each class of Common Stock are entitled to receive such dividends and other distributions in cash, stock of any corporation (other than Common Stock) or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in all such dividends and other distributions. In the case of dividends or other distributions payable in Common Stock, including distributions pursuant to stock splits or divisions of Common Stock: (x) only shares of Class A Common Stock are paid or distributed with respect to Class A Common Stock, (y) only shares of Class B-1 Common Stock are paid or distributed with respect to Class B-1 Common Stock and (z) only shares of Class B-2 Common Stock are paid or distributed with respect to Class B-2 Common Stock.

                           (f) LIQUIDATION, DISSOLUTION AND WINDING UP. In the
event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of Preferred Stock, the remaining assets and funds of the Corporation are distributed pro rata to the holders of shares of Common Stock. For purposes of this subsection (f), the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other corporations (whether or not the Corporation is the corporation surviving the consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

                           (g) REORGANIZATIONS AND CONSOLIDATIONS. In case of
any reorganization or any consolidation of the Corporation with one or more other corporations or a merger of the Corporation with another corporation, each holder of a share of Common Stock of any class are entitled to receive with respect to that share the same kind and amount of shares of stock and other securities and property (including cash) receivable upon the reorganization, consolidation or merger by a holder of a share of any other class of Common Stock.

                           (h) CONVERSION OF OUTSTANDING SHARES. Upon the
effectiveness of the filing of this Amended and Restated Certificate of Incorporation, any outstanding shares of common stock of the Corporation shall be converted into shares of Class A Common Stock.

                  4.3 The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of the Common Stock, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law or any corresponding provision hereinafter enacted.

                  4.4 To the full extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, the Board of Directors is authorized by resolution to divide and issue the shares of Preferred Stock in classes or series and to fix the voting powers and any designations, preferences, and relative, participating, optional or other special rights of any such class or series of Preferred Stock and any qualifications, limitations or restrictions thereof as are stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors.

                  4.5 No holder of stock of any class of the Corporation has any preemptive or preferential right of subscription to any shares of any class of stock of the Corporation whether now or hereafter authorized, or to any obligation convertible into stock of the Corporation, or any right of subscription therefor, other than such rights, if any, as the Board of Directors in its discretion from time to time determines.

         5. BOARD OF DIRECTORS.

                  5.1 The business and affairs of the Corporation are managed by or under the direction of a Board of Directors. The number of directors of the Corporation constituting the whole board are fixed in the manner provided in the by-laws. The election of directors need not be by ballot.

                  5.2 The directors are divided into three classes, Class I, Class II and Class III. The initial term of office of the Class I, Class II and Class III directors shall expire at the annual meeting of stockholders in 2001, 2002, and 2003, respectively. The number of directors are apportioned among the classes by the Board of Directors so as to maintain the number of directors in each class as nearly equal as reasonably possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class. Starting in 2001, at each annual meeting of stockholders, directors elected to succeed the directors whose terms expire at such annual meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders in the third year following the year of their election and until their successors have been duly elected and qualified. Notwithstanding the foregoing, for any director who is an employee of the Corporation or any of its affiliates at the time of election to the Board it is a qualification for service as a director that such director remain so employed, so that the term of any such director automatically will terminate upon termination of such director's employment with the Corporation or such affiliate for any reason, unless the Board, by majority of the members of the Board of Directors, otherwise determines.

                  5.3 If the number of directors is changed, any increase or decrease shall be apportioned among the classes in such manner as the board of directors of the Corporation shall determine, but no decrease in the number of directors may shorten the term of any incumbent director.

                  5.4 No director who is part of any class of directors may be removed except both for cause and with the affirmative vote of the holders of not less than 67% of the voting power of all outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, considered for this purpose as a single class.

                  5.5 Vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause (other than vacancies and newly created directorships which the holders of any class or classes of stock or series thereof are expressly entitled by this Amended and Restated Certificate of Incorporation to fill) shall be filled by, and only by, a majority of the members of the board of directors, although less than a quorum, or by the sole remaining director. Any director appointed to fill a vacancy or a newly created directorship shall hold office until the next election of the class of directors of the director which such director replaced or the class of directors to which such director was appointed, and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

                  5.6 Notwithstanding the foregoing, in the event that the holders of any series of Preferred Stock of the Corporation shall be entitled, voting separately as a class, to elect any directors of the Corporation, then the number of directors that may be elected by such holders voting separately as a class shall be in addition to the number fixed pursuant to a resolution of a majority of the members of the board of directors of the Corporation. Except as otherwise provided in the terms of such class or series, (i) the terms of the directors elected by such holders voting separately as a class shall expire at the annual meeting of stockholders next succeeding their election without regard to the classification of other directors and (ii) any director or directors elected by such holders voting separately as a class may be removed, with or without cause, by the holders of a majority of the voting power of all outstanding shares of stock of the Corporation entitled to vote separately as a class in an election of such directors.

                  5.7 Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least 67% of the voting power of the shares entitled to vote generally in the election of directors are required to amend, alter or repeal, or to adopt any provision inconsistent with, this Article 5.

         6. AMENDMENT OF BY-LAWS. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is authorized to adopt, amend or repeal the by-laws of the Corporation. No adoption, amendment or repeal of a by-law by action of stockholders shall be effective unless approved by the affirmative vote of the holders of at least 67% of the voting power of the shares entitled to vote generally in the election of directors.

         7. STOCKHOLDER MEETINGS. No action of stockholders of the Corporation required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting of stockholders, without prior notice and without a vote, and the power of stockholders of the Corporation to consent in writing to the taking of any action without a meeting is specifically denied. Notwithstanding this Article 7, the holders of any series of Preferred Stock of the Corporation shall be entitled to take action by written consent to such extent, if any, as may be provided in the terms of such series. Subject to the rights of holders of any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the President or by the Board of Directors pursuant to resolution adopted by a majority of the members of the Board of Directors. Business transacted at any special meeting of stockholders are confined to the purpose or purposes of the meeting as stated in the notice of the meeting. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, any amendment to or deletion of this Article 7 shall require the affirmative vote of the holders of at least 67% of the voting power of all outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors.

         8. LIMITATION OF LIABILITY. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
(b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law or (d) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after approval of this Article by the stockholders to authorize the further elimination or limitation of the liability of directors, then the liability of directors are eliminated or limited to the full extent authorized

         9. Subject to the provisions of this Amended and Restated Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders in this Certificate of Incorporation are granted subject to this reservation.

                  IN WITNESS WHEREOF, Watson Wyatt & Company Holdings has caused this certificate to be signed by its President and Secretary, on _________, 2000.

                                  By:
                                     -------------------------------------------
                                     President


                                  By:
                                     -------------------------------------------
                                     Secretary

                                                                     ANNEX C


                          FORM OF AMENDED AND RESTATED
                                     BY-LAWS

                                       OF

                         WATSON WYATT & COMPANY HOLDINGS

                                    ARTICLE 1

                                  STOCKHOLDERS

         Section 1.1 ANNUAL MEETINGS. An annual meeting of stockholders shall be held for the election of directors at such date, time and place either within or without the State of Delaware designated by the Board of Directors from time to time. Any other business properly brought before the meeting may be transacted at the annual meeting.

         Section 1.2 SPECIAL MEETINGS. Special meetings of stockholders may be called at any time by, and only by, the President or by the Board of Directors pursuant to a resolution adopted by a majority of the members of the Board of Directors, to be held at such date, time and place either within or without the State of Delaware as is stated in the notice of the meeting.

         Section 1.3 NOTICE OF MEETINGS. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting must be given, stating the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise required by law, the written notice of any meeting shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder's address as it appears on the records of the Corporation.

         Section 1.4 ADJOURNMENTS. Any meeting of stockholders, annual or special, may be adjourned from time to time, to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the meeting.

         Section 1.5 QUORUM. At each meeting of stockholders, except where otherwise required by law, the certificate of incorporation or these by-laws, the holders of a majority of the outstanding shares of stock entitled to vote on a matter at the meeting, present in person or represented by proxy, shall constitute a quorum. For purposes of the foregoing, where a separate vote by class or classes is required for any matter, the holders of a majority of the outstanding shares of such class or classes, present in person or represented by proxy, shall constitute a quorum to take action with respect to that vote on that matter. Two or more classes or series of stock shall be considered a single class if the holders of such classes or series of stock are entitled to vote together as a single class at the meeting. In the absence of a quorum of the holders of any class of stock entitled to vote on a matter, the meeting of such class may be adjourned from time to time in the manner provided by Sections 1.4 and 1.6 of these by-laws until a quorum of such class is so present or represented.

         Section 1.6 VOTING; PROXIES. Unless otherwise provided in the certificate of incorporation, each stockholder entitled to vote at any meeting of stockholders is entitled to one vote for each share of stock held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy will be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power, regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary. Voting at meetings of stockholders need not be by written ballot unless so directed by the chairman of the meeting or the Board of Directors. Directors must be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. In all other matters, unless otherwise required by law, the certificate of incorporation or these by-laws, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter will be the act of the stockholders. Where a separate vote by class or classes is required, the affirmative vote of the holders of a majority (or, in the case of an election of directors, a plurality) of the shares of such class or classes present in person or represented by proxy at the meeting shall be the act of such class or classes, except as otherwise required by law, the certificate of incorporation or these by-laws.

         Section 1.7 ORGANIZATION. Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in the absence of a Chairman of the Board, by the President or other person designated by the President. The Secretary, or in the absence of the Secretary an Assistant Secretary or other person designated by the President, shall act as secretary of the meeting. The order of business at each such meeting shall be as determined by the chairman of the meeting. The chairman of the meeting shall have the right and authority to adjourn a meeting of stockholders without a vote of stockholders and to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting and are not inconsistent with any rules or regulations adopted by the Board of Directors pursuant to the provisions of the certificate of incorporation, including the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Corporation, restrictions on entry to such meeting after the time prescribed for the commencement thereof and the opening and closing of the voting polls for each item upon which a vote is to be taken.

         Section 1.8 INSPECTORS. Prior to any meeting of stockholders, the Board of Directors, Chairman of the Board, President or any other officer designated by the Board shall appoint one or more inspectors to act at such meeting and make a written report of the meeting. If no inspector or alternate is able to act at the meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, must take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. The inspectors may appoint or retain other persons to assist them in the performance of their duties. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting. No ballot, proxy or vote, nor any revocation thereof or change thereto, may be accepted by the inspectors after the closing of the polls. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted therewith, any information provided by a stockholder who submits a proxy by telegram, cablegram or other electronic transmission from which it can be determined that the proxy was authorized by the stockholder, ballots and the regular books and records of the Corporation, and they may also consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record.

         Section 1.9. FIXING DATE FOR DETERMINING STOCKHOLDERS OF RECORD. In order for the Corporation to determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment of the meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date must be no more than sixty nor less than ten days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders will apply to any adjournment of the meeting, PROVIDED the Board of Directors may fix a new record date for the adjourned meeting. In order for the Corporation to determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date may not precede the date upon which the resolution fixing the record date is adopted, and which record date must be no more than sixty days prior to the action for which a record date is being established. If no record date is fixed, the record date for determining stockholders for any such purpose will be at the close of business on the day on which the Board of Directors adopts the related resolution.

         Section 1.10 LIST OF STOCKHOLDERS ENTITLED TO VOTE. The Secretary will prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place must be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list also must be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present.

                                    ARTICLE 2

                                    DIRECTORS

         Section 2.1 POWERS; NUMBER; QUALIFICATIONS. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise required by law or provided in the certificate of incorporation. The number of directors which shall constitute the whole Board of Directors shall not be less than 7 nor more than 25. The exact number of directors of the Corporation and the number of directors in each class of directors shall be fixed only by resolution of a majority of the members of the Board of Directors from time to time. If the holders of any class or classes of stock or series thereof are entitled by the certificate of incorporation to elect one or more directors, the preceding sentence shall not apply to such directors, and the number of such directors shall be as provided in the terms of such stock. Directors need not be stockholders.

         Section 2.2. ELECTION; TERM OF OFFICE; RESIGNATION; REMOVAL; VACANCIES.

                  (a) Each director shall hold office until the next election of the class or category for which such director shall have been chosen, and until his or her successor is elected and qualified or until his or her earlier resignation or removal. Notwithstanding the foregoing, for any director who is an employee of the Corporation or any of its affiliates at the time of election to the Board it is a qualification for service as a director that such director remain so employed, so that the term of any such director automatically will terminate upon termination of such director's employment with the Corporation or such affiliate for any reason, unless the Board, by majority of the members of the Board of Directors, otherwise determines.

                  (b) Any director may resign at any time upon written notice to the Board of Directors or to the Chairman of the Board, if any, or the President. Such resignation shall take effect at the time specified in the notice of resignation, and unless otherwise specified in the notice of resignation, no acceptance of such resignation is necessary to make it effective.

                  (c) No director may be removed except as provided in the certificate of incorporation or as provided in Section 2.2(a) of these by-laws.

                  (d) Vacancies and newly created directorships resulting from any increase in the authorized number of directors (other than any directors elected in the manner described in the next sentence) or from any other cause shall be filled by, and only by, a majority of the directors then in office, although less than a quorum, or by the sole remaining director.

Whenever the holders of any class or classes of stock or series thereof are entitled by the certificate of incorporation to elect one or more directors, vacancies and newly created directorships of such class or classes or series may be filled by, and only by, a majority of the directors elected by such class or classes or series then in office, or by the sole remaining director so elected. Any director elected or appointed to fill a vacancy or a newly created directorship shall hold office until the next election of the class of directors of the director which such director replaced or the class of directors to which such director was appointed, and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

         Section 2.3 REGULAR MEETINGS. Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board may from time to time determine.

         Section 2.4 SPECIAL MEETINGS. Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by a Chairman of the Board, if any, by the President, or at the request in writing of a majority of the members of the Board of Directors.

         Section 2.5 NOTICES OF BOARD OF DIRECTORS MEETINGS. Notice of any regular or special meeting, unless waived, must be given by mail or facsimile or courier to each director at his address as the same appears on the records of the Corporation not less than one (1) day prior to the day on which such meeting is to be held if such notice is by facsimile or courier, and not less than five
(5) business days prior to the day on which the meeting is to be held if such notice is by mail. If the Secretary fails or refuses to give such notice, then the notice may be given by the officer or any one of the directors making the call. Any such meeting may be held at such place as the Board may fix from time to time or as may be specified or fixed in such notice. Notice may be waived in writing by any director, either before or after the meeting. Any meeting of the Board of Directors will be a legal meeting without any notice having been given, if all the directors shall be present at the meeting, and no notice of a meeting is required to be given to any director who shall attend such meeting.

         Section 2.6 QUORUM AND MANNER OF ACTING. Except as otherwise provided in these by-laws, a majority of the members of the Board of Directors constitutes a quorum at any regular or special meeting of the Board of Directors. Except as otherwise provided by the Delaware General Corporation Law ("DGCL"), the certificate of incorporation or by these by-laws, the act of a majority of the directors present at any meeting at which a quorum is present is the act of the Board of Directors. In the absence of a quorum, a majority of the directors present may adjourn the meeting from time to time until a quorum be had. Notice of any adjourned meeting need not be given.

         Section 2.7 PARTICIPATION IN MEETINGS BY CONFERENCE TELEPHONE PERMITTED. Members of the Board of Directors, or any committee designated by the Board, may participate in a meeting of the Board or of such committee, as the case may be, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this by-law shall constitute presence in person at such meeting.

         Section 2.8 ORGANIZATION. Meetings of the Board of Directors will be presided over by a Chairman of the Board, if any, or in the absence of a Chairman of the Board by the President, or in the absence of the President, by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in the absence of the Secretary the chairman of the meeting may appoint any person to act as secretary of the meeting.

         Section 2.9 COMMITTEES OF DIRECTORS. Any duly constituted and authorized committee of the Board of Directors may exercise such powers as have been delegated to it by the Board of Directors, without a meeting by the unanimous execution of an instrument in writing. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation which, to the extent provided by resolution of the Board of Directors, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval or (b) adopting, amending or repealing any by-laws of the Corporation. Such committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors and, when required by the Board, shall keep regular minutes of their proceedings and report the same to the Board. Subject to legal or other requirements, Board committees may include one or more persons who are not directors, PROVIDED that to the extent any such committee exercises powers of the Board of Directors that have been specifically delegated to it, such committee shall act solely by vote of members of the committee who are also members of the Board of Directors.

         Section 2.10 COMPENSATION OF DIRECTORS. Directors who are employees shall not receive any stated salary for their services as directors, but, pursuant to normal corporate expense reimbursement policies, shall receive reimbursement for expenses of attendance at such meetings; provided that nothing herein contained may be construed to preclude any Director from serving the Corporation in any other capacity and receiving compensation therefore. Directors who are not employees shall receive compensation for their services as directors, in such amounts as the Board of Directors from time to time determines.

                                    ARTICLE 3

                                    OFFICERS

         Section 3.1 OFFICERS DESIGNATED. The officers of the Corporation shall be elected by the Board of Directors at its annual meeting or any special meeting. They may include a Chairman of the Board and shall include a President, a Secretary, and such other officers as the Board of Directors may determine. One person may hold any two offices except the offices of President and Secretary.

         Section 3.2 TENURE OF OFFICE. The officers of the Corporation will hold office until the next annual meeting of the Board of Directors and until their respective successors are elected and qualified, except (a) that the term of office of any officer who is an employee of the Corporation automatically terminates upon termination of such officer's employment by the Corporation for any reason and (b) in case of the officer's prior resignation, death or removal.

The Board of Directors also may remove any officer at any time with or without cause by the vote of a majority of the members of the Board of Directors. Additional officers appointed by the President in accordance with Section 3.4 may be removed by the President.

         Section 3.3 POWERS AND DUTIES OF OFFICERS. The officers of the Corporation will have such powers and duties in the management of the Corporation as may be prescribed by the Board of Directors or delegated by the President and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors.

         Section 3.4 ADDITIONAL OFFICERS. The President of the Corporation may appoint such Assistant Vice Presidents, Assistant Secretaries, Assistant Treasurers, or other Officers, and such agents as the President may determine, to hold office for such period, and with such authority and to perform such duties as the President from time to time determines.

         Section 3.5 RESIGNATIONS. Any officer may resign at any time by giving written notice to the Board of Directors or to the President or the Secretary of the Corporation. Any such resignation will take effect at the time specified in the notice of resignation. Unless otherwise specified in the notice of resignation, the acceptance of such resignation shall not be necessary to make it effective.

         Section 3.6 VACANCIES. A vacancy in the office of President or Secretary for any reason must be filled. A vacancy in any other office may be filled. Any vacancy which is filled will be filled for the unexpired portion of the term in the same manner in which an officer to fill said office may be chosen pursuant to Sections 3.1, 3.2 and 3.4.

                                    ARTICLE 4

                                 SHARES OF STOCK

         Section 4.1. CERTIFICATES; UNCERTIFICATED SHARES.

                  (a) The shares of Class A Common Stock of the Corporation shall be represented by certificates, and the shares of Class B Common Stock of the Corporation shall be uncertificated.

                  (b) The Board of Directors of the Corporation may provide by resolution or resolutions from time to time that some or all of any or all classes or series of its stock shall be uncertificated shares, PROVIDED any such resolution shall not apply to any such shares represented by a certificate previously issued until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution or resolutions by the Board of Directors of the Corporation, every holder of stock represented by certificates, and upon request every holder of uncertificated shares, shall be entitled to have a certificate signed by or in the name of the Corporation by a Chairman of the Board or the President, and by the Treasurer, Secretary or Assistant Secretary, representing the number of shares of stock in the Corporation owned by such holder. If such certificate is manually signed by one officer or manually countersigned by a transfer agent or by a registrar, any other signature on the certificate may be a facsimile.

                  (c) In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate ceases to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

                  (d) Certificates representing shares of stock of the Corporation may bear such legends regarding restrictions on transfer or other matters as any officer or officers of the Corporation may determine to be appropriate and lawful.

                  (e) If the Corporation is authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications or restrictions of such preferences and/or rights must be set forth in full or summarized on the face or back of the certificate which the Corporation issues to represent such class or series of stock, PROVIDED that, except as otherwise required by law, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Corporation issues to represent such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of such class or series of stock and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable period of time after the issuance or transfer of uncertificated shares of any class or series of stock, the Corporation will send to the registered owner of such shares a written notice containing the information required by law to be set forth or stated on certificates representing shares of such class or series or a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of such class or series and the qualifications, limitations or restrictions of such preferences and/or rights.

                  (f) Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

         Section 4.2 LOST, STOLEN OR DESTROYED STOCK CERTIFICATES; ISSUANCE OF NEW CERTIFICATES. The Corporation may issue a new certificate of stock in the place of any certificate previously issued by it, alleged to have been lost, stolen or destroyed. The Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner's legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

                                    ARTICLE 5

                            MISCELLANEOUS PROVISIONS

         Section 5.1 FISCAL YEAR. The fiscal year of the Corporation will be determined by the Board of Directors.

         Section 5.2 WAIVER OF NOTICE OF MEETINGS OF STOCKHOLDERS, DIRECTORS AND COMMITTEES. Whenever notice is required to be given by law or under any provision of the certificate of incorporation or these by-laws, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, is deemed equivalent to notice. Attendance of a person at a meeting constitutes a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice unless so required by the certificate of incorporation or these by-laws.

         Section 5.3 FACSIMILES. Any copy, facsimile telecommunication or other reliable reproduction of a writing, transmission or signature may be substituted or used in lieu of the original writing, transmission or signature for any and all purposes for which the original writing, transmission or signature could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing, transmission or signature, as the case may be.

         Section 5.4 BOOKS AND RECORDS. The books of the Corporation may be kept (subject to any provision contained in the DGCL) within or without the State of Delaware at such place or places as may be designated from time to time by the Board of Directors.

         Section 5.5 FORM OF RECORDS. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on, or be in the form of, magnetic tape, photographs, microphotographs or any other information storage device, provided that the records so kept can be converted into clearly legible form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect the same.

         Section 5.6 DEPOSITORIES. The Board of Directors, the Chairman of the Board, if any, the President, and such other officers as may be delegated authority by the Board of Directors or one of the foregoing officers, and each of them, may designate the banks, trust companies, or other depositories in which shall be deposited from time to time, the money or securities of the Corporation. In the case of a designation by the aforementioned officers, any such designation shall require the approval of two of such officers, one of whom shall be the Treasurer or the Vice President and Chief Financial Officer.

         Section 5.7 CHECKS, DRAFTS, NOTES, ETC. All checks, drafts or other orders for the payment of money and all notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers or agent or agents as from time to time is designated by the Board of Directors or by any two of the Chairman of the Board, if any, the President, and the Chief Financial Officer, or one of the foregoing officers and another officer elected by the Board of Directors.

         Section 5.8 CONTRACTS, ETC., HOW EXECUTED. The Board of Directors may authorize any officer, agent or agents, to enter into any contract or execute and deliver any instrument in the name and on behalf of the Corporation, and such authority may be general or confined to specific instances.

         Section 5.9 STOCK IN OTHER CORPORATIONS. Any shares of stock in any other corporation which may from time to time be held by the Corporation may be represented and voted at any meeting of stockholders of such other corporation by the President, the Treasurer or the Secretary of the Corporation or by any other person or persons thereunto authorized by the Board of Directors or designated by the President, or by any proxy designated by written instrument of appointment executed in the name of this Corporation by its President or by such officers as may be designated by him and attested by the Secretary or Assistant Secretary.

         Section 5.10 INDEMNIFICATION.

                  (a) Each person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding or alternative dispute resolution procedure, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was a director or officer serving at the request of the Corporation as a director, manager, officer, partner, trustee, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the laws of Delaware as the same now or may hereafter exist (but, in the case of any change, only to the extent that such change authorizes the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such change) against all costs, charges, expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators. Until such time as there has been a final judgment to the contrary, a person shall be presumed to be entitled to be indemnified under this Section 5.10(a). The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that the director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers. Notwithstanding anything contained in this Section 5.10, except for proceedings to enforce rights provided in this Section 5.10, the Corporation shall not be obligated under this Section 5.10 to provide any indemnification or any payment or reimbursement of expenses to any director, officer or other person in connection with a proceeding (or part thereof) initiated by such person (which shall not include counterclaims or crossclaims initiated by others) unless the Board of Directors has authorized or consented to such proceeding (or part thereof) in a resolution adopted by the Board.

                  (b) If a claim under subsection (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking has been tendered to the Corporation) that the claimant has failed to meet a standard of conduct which makes it permissible to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is permissible in the circumstances because he or she has met such standard of conduct, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such standard of conduct, nor the termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall be a defense to the action or create a presumption that the claimant has failed to meet the required standard of conduct.

                  (c) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

                  (d) The Corporation may maintain insurance, at its expense, to protect itself and any director, manager, officer, partner, trustee, employee or agent of the Corporation or another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under Delaware law.

                  (e) To the extent that any director, officer, employee or agent of the Corporation is by reason of such position, or a position with another entity at the request of the Corporation, a witness in any proceeding, he or she shall be indemnified against all costs and expenses actually and reasonably incurred by him or her or on his or her behalf in connection therewith.

                  (f) Notwithstanding any amendment of this section which may have been approved by the stockholders, this section may be added to, altered, amended or repealed pursuant to Section 5.11 of these by-laws.

                  (g) Any amendment, repeal or modification of any provision of this Section by the stockholders or the directors of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such amendment, repeal or modification.

         Section 5.11 AMENDMENT OF BY-LAWS. These by-laws may be amended, modified or repealed, and new by-laws may be adopted at any time, by the Board of Directors. Stockholders of the Corporation may adopt additional by-laws and amend, modify or repeal any by-law whether or not adopted by them, but only in accordance with Article 6 of the certificate of incorporation.

                                                                         ANNEX D

                        WATSON WYATT & COMPANY HOLDINGS
                         2000 LONG-TERM INCENTIVE PLAN

    1. <*>Purpose.</*> The purpose of the Watson Wyatt & Company Holdings 2000 Long-Term Incentive Plan (the "Plan") is to secure for Watson Wyatt & Company Holdings and its successors and assigns (the "Company") and its stockholders the benefits of the additional incentive inherent in the ownership of the Company's class A common stock, par value $.01 per share (the "Common Stock"), by selected employees of the Company and its subsidiaries who are important to the success and growth of the business of the Company and its subsidiaries and to help the Company and its subsidiaries secure and retain the services of such persons. Compensation awarded under the Plan is intended to qualify for tax deductibility pursuant to the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time or any successor statute or statutes (the "Code"), to the extent deemed appropriate by the Committee (as defined in Paragraph 2.1).

    Pursuant to the Plan, such employees will be offered the opportunity to acquire Common Stock through the grant of options, or to receive similar economic benefit through the grant of stock appreciation rights (such options and stock appreciation rights collectively referred to as "Awards"). Options granted under the Plan will be "nonqualified stock options" for purposes of the Code. For purposes of the Plan, the terms "parent" and "subsidiary" shall mean "parent corporation" and "subsidiary corporation," respectively, as such terms are defined in Sections 424(e) and (f) of the Code; provided, however, that with respect to any jurisdiction where the Company is prohibited by law from owning 50% of the voting shares of an entity, any entity formed in such jurisdiction shall be deemed a "subsidiary" if the Company holds the maximum percentage of voting shares permitted to be held under the laws of such jurisdiction.

    2.  <*>Committee.</*>

    2.1 <*>Administration.</*> The Plan shall be administered by a Committee appointed by the Board of Directors of the Company (the "Committee"). The Committee shall consist of two or more directors who are "non-employee directors", within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and "outside directors" within the meaning of Section 162(m) of the Code. Any vacancy on the Committee, whether due to action of the Board of Directors or due to any other cause, may be filled, and shall be filled if required to maintain a Committee of at least two such persons, by resolution adopted by the Board of Directors.

    2.2 <*>Procedures.</*> The Committee shall select one of its members as Chairman and shall adopt such rules and regulations as it shall deem appropriate concerning the holding of its meetings and the administration of the Plan. A majority of the whole Committee shall constitute a quorum, and the acts of a majority of the members of the Committee present at a meeting at which a quorum is present, or acts approved in writing by all of the members of the Committee, shall be the acts of the Committee.

    2.3 <*>Interpretation.</*> The Committee shall have full power and authority to interpret the provisions of the Plan and any agreement evidencing options granted under the Plan, and to determine any and all questions arising under the Plan, and its decisions shall be final and binding on all participants in the Plan.

    2.4 <*>Delegation.</*> The Committee may delegate, to the chief executive officer of the Company, the authority to grant Awards under this Plan in such circumstances as the Committee shall deem appropriate.

    3.  <*>Shares Subject to Grants.</*>


    3.1 <*>Number of Shares.</*> Subject to the provisions of Paragraph 16 (relating to adjustments upon changes in capitalization), the number of shares of Common Stock with respect to which Awards may be granted under the Plan shall be 4,500,000 shares. If and to the extent that (i) Awards granted under the Plan terminate, expire or are cancelled without having been exercised, or
(ii) shares of Common Stock are tendered or delivered by a Participant to pay the option price of an option upon exercise thereof or to satisfy the tax withholding requirement relating to such exercise, the number of shares of Common Stock covered by such terminated, expired or cancelled Awards or tendered or delivered by the Participant shall be added to the number of authorized shares remaining.


    3.2 <*>Character of Shares.</*> Shares of Common Stock delivered under the Plan may be authorized and unissued Common Stock, issued Common Stock held in the Company's treasury, or both.

    3.3 <*>Reservation of Shares.</*> There shall be reserved at all times for sale or award under the Plan a number of shares of Common Stock (authorized and unissued Common Stock, issued Common Stock held in the Company's treasury, or both) equal to the number of shares provided in Paragraph 3.1 from time to time.

    4. <*>Employees Eligible.</*> Awards may be granted under the Plan to any employee of the Company or any of its subsidiaries (each an "eligible employee"), or to any prospective employee of the Company or any of its subsidiaries, conditioned upon, and effective not earlier than, such person's becoming an eligible employee. Members of the Board of Directors of the Company who are not employees of the Company or any of its subsidiaries shall also be eligible to receive grants under the Plan. Notwithstanding the foregoing, in each calendar year during any part of which the Plan is in effect, no Participant (as defined below) may be granted Awards relating in the aggregate to more than 200,000 shares of Common Stock, subject to adjustment as provided in Paragraph 16.

    An individual receiving a grant of an Award under the Plan is hereinafter referred to as a "Participant." Any reference herein to the "employment" of a Participant by the Company shall include (i) his or her employment by the Company or any of its subsidiaries, and (ii) with respect to a Participant who was not an employee of the Company or any of its subsidiaries at the time of grant of his or her Award, his or her period of service in the capacity for which the Award was granted. For all purposes of this Plan, the time at which an Award is granted shall be deemed to be the effective date of such grant.

    5. <*>Grant of Options.</*> The Committee shall determine, within the limitations of the Plan, the persons to whom options are to be granted, the number of shares that may be purchased under each option, and the option price. In determining the persons to whom options shall be granted and the number of shares to be covered by each option, the Committee shall take into consideration the person's present and potential contribution to the success of the Company and its subsidiaries and such other factors as the Committee may deem proper and relevant. Each option granted under the Plan shall be evidenced by a written agreement ("Award Agreement") between the Company and the Participant containing such terms and conditions and in such form, not inconsistent with the provisions of the Plan, as the Committee shall provide.

    6. <*>Option Price.</*> Subject to Paragraph 16, the option price of each share of Common Stock purchasable under any option granted under the Plan shall not be less than the fair market value of such share of Common Stock at the time the option is granted, and may not be changed while such option is outstanding. The option price of an option issued in a transaction described in
Section 424(a) of the Code shall be an amount which conforms to the requirements of that Section and the regulations thereunder.

    For purposes of this Plan, the "fair market value" of the Common Stock on any date means (i) if the Common Stock is listed on a national securities exchange or quotation system, the closing sales price on such exchange or quotation system on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, (ii) if the Common Stock is not listed on a national securities exchange or quotation system, the mean between the bid and offered prices as quoted by the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") for such date or (iii) if the Common Stock is neither listed on a national securities exchange or quotation system nor quoted by NASDAQ, the fair value as determined by such other method as the Committee determines in good faith to be reasonable.

    7. <*>Stock Appreciation Rights.</*> The Committee, in its sole discretion, may grant to an eligible employee a stock appreciation right with respect to a stated number of shares of Common Stock. Each stock appreciation right granted under the Plan shall be evidenced by an Award Agreement between the Company and the Participant containing such terms and conditions and in such form, not inconsistent with the provisions of the Plan, as the Committee shall provide. A stock appreciation right shall be exercised in the manner provided in Paragraph 9, and, upon such exercise, the Company shall pay to the Participant an amount equal to the excess of (i) the fair market value, as of the exercise date, of the number of shares with respect to which the stock appreciation right is being exercised over (ii) the fair market value of such shares determined on the date of grant of such stock appreciation right. Payment upon the exercise of stock appreciation rights shall be made by the Company in cash to the Participant as soon as practicable following exercise; provided, however, that in the discretion of the Committee, such payment may be made by distributing to the Participant a number of shares of Common Stock having a fair market value, as of the date of exercise, equal to the amount otherwise payable, with the value of any fractional shares paid in cash.

    8.  <*>Exercisability and Duration of Awards.</*>

    8.1 <*>Determination of Committee; Acceleration.</*> Each Award granted under the Plan shall be exercisable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee shall specify in the Award Agreement. Subsequent to the grant of an Award which is not immediately exercisable in full, the Committee, at any time before complete termination of such option, may accelerate the time or times at which such Award may be exercised in whole or in part. Notwithstanding the foregoing, unless provided otherwise in the Award Agreement, an Award shall become exercisable in full upon the death or disability of the Participant to whom the Award was granted while he or she is an employee of the Company or any of its subsidiaries.

    8.2 <*>Automatic Termination.</*>

        (a) An Award shall terminate and become null and void upon the expiration of seven years from the date on which such Award was granted (or upon such later date as may be prescribed by clause (c)(iii), below);

        (b) An unexercised Award shall terminate and become null and void upon a Participant's failure to comply with the requirements of Paragraph 17;

        (c) Upon termination of the Participant's employment, an Award shall automatically and without notice terminate and become null and void to the extent that the Award is not then exercisable (and has not become exercisable by reason of such termination). The unexercised portion of any Award granted under the Plan which is then exercisable (or which has become exercisable by reason of the termination of employment) shall automatically and without notice terminate and become null and void upon the earliest to occur of the following:

           (i) The date prescribed in clause (a), above;

           (ii) The expiration of three years from the date of termination of the Participant's employment by reason of retirement, disability, or other reason specified by the Committee in the Award Agreement;

           (iii) The expiration of one year following the death of a Participant, if the Participant's death occurs during his or her employment by the Company or any of its subsidiaries;

           (iv) Subject to (vi) below, the expiration of one year following the involuntary termination of the Participant's employment;

           (v) The voluntary termination of the Participant's employment;

           (vi) The termination of the Participant's employment if such termination constitutes or is attributable to a breach by the Participant of an employment or consulting agreement with the Company or any of its subsidiaries, or if the Participant is discharged or his or her services are terminated for cause; or

           (vii) The expiration of such period of time or the occurrence of such event as the Committee in its discretion may provide upon the granting thereof.

    The Committee shall have the right to determine what constitutes cause for discharge or termination of services, whether the Participant has been discharged or his or her services terminated for cause and the date of such discharge or termination of services, and such determination of the Committee shall be final and conclusive.

    9. <*>Exercise of Awards.</*> Awards granted under the Plan shall be exercised by the Participant (or by his or her executors or administrators, as provided in Paragraph 10) as to all or part of the shares covered thereby, by the giving of written notice of exercise to the Company, specifying the number of shares to be purchased or the number of shares with respect to which stock appreciation rights are being exercised, accompanied, in the case of an option, by payment of the full purchase price for the shares being purchased. Payment of such purchase price shall be made (a) by check payable to the Company, (b) with the consent of the Committee, by delivery of shares of Common Stock already owned by the Participant for at least six months (which may include shares received as the result of a prior exercise of an option) having a fair market value (determined as of the date such option is exercised) equal to all or part of the aggregate purchase price, (c) in accordance with a "cashless exercise" program established by the Committee in its sole discretion under which if so instructed by the Participant, shares may be issued directly to the Participant's broker or dealer upon receipt of the purchase price in cash from the broker or dealer, (d) by any combination of (a), (b), or (c) above, or
(e) by other means that the Committee deems appropriate. Such notice of exercise, accompanied by such payment, if applicable, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe. The date of exercise shall be the date of the Company's receipt of such notice. Upon exercise of an option, the Company shall effect the transfer of the shares so purchased to the Participant (or such other person exercising the option pursuant to Paragraph 10 hereof) as soon as practicable. No Participant or other person exercising an option shall have any of the rights of a stockholder of the Company with respect to shares subject to an option granted under the Plan until due exercise and full payment has been made as provided above. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of such due exercise and full payment. In no event may any Award granted hereunder be exercised for a fraction of a share.

    Exercise of an Award shall be deemed to be certification by the Participant that he or she complies with the terms and conditions of the Plan, including Paragraph 17. Failure to comply with the provisions of Paragraph 17 prior to, or during the twenty-four (24) months immediately following, exercise of an Award shall cause such Award to be cancelled and such exercise to be rescinded. The Company shall notify the Participant, in writing, within thirty (30) months after such exercise, of any such rescission. Within sixty days after receiving such a notification, the Participant shall pay to the Company the amount of any compensation received, or any gain realized, upon the rescinded exercise, either in cash or by returning to the Company shares of Common Stock received by the Participant upon such exercise.

    10. <*>Non-Transferability of Awards.</*> Except as provided herein, no Award granted under the Plan or any right evidenced thereby shall be transferable by the Participant other than by will or by the laws of descent and distribution, and an Award may be exercised, during the lifetime of a Participant, only by such Participant. Notwithstanding the preceding sentence:
(a) in the event of a Participant's death during his or her employment by the Company, its parent, if any, or any of its subsidiaries, his or her Awards shall thereafter be exercisable, during the period specified in Paragraph 8.2(c), by his or her executors or administrators; and (b) the Participant, with the approval of the Committee, may transfer Awards for no consideration to or for the benefit of the Participant's spouse, parents, children (including stepchildren or adoptive children), grandchildren, or siblings, or to a trust for the benefit of any of such persons.

    11. <*>Withholding Tax.</*> Whenever under the Plan shares of stock are to be delivered upon exercise of an option, the Company shall be entitled to require as a condition of delivery that the Participant remit or, in appropriate cases, agree to remit when due the amount necessary to satisfy all federal, state and local withholding tax requirements relating thereto. At the option of the Company, such amount may be remitted by check payable to the Company, in shares of Common Stock (which may include shares received as the result of a prior exercise of an option), by the Company's withholding of shares of Common Stock issuable upon the exercise of the option, or any combination thereof. Whenever an amount shall become payable to a Participant in connection with the exercise of a stock appreciation right, the Company shall be entitled to withhold therefrom the amount necessary to satisfy any federal, state and local withholding tax requirements relating to such amount.

    12. <*>Restrictions on Delivery and Sale of Shares.</*> Each option granted under the Plan is subject to the condition that if at any time the Committee, in its discretion, shall determine that the listing, registration or qualification of the shares covered by such option upon any securities exchange or under any state or federal law is necessary or desirable as a condition of or in connection with the granting of such option or the purchase or delivery of shares thereunder, the delivery of any or all shares pursuant to exercise of the option may be withheld unless and until such listing, registration or qualification shall have been effected. The Committee may require, as a condition of exercise of any option that the Participant represent, in writing, that the shares received are being acquired for investment and not with a view to distribution and agree that the shares will not be disposed of except pursuant to an effective registration statement, unless the Company shall have received an opinion of counsel satisfactory to the Company that such disposition is exempt from such requirement under the Securities Act of 1933 (the "Securities Act"). The Committee may require that the sale or other disposition of any shares acquired upon exercise of an option hereunder shall be subject to a right of first refusal in favor of the Company, which right shall permit the Company to repurchase such shares from the Participant or his or her representative prior to their sale or other disposition at their then current fair market value in accordance with such terms and conditions as shall be specified in the agreement evidencing the grant of the option. The Company may endorse on certificates representing shares issued upon the exercise of an option such legends referring to the foregoing representations or restrictions or any other applicable restrictions on resale as the Company, in its discretion, shall deem appropriate.

    13.  <*>Change in Control.</*>

        (a) In the event of a Change in Control of the Company, as defined below, the Committee may, in its sole discretion, provide that any of the following applicable actions be taken as a result, or in anticipation, of any such event to assure fair and equitable treatment of Participants:

           (i) accelerate the exercisability of any outstanding Awards granted pursuant to this Plan;

           (ii) offer to purchase any outstanding options granted pursuant to this Plan from the holder for its equivalent cash value, as determined by the Committee, as of the date of the Change in Control; or

           (iii) make adjustments or modifications to outstanding Awards as the Committee deems appropriate to maintain and protect the rights and interests of the Participants following such Change in Control. In no event, however, may any option be exercised after the date provided in Paragraph 8.2(a).

    Any such action approved by the Committee shall be conclusive and binding on the Company, its subsidiaries and all Participants.

        (b) "Change in Control" shall mean the occurrence of any of the following:

           (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any "person" or "group" (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act,

           (ii) any person or group is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise, or

           (iii) during any period of two consecutive years, individuals who at that beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors;

provided that in no event shall the initial public offering of the Common Stock pursuant to an effective registration statement under the Securities Act be deemed to constitute a Change in Control.

    14. <*>Right to Terminate Employment.</*> Nothing in the Plan or in the agreement evidencing any Award granted under the Plan shall confer upon any Participant the right to continue as an employee or a director of the Company or affect the right of the Company or any of its subsidiaries, to terminate the Participant's employment at any time, subject, however, to the provisions of any agreement of employment between the Participant and the Company, its parent, if any, or any of its subsidiaries.

    15.  <*>Transfer, Leave of Absence.</*>  For purposes of this Plan, neither
(i) a transfer of an employee from the Company to a subsidiary or other affiliate of the Company, or vice versa, or from one subsidiary or affiliate of the Company to another, nor (ii) a duly authorized leave of absence, shall be deemed a termination of employment.

    16. <*>Adjustment Upon Changes in Capitalization, etc.</*> In the event of any stock split, stock dividend, reclassification or recapitalization which changes the character or amount of the Company's outstanding Common Stock while any portion of any Award theretofore granted under the Plan is outstanding but unexercised, the Committee shall make such adjustments in the character and number of shares subject to such Award and in the option price, as shall be equitable and appropriate in order to make the Award, as nearly as may be practicable, equivalent to such Award immediately prior to such change; PROVIDED, HOWEVER, that no such adjustment shall give any Participant any additional benefits under his or her Award.

    If any transaction (other than a change specified in the preceding paragraph) described in Section 424(a) of the Code affects the Company's Common Stock subject to any unexercised option theretofore granted under the Plan (hereinafter for purposes of this Paragraph 16 referred to as the "old option"), the Board of Directors or any surviving or acquiring corporation may take such action as it deems appropriate, and in conformity with the requirements of that Section and the regulations thereunder, to substitute a new option for the old option, in order to make the new option, as nearly as may be practicable, equivalent to the old option, or to assume the old option.

    If any such change or transaction shall occur, the number and kind of shares for which Awards may thereafter be granted under the Plan shall be adjusted to give effect thereto.

    17. <*>Cancellation of Awards.</*> Notwithstanding any other provision of the Plan, unless the agreement governing an Award specifies otherwise, the Committee may cancel and rescind any unexercised portion of an Award (whether or not then exercisable) at any time if the Participant is not in compliance with the following:

        (a) For two (2) years after leaving the employ of the Company, a Participant may not solicit from or perform for any Client (as defined below) any type of business carried on by the Company at the time his or her employment terminates and during the two-year period thereafter. In addition, for two years after leaving the employ of the Company, a Participant may not hire any employee of the Company or solicit or induce any such employee to leave the Company to work for a competitor. For purposes of this paragraph, the term "Client" shall mean (i) any organization for which the Participant provided services on behalf of the Company, or (ii) any organization that the Participant solicited and which subsequently hired the Company (and, in the case of the Company's research or survey functions, with which the Participant had a personal working relationship) during the two-year period preceding the Participant's termination of service with the Company.

        (b) Participants shall not, without the prior written consent of the Company, disclose to anyone outside the Company, or use in other than the Company's business, any confidential information or material relating to the business of the Company or its clients, acquired by the Participant either during or after his or her employment with the Company.

    18. <*>Expiration, Amendment and Termination of the Plan.</*> Awards may be granted under the Plan at any time and from time to time on or prior to the tenth anniversary of the effective date of the Plan as set forth in Paragraph 20 (the "Expiration Date"), on which date the Plan will expire except as to Awards then outstanding under the Plan. Such outstanding Awards shall remain in effect until they have been exercised, terminated or have expired. The Plan may be terminated, modified or amended by the Board of Directors at any time on or prior to the Expiration Date, except with respect to any Awards then outstanding under the Plan; PROVIDED, HOWEVER, that the approval of the Company's stockholders will be required for any amendment which (i) increases the maximum number of shares subject to grants, as specified in Paragraph 3 (unless made pursuant to the provisions of Paragraph 16) or (ii) materially increases the benefits accruing to participants under the Plan, within the meaning of Rule 16b-3 promulgated under the Exchange Act.

    19. <*>Governing Law.</*> The laws of the State of Delaware will govern all matters relating to this Plan except to the extent superseded by the laws of the United States.

    20. <*>Effective Date of Plan.</*> The Plan shall be effective upon its approval by stockholders of the Company, and further subject to the effectiveness of Watson Wyatt & Company Holdings' proposed public offering.

                                                                         ANNEX E

                   AMENDMENT TO WATSON WYATT & COMPANY BYLAWS
         (NEW LANGUAGE IS UNDERLINED; DELETED LANGUAGE IS CROSSED OUT)

SECTION 9.1 RESTRICTION ON STOCK. Except for <#>(i)</#> transfers to the Corporation or <#>to trusts, personal holding companies' or other entities</#>
<*>transfers to Persons</*> satisfying the terms and conditions of
Section<*>s</*> 9.2 or 9.3 below, <#>(ii) reversions from trusts described in
Section 9.2 to the grantors thereof or their estates, or (iii) transfers from personal holding companies or similar entities described in Section 9.2 to the sole shareholders thereof,</#> no present or future shareholder shall transfer, whether by way of sale, gift, hypothecation, trust distribution, will, intestacy or any other disposition, any shares of any class of capital stock ("Stock") in the Corporation now owned <*>beneficially and of record</*> or hereafter acquired by such shareholder (including, without limitation, shares of Stock acquired upon conversion or exchange of other shares of Stock), without first giving the Corporation prior written notice of his intention to so dispose of such Stock. Said notice to the Corporation ("Disposition Notice") shall state the terms and conditions of the proposed disposition, including the names of the transferees, the purchase price and payment terms, if any, the type of disposition, and the number of shares to be transferred ("Offered Shares"). A shareholder giving a Disposition Notice is herein sometimes called an "Offering Stockholder".

(a) The Corporation shall have the option for a period of thirty days following the receipt of a Disposition Notice from an Offering Stockholder to buy on such Closing Date, as is determined by the President or Secretary, part or all of the Offered Shares at the price per share determined in accordance with Section 9.5 of this Section 9, provided that the Corporation may buy less than all of the Offered Shares if the balance of the Offered Shares is contemporaneously purchased by Eligible Purchasers (or otherwise disposed of in accordance with these Bylaws) or if the Offering Stockholder elects to accept offers by the Corporation and/or Eligible Purchasers to purchase less than all of the Offered Shares and to retain the balance of the Offered Shares. If the Corporation does not elect to purchase all Offered Shares, within thirty days after receipt of the Offering Stockholder's Disposition Notice, it shall forward to the Offering Stockholder a list of the names and addresses of all Eligible Purchasers together with a description of their respective rights to purchase Offered Shares not initially purchased by the Corporation.

    The Offering Stockholder shall within fifteen days after receipt of such list of Eligible Purchasers offer to sell the balance of the Offered Shares to such Eligible Purchasers in accordance with their respective rights to purchase set forth in such list.

(b) Elections by Eligible Purchasers to purchase Offered Shares under subsection
    (a) hereof shall be by written notice delivered both to the Corporation and to the Offering Stockholder within thirty days following the receipt of the offer to sell from the Offering Stockholder as provided in Section 9.1(a) hereof.

(c) The Corporation shall have the further option to buy or furnish Eligible Purchasers for any Offered Shares not initially to be purchased by the Corporation or by Eligible Purchasers under subsections (a) or (b) hereof within 120 days following receipt by the Corporation of the Disposition Notice.

(d) The Offered Shares, if any, not purchased under subsections (a), (b), or
    (c) of this Section 9.1 may be disposed of within 150 days after receipt by the Corporation of the Disposition Notice, but only to persons and only on the terms and conditions set forth in the Disposition Notice. Any Offered Shares not so transferred within such 150-day period may not thereafter be transferred, except upon compliance with the terms of this Section 9 of the Bylaws and as if they had not been previously offered hereunder. Any attempt to transfer any Stock of the Corporation in contravention of the provisions of this Section 9 shall be null and void and without legal effect, except that such attempted transfer shall constitute a continuing offer to sell all such Stock under Section 9.1(a) hereof. The price at which such Stock may be purchased by the Corporation or Eligible Purchasers shall be determined pursuant to Section 9.5 of this Section 9; such Stock will be deemed to have been offered at the date of the attempted transfer; and, for purposes hereof, such attempted transfer shall be deemed to constitute the giving of a Disposition Notice under Section 9.1, but there shall be no limitations on the time periods within which the Corporation and/or Eligible Purchasers shall be required to exercise their rights hereunder.

SECTION 9.2 <#>REVOCABLE</#> TRUSTS AND OTHER PERMITTED TRANSFEREES; PERSONAL HOLDING CORPORATIONS.

(a) Anything in this Section 9 to the contrary notwithstanding, any shareholder may, with the approval of the Board of Directors or such officer(s) as may be designated by the Board of Directors for such purpose, transfer any or all Stock of the Corporation now owned or hereafter acquired by him to a
    <#>revocable trust for the sole benefit of himself during his lifetime, provided that:</#> <*>Permitted Transferee</*>, provided that <*>the terms of clauses (i), (ii) or (iii), as applicable, are complied with</*>.


    (i) <*>in the case of a Permitted Transferee that is a trust or custodianship,</*>



       (A) the trust instrument<*>, or the instrument by which any stock is transferred to the custodianship, as the case may be, by its terms,</*> acknowledges that the Stock is held subject to the terms and conditions of these Bylaws;



       (B) the trust <*>instrument</*>, or the instrument by which any stock is transferred to the custodianship, as the case may be, by its terms, provides that on the first to occur of:



           (1) the termination of the trust or custodianship;



           (2) the ceasing of the shareholder to act as <#>sole trustee of the trust</#> <*>the person (whether in the capacity as a trustee, settlor, custodian or otherwise) having sole dispositive and voting control over the Stock held by such trust or custodianship; or</*>



           (3) any event described in Section 9.4 with respect to the
               <#>settler</#> shareholder, <*>whether in the capacity as
               settlor, trustee or beneficiary of such trust</*> or custodian of such custodianship, as the case may be;



           all Stock of the Corporation then held by the trust or pursuant to the custodianship will (i) <*>in the case of a revocable trust</*>, either revert to the shareholder or be offered for sale by the same procedure as set forth in Section 9.1 hereof <*>or (ii) in the case of an irrevocable trust or a custodianship, be offered for sale by the same procedure as set forth in Section 9.1 hereof</*>



       (C) the shareholder is the sole <#>trustee of said trust</#> <*>person (whether in the capacity as a trustee, settlor, custodian or otherwise) having voting and dispositive control over any Stock held by such trust</*> or custodianship, as the case may be, and the trust or custodianship grants to the shareholder and to no other person, corporation or other entity full powers with respect to all Stock of the Corporation at any time held by the trust or custodianship, as the case may be, including powers to attend all meetings of shareholders, vote <*>or direct the voting of</*> such stock and give proxies with respect thereto, make all decisions with respect to the trust's or custodian's sale or purchase thereof, including the power to direct the sale of some or all of the Stock of the Corporation at any time for any reason deemed valid by said shareholder;



       (D) a copy of the trust <*>instrument</*>, as from time to time amended, or the instrument by which any stock is transferred to a custodianship and a copy of the statutory act governing such custodianship, as from time to time amended, is at all times kept on file by the trustee or custodian thereof with the Secretary of the Corporation; and

       (E) the trust, by its terms, provides that any amendment that in any way affects the Stock of the Corporation held by the trust or any of the provisions relating to such Stock set forth in subparagraphs (i) (A) through (D) above, must be approved in advance by the President, Treasurer or Secretary of the Corporation or shall be null and void and of no effect with respect to such Stock.

    (ii) <*>in the case of a Permitted Transferee that is a partnership, limited liability company or similar entity,</*>

       <*>(A)</*> <*>the partnership, limited liability company or other governing agreement acknowledges that the Stock is held subject to the terms and conditions of these Bylaws;</*>

       <*>(B)</*> <*>the partnership, limited liability company or other governing agreement, by its terms, provides that on the first to occur of:</*>

           <*>(1)</*> <*>the termination of the partnership, limited liability company or other entity;</*>

           <*>(2)</*> <*>the ceasing of the shareholder to Control the partnership, limited liability company or other entity; or</*>

           <*>(3)</*> <*>any event described in Section 9.4 with respect to the shareholder;</*>

           <*>all Stock of the Corporation then held by the partnership, limited liability company or other entity will either revert to the shareholder or be offered for sale by the same procedure as set forth in Section 9.1 hereof;</*>


       <*>(C)</*> <*>the partnership, limited liability company or other governing agreement grants to the shareholder and to no other Person full powers with respect to voting and disposition of all Stock of the Corporation at any time held by the partnership, limited liability company or other entity, including powers to attend all meetings of partners, members or other owners, as applicable, vote such Stock and give proxies with respect thereto, make all decisions with respect to the partnership, limited liability company or other entity's sale or purchase thereof, including the power to direct the sale of some or all of the Stock of the Corporation at any time for any reason deemed valid by said shareholder;</*>


       <*>(D)</*> <*>a copy of the partnership, limited liability company or other governing agreement, as from time to time amended, is at all times kept on file by the managing or general partner, managing member or other manager thereof with the Secretary of the Corporation; and</*>

       <*>(E)</*> <*>the partnership, limited liability company or other governing agreement, by its terms, provides that any amendment that in any way affects the Stock of the Corporation held by the partnership, limited liability company or other entity or any of the provisions relating to such Stock set forth in subparagraphs
           (ii) (A) through (D) above, must be approved in advance by the President, Treasurer or Secretary of the Corporation or shall be null and void and of no effect with respect to such Stock.</*>

   <*>(iii)</*> <*>in the case of a Permitted Transferee that is a corporation,</*>


       <*>(A)</*> <*>One hundred percent (100%) of the stock of such corporation is owned solely by the shareholder, and/or any spouse of the shareholder and/or any descendant of the shareholder and no person, corporation or other entity other than the shareholder shall have any rights or powers with respect to the Control of such corporation or the voting and disposition of any Stock of the Corporation at any time held by such corporation, including, without limitation, any right to attend meetings of shareholders, vote such stock or give proxies with respect thereto;</*>


       <*>(B)</*> <*>the Articles of Incorporation, Bylaws and any other charter or governing documents of such corporation contain restrictions on the transfer of its stock which have substantially the same effect as the stock transfer restrictions contained in these Bylaws, and are approved in writing by the General Counsel of the Corporation, are not amended without such approval, and certified or notarized copies thereof are at all times kept on file with the Secretary of the Corporation;</*>

       <*>(C)</*> <*>all stock certificates of the corporation contain a legend identifying the existence of such transfer restrictions;</*>

       <*>(D)</*> <*>the corporation shall agree in writing with the Corporation not to issue or allot any additional stock of any class to anyone other than the shareholder and/or any spouse of the shareholder and/or descendant of the shareholder;</*>

       <*>(E)</*> <*>the shareholder and the corporation agree with the
           Corporation in writing, in a form approved by the General Counsel of the Corporation, that they will abide by all of the terms restricting the transfer of the Corporation's Stock as set forth in these Bylaws (as they may be amended from time to time) and that they will take or cause to be taken all steps which may be required in order to assure compliance with the stock transfer restrictions contained in these Bylaws, including an agreement not to transfer the stock of the corporation; and</*>

       <*>(F)</*> <*>the corporation and the shareholder shall agree in writing with each other and the Corporation that, upon the first to occur of:</*>

           <*>(1)</*> <*>any event described in Section 9.4 with respect to the shareholder;</*>

           <*>(2)</*> <*>the bankruptcy, insolvency, dissolution (either voluntary or involuntary), sale or merger of the corporation; or the sale or attempted sale of any of its stock, other than in accordance with these Bylaws, or its assets, or the imposition of any lien upon the Stock of the Corporation or other assets owned by the corporation; or</*>

           <*>(3)</*> <*>the amendment of the Articles of Incorporation, Bylaws, or other charter or governing documents of such corporation, which amendment is not approved in writing by the General Counsel of the Corporation, or any breach of any of the provisions of subparagraphs (iii) (A) through (E) above;</*>


           <*>all Stock of the Corporation then owned by the corporation shall be deemed to be offered for sale by the same procedure as set forth in Section 9.1 hereof.</*>


(b) PERSONAL HOLDING CORPORATIONS. Anything in this section 9 to the contrary notwithstanding, any non-U.S. resident shareholder of the Corporation's Stock (for purposes of this paragraph, the "Shareholder") may, with the approval of the Board of Directors or such officer(s) as may be designated by the Board of Directors for such purpose, transfer any or all Stock of the Corporation now issued or hereafter acquired by him (or direct the Corporation to issue Stock allocated by the Corporation to him) to a personal holding corporation incorporated under the laws of a jurisdiction outside of the United States which corporation is wholly-owned by such Shareholder (or such similar entity under the laws of the jurisdiction in which such Shareholder is domiciled which is wholly-owned by such Shareholder and which is approved by the General Counsel of the Corporation in his discretion), provided that:

    (i) One hundred percent (100%) of the stock of such personal holding corporation is owned solely by the Shareholder (or the ownership of such other similar approved entity is one hundred percent (100%) vested in the Shareholder) and no person, corporation or other entity other than the Shareholder shall have any rights or powers with respect to the ownership, control or direction of any stock of such personal holding corporation or other similar approved entity or any Stock of the Corporation at any time held by such personal holding corporation or other similar approved entity, including, without limitation, any right to attend meetings of shareholders, vote such shares or give proxies with respect thereto.

    (ii) the Articles of Incorporation, Bylaws and any other charter or governing documents of such personal holding corporation or other similar approved entity contain restrictions on the transfer of its stock which have substantially the same effect as the stock transfer restrictions contained in these Bylaws, and are approved in writing by the General Counsel of the Corporation, are not amended without such approval, and certified or notarized copies thereof are at all times kept on file with the Secretary of the Corporation;

   (iii) all stock certificates of the personal holding corporation (or similar documents evidencing ownership of such other similar approved entity) contain a legend identifying the existence of such transfer restrictions;

    (iv) such personal holding corporation or similar approved entity shall agree in writing with the Corporation not to issue or allot any additional stock of any class to anyone other than the Shareholder;

    (v) the Shareholder and the personal holding corporation or other similar approved entity agree with the Corporation in writing, in a form approved by the General Counsel of the Corporation, that they will abide by all of the terms restricting the transfer of the Corporation's stock as set forth in these Bylaws (as they may be amended from time to time) and that they will take or cause to be taken all steps which may be required in order to assure compliance with the stock transfer restrictions contained in these Bylaws, including an agreement not to transfer the stock of the personal holding corporation (or other evidence of ownership of a similar approved entity); and

    (vi) the personal holding corporation (or similar approved entity) and the Shareholder shall agree in writing with each other and the Corporation that, upon the first to occur of:

       (A) any event described in Section 9.4 with respect to the Shareholder;

       (B) the bankruptcy, insolvency, dissolution (either voluntary or involuntary), sale or merger of the personal holding corporation or other similar approved entity, or the sale or attempted sale of any of its stock, other than in accordance with these Bylaws, or its assets, or the imposition of any lien upon the stock of the Corporation or other assets owned by the personal holding corporation or other similar approved entity; or

       (C) the amendment of the Articles of Incorporation, Bylaws, or other charter or governing documents of such personal holding corporation or other similar approved entity, which amendment is not approved in writing by the General Counsel of the Corporation, or any breach of any of the provisions of subparagraphs (i) through (v) of this subsection;

       all Stock of the Corporation then owned by the personal holding corporation or other similar approved entity will be deemed to be offered for sale by the same procedure as set forth in Section 9.1 hereof.

SECTION 9.3 EMPLOYEE TRUSTS. Anything in this Section 9 to the contrary notwithstanding, Stock of the corporation may be owned by one or more trusts maintained exclusively for the benefit of employees of the corporation and/or any of its present or future subsidiaries and either qualified under
Section 401(a) or 501(a) of the Internal Revenue Code of 1986 (or any successor statute), or approved by the Board of Directors of the corporation, provided that:

(a) upon the occurrence of any event specified in Section 9.4 with respect to any employee who is then a beneficiary of such trust, the trust shall offer for sale in accordance with the terms and provisions of Section 9.4 hereof:

    (i) all Stock of the Corporation, if any, allocated to the separate account of such employee under the trust's terms; and

    (ii) a pro rata portion of all Stock of the Corporation held by such trust and not allocated to the separate accounts of beneficiaries, such pro rata portion to be based upon such actuarial and other considerations as the trustees of the trust and the Board of Directors of the Corporation shall, in their absolute discretion, deem appropriate.

SECTION 9.4 DEATH, TERMINATION OF EMPLOYMENT, BANKRUPTCY, LIENS. On the death of a shareholder, or upon the termination of a shareholder's employment with the Corporation or any subsidiary of the Corporation, whether said termination be by retirement, voluntary or involuntary termination, or for any other reason, or upon the Corporation receiving actual knowledge that a shareholder or any personal holding corporation or similar approved entity as described in
Section 9.2 has become bankrupt or suffered or permitted the imposition of any lien or attachment on any Stock of the Corporation owned by such shareholder or any trust, personal holding company or other similar approved entity holding Stock for his benefit (except any permitted lien arising from a loan program established by the Board of Directors to facilitate the financing of purchases of Stock by Eligible Purchasers), whichever first occurs ("Determination Date"), all Stock of the Corporation then owned by such shareholder or his representative or held for his benefit in any trust, personal holding company or other entity permitted hereunder shall be deemed offered for sale and to constitute Offered Shares subject to purchase by the same procedure as set forth in Section 9.1 of this Section 9, excepting that, purchase of such shares shall occur on such Closing Date (not more than 245 days after the Determination
Date), as the President or Secretary shall determine with payment to be made in accordance with Section 9.6 hereof. Any of such shares of Stock not elected to be purchased by the Corporation or by Eligible Purchasers within 245 days after the Determination Date shall be purchased by the Corporation unless and to the extent that the Corporation is prohibited from doing so by the DGCL. For purposes of this Section 9.4, notwithstanding any other provision of this Bylaw, a shareholder shall be deemed to own all Stock transferred by him to a trust satisfying the terms and conditions of Section 9.2 hereof and such trust shall have the same obligations with respect to the sale of such Stock hereunder as the shareholder would have had if the Stock had not been transferred to said trust.

SECTION 9.5 PURCHASE PRICE.

(a) The Purchase Price for any Stock of the Corporation shall be determined in accordance with this Section 9.5, excepting that if a Disposition Notice given under Section 9.1 indicates an intention to make a bona fide sale of Stock for value, then the Purchase Price for any Stock which is the subject of such notice (including Stock which is being offered pursuant to the terms of Section 9.2 or 9.3) shall equal the price set forth in such notice, if such price is lower than the Purchase Price determined hereunder.

(b) Except as provided in subparagraph (a) hereof and subject to subparagraph
    (e) hereof, the Purchase Price for any Stock purchased by an Eligible Purchaser on or after July 1, 1996 shall be the Formula Book Value of such Stock as of the last day of the Corporation's fiscal year coincident with or next preceding the Closing Date with respect to such purchase.

(c) Except as provided in subparagraph (a) hereof, the Purchase Price for any Stock purchased by the Corporation hereunder shall be determined as follows (subject to appropriate adjustment to reflect stock splits, stock dividends, combinations of shares and similar recapitalizations):

           The Purchase Price (P) per share for purchases by the Corporation with a date of Disposition Notice or a Determination Date on or after July 1, 1990 shall be determined by the following formula:

                            P= [B x(l +(r X n/12))] +(d X n/12)

           B = Formula Book Value of such Stock as of the last day of the Corporation's fiscal year coincident with or next preceding the date of Disposition Notice under Section 9.1 or a Determination Date under
           Section 9.4, whichever is applicable;

           r = the actual percentage increase, if any, in the Formula Book Value of such Stock as of the last day of the Corporation's fiscal year during which such Disposition Notice or Determination Date occurs over the Formula Book Value as of the last day of the Corporation's prior fiscal year;

           n = the number of completed months between (1) the last day of the Corporation's fiscal year coincident with or next preceding such Disposition Notice or Determination Date, and (2) the date of such Disposition Notice or such Determination Date, whichever is applicable; and

           d = The dividend, if any, per share declared for such Stock for the fiscal year during which such Disposition Notice or Determination Date occurs (unless the shareholder actually receives the dividend for such year, in which case d = 0).

(d) If, and only if, the Closing Date for the purchase by the Corporation or an Eligible Purchaser of any Stock under Section 9.4 hereof is more than thirty
    (30) days after the Determination Date, the Corporation will pay the selling shareholder interest on the amount of the Net Book Value denoted as "B" in the formula set forth in subparagraph (c) hereof at the Loan Rate (as described in Section 9.6(b)(iii) hereof) from the Determination Date to the Closing Date.

(e) Except as provided in subparagraph (a) hereof, with respect to any purchases of Stock by an Eligible Purchaser from a shareholder other than the Corporation, the Corporation will pay the selling shareholder an amount which is equal to "P" minus "B" in the formula set forth in subparagraph
    (c) hereof.

SECTION 9.6 PAYMENT.

(a) The Purchase Price for Stock of the Corporation purchased hereunder by an Eligible Purchaser shall be paid in cash on the Closing Date, subject to
    Section 9.5(e) hereof, except as the purchaser and seller may otherwise agree.

   (b.i) Payments by the Corporation of the portion of the Purchase Price representing the pro rata increase, if any, in the Net Book Value of the Stock and the pro rata dividend may be made in multiple installments as may be determined by the President or Secretary from time-to-time, but no such installment shall be made later than eighteen
         (18) months after the Closing Date except as provided in subparagraph
         (b)(ii) hereof.

  (b.ii) Notwithstanding the provisions of subparagraph (b)(i) hereof, the Purchase Price for Stock of the Corporation purchased hereunder by the Corporation may be paid, at the option of the Corporation, (i) all in cash, or (ii) twenty-five percent (25%) in cash and the balance in a non-negotiable promissory note of the Corporation payable over a period of not more than three (3) years following the Closing Date, no part of such note to be paid in the same calendar year in which the stock is purchased unless such note is paid in full within such calendar year, such note to bear interest on the unpaid balance thereof at the Loan Rate (as hereinafter defined), or (iii) on such other terms as seller and the Corporation may agree in writing.

  (b.iii) "Loan Rate" shall mean the interest rate for Wyatt shareholder loans in effect at such bank or banks as the Board of Directors, the President or the President's designee shall have approved for such loans on the date of issue of a note pursuant to subparagraph
          (b)(ii) hereof, or the Determination Date pursuant to Section 9.5(d) hereof, or 10% per annum, whichever is lower.

SECTION 9.7 ENDORSEMENT ON STOCK CERTIFICATES. All certificates representing Stock of the Corporation shall be conspicuously endorsed with a legend substantially as follows:

    "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT UNDER THE CIRCUMSTANCES SPECIFIED IN SECTION 9. OF THE BYLAWS OF THE CORPORATION, A COPY OF WHICH MAY BE OBTAINED FROM THE SECRETARY OF WATSON WYATT & COMPANY WHO WILL MAIL A COPY THEREOF WITHOUT CHARGE TO THE HOLDER HEREOF WITHIN 5 DAYS OF A WRITTEN REQUEST THEREFOR."

SECTION 9.8 [RESERVED]

SECTION 9.9 DEFINITIONS.

(a) The term "Eligible Purchasers", as used herein, shall mean any of the following persons or entities:

    (i) full-time employees or regular part-time employees of the Corporation or its subsidiaries who satisfy criteria approved from time-to-time by the Board of Directors;

    (ii) a partner engaged full-time in a partnership practice of any affiliate or subsidiary, if applicable, of the Corporation;

   (iii) a director of the Corporation or any subsidiary of the Corporation;

    (iv) a corporation, partnership, association, or other entity with which the Corporation has an affiliated business relationship, as designated from time to time by the Board of Directors; or

    (v) full-time employees or regular part-time employees of any corporation, partnership, association, or other entity with which the Corporation has an affiliated business relationship as designated from time to time by the Board of Directors and who satisfy criteria approved from time to time by the Board of Directors.

    The Board of Directors shall designate which persons in the categories of persons set forth above shall be deemed to be Eligible Purchasers with respect to any particular transaction. Designation as an Eligible Purchaser in connection with any offer and sale shall not create or imply any right to be so designated in connection with any other offer or sale or, if so designated, to be designated on the same terms and conditions.

(b) Net Book Value of Common Stock as used herein shall mean the consolidated net book value (defined as the sum of Redeemable Common Stock and Permanent Shareholders' Equity on the Corporation's Consolidated Balance Sheet as of the fiscal year end) of the Common Stock of the Corporation determined, on an accrual basis, by generally accepted accounting principles ("GAAP") except that in computing such Net Book Value as of June 30, 1984, or any subsequent fiscal year end, consolidated assets of the Corporation consisting of subscriber lists, computer software and data banks used principally in compensation survey or related businesses carried on by the Corporation or any subsidiary shall be valued at 50% of the Consolidated income received by the Corporation in respect of such business during the fiscal year then ended. Formula Book Value as used herein shall mean the Net Book Value of the Corporation's Common Stock as of June 30, 1996, increased or decreased by net income or losses, and all other GAAP basis increases or decreases to Net Book Value occurring after June 30, 1996, and adjusted to
    (i) spread the economic impact of certain real estate sublease losses over the remaining life of the sublease; and (ii) eliminate annual changes in the Currency Translation Adjustment ("CTA") occurring after June 30, 1996; and
    (iii) eliminate the after-tax increases or decreases in Net Book Value recorded in accordance with GAAP as a result of the Discontinuation of the Outsourcing Business. The Discontinuation of the Outsourcing Business as used herein means the discontinuation of the outsourcing business of the Corporation and Wellspring Resources, LLC pursuant to the Discontinuation Plan adopted by the Board of Directors of the Corporation on February 18, 1998, as set forth in the minutes of the meeting of the Board of Directors of the Corporation held on February 18, 1998. Formula Book Value shall be determined by the independent certified public accountants of the Corporation from the Corporation's consolidated financial statement prepared on an accrual basis in accordance with generally accepted accounting principles as certified by such accountants, except as described above. Such determinations shall be conclusive and binding upon the Corporation and all holders of stock.

(c) The term "Closing Date" hereunder shall mean the time established by the President or Secretary pursuant to Section 9.1, 9.4 or 9.5 hereof.

(d) The term "Corporation" as used herein in Section 9 shall mean the Corporation, a Subsidiary, or an Affiliate as defined in ARTICLE FOURTEENTH of the Restated Certificate of Incorporation.


<*>(e)</*> <*>The term "Permitted Transferee" shall mean any of the following:
    (i) any revocable trust created for the benefit of the shareholder during the lifetime of the shareholder of which the shareholder is the only person (whether in the capacity as a trustee, settlor or otherwise) having voting and dispositive control over the Stock held by such trust, (ii) any irrevocable trust created for the benefit of the shareholder and/or any spouse of the shareholder and/or any descendant of the shareholder (which term shall include any adopted child or stepchild of the shareholder) of which the shareholder is the only trustee having voting and dispositive control over the Stock held by such trust, (iii) a custodianship for the benefit of a minor who is a descendant of the shareholder (which term shall include any adopted child or stepchild of the shareholder), to which any transfer is made pursuant to and which is valid under the Uniform Transfers to Minors Act, the Uniform Gifts to Minors Act or a substantially similar act, of which the shareholder is the only custodian having voting or dispositive control over the Stock held pursuant to such custodianship,
    (iv) any partnership, limited liability company or similar entity all of the ownership interests in which are held by the shareholder alone, or by the shareholder and any spouse of the shareholder and/or any descendant of the shareholder (which term shall include any adopted child or stepchild of the shareholder) and/or and Person referred to in clauses (i) and (iii) above, which is Controlled by the shareholder and (<#>i</#>v) any corporation (including, without limitation, any subsidiary or sub-subsidiary of any such corporation) which is wholly-owned directly or indirectly, by the shareholder alone or by the shareholder and any one or more Persons referred to in clauses (i) and (iv<#>ii</#>) above and which is Controlled by the shareholder.</*>


<*>(f)</*> <*>The term "Control" means, with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interest, or by contract or otherwise.</*>

<*>(g)</*> <*>The term "Person" means an individual, partnership, corporation, limited liability company, trust or other entity of whatever nature.</*>

SECTION 9.10 BENEFIT. The rights and restrictions contained herein shall be binding upon and inure to the benefit of all present and future shareholders of the Corporation, their heirs, executors, administrators, successors and assigns.

SECTION 9.11 AMENDMENT. Except as provided below, this Section 9 of the Bylaws of the Corporation may be altered, amended or repealed only upon the affirmative vote of the holders of Stock possessing at least 80% of the outstanding voting rights of the capital stock of the Corporation, voting as one aggregate class. If any such alteration, amendment or repeal affects any class or classes adversely, then, in addition to the affirmative vote required above, the affirmative vote of holders of at least a majority of the outstanding shares of each class so affected, voting separately as a class, shall be required, unless the effect of such alteration, amendment or repeal is adverse to all classes on a substantially equivalent basis. Notwithstanding the foregoing, any amendment to this Section 9 of the Bylaws of the Corporation describing the Purchase Price of any class of Stock hereafter authorized shall require only such affirmative vote of shareholders as Section 242 of the DGCL, as then in effect, requires to amend the Corporation's Restated Certificate of Incorporation to authorize the issuance of such class.

                                                                         ANNEX F

     SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW--APPRAISAL RIGHTS

1. Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (a) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

         i. Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

         ii. Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a) Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b) Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c) Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d) Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        iii. In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

2. Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

3.  Appraisal rights shall be perfected as follows:

         i. If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or
            (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

         ii. If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be PRIMA FACIE evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next proceeding the day on which the notice is given.

    (b) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections
       (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (c) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (d) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (e) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (f) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (g) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (h) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection
       (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (i) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Subsection (a) of Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or complete action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

    Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

    Section 145 of the DGCL further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification or advancement of expenses provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

    The Watson Wyatt & Company certificate of incorporation provides, and the Watson Wyatt & Company Holdings certificate of incorporation will provide that no director, or person serving on a committee of the board of directors, shall be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

    - for any breach of that director's duty of loyalty to Watson Wyatt & Company or its stockholders;

    - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - under Section 174 of the DGCL; or

    - for any transaction from which the director derived an improper personal benefit.

    Both certificates of incorporation provide that we must indemnify our directors, officers and employees against any liability incurred in connection with any proceeding in which they may be involved as a party or otherwise, by reason of the fact that he or she is or was a director, officer, employee, or agent of the company or is or was serving at the request of the company as a director, officer, employee, agent, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan, or other entity or enterprise, except:

    - to the extent that such indemnification against a particular liability is expressly prohibited by applicable law;

    - for a breach of such person's duty of loyalty to Watson Wyatt & Company or its stockholders;

    - for acts or omission not in good faith;

    - for intentional misconduct or a knowing violation of law; or

    - for any transaction resulting in receipt by such person of an improper personal benefit.

    Such indemnification may include advances of expenses prior to the final disposition of such proceeding..

ITEM 21. EXHIBITS AND FINANCIAL SCHEDULES

(A) EXHIBITS:


EXHIBIT NO.             DESCRIPTION
-----------             -----------
         2.1*           Form of Agreement and Plan of Merger (included in Annex A to the proxy statement/prospectus forming a part of this
                        registration statement)

         3.1            Form of amended and restated certificate of incorporation of
                        Watson Wyatt & Company Holdings (included in Annex B to the proxy statement/prospectus forming a part of this
                        registration statement)

         3.2            Form of amended and restated bylaws of Watson Wyatt &
                        Company Holdings (included in Annex C to the proxy statement/prospectus forming a part of this registration statement)

         4.1 Specimen certificate for the registrant's class A common stock

         4.2            Specimen certificate of registrant's class B-1 common stock

         4.3            Specimen certificate of registrant's class B-2 common stock

         5.1 Opinion of Cadwalader, Wickersham & Taft, counsel to the registrant

         8.1            Opinion of Cadwalader, Wickersham & Taft on tax matters

        10.1*           Credit Agreement between Watson Wyatt & Company and
                        NationsBank, N.A. dated June 30, 1998. (Incorporated by
                        Reference to Watson Wyatt & Company Form 10K for fiscal year ended June 30, 1998 (File No. 0-20724))

        10.2            Agreement with David B. Friend, M.D., dated October 22,
                        1999.

        10.3            Lease between Watson Wyatt & Company and Marvin M.
                        Robertson, et al., dated January 9, 1998.

        13              Annual report to security holders

        21.1*           Subsidiaries of Watson Wyatt & Company Holdings

        23.1            Consent of PricewaterhouseCoopers LLP

        23.2            Consent of Ernst & Young LLP

        23.3            Consent of Cadwalader, Wickersham & Taft (included in
                        Exhibit 5.1)

        24.1*           Power of Attorney

        27.1            Financial Data Schedule

        99.1            Form of Proxy


------------------------


*   Previously filed.

(B) FINANCIAL STATEMENT SCHEDULES:

    All schedules have been omitted because the information required to be set forth in those schedules is not applicable or is shown in the combined financial statements or notes thereto.

ITEM 22. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to this Registration Statement (No. 333-94975) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on March 17, 2000.



                                                       WATSON WYATT & COMPANY HOLDINGS

                                                       BY:    /s/ John J. Haley*
                                                              --------------------------------------
                                                       NAME:  JOHN J. HALEY
                                                       TITLE: President and Chief Executive Officer



    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated below:



                      SIGNATURE                        TITLE                                DATE
                      ---------                        -----                                ----
/s/ John J. Haley*                                     President and Chief Executive
-------------------------------------------            Officer
Name:   JOHN J. HALEY                                                                   March 17, 2000

/s/ Carl D. Mautz*                                     Chief Financial Officer
-------------------------------------------            (Principal Financial Officer
Name:   CARL D. MAUTZ                                  and Principal Accounting
                                                       Officer)                         March 17, 2000

/s/ Thomas W. Barratt*                                 Director
-------------------------------------------
Name:   THOMAS W. BARRATT                                                               March 17, 2000

/s/ Paula A. DeLisle*                                  Director
-------------------------------------------
Name:   PAULA A. DELISLE                                                                March 17, 2000

/s/ David B. Friend, M.D.*                             Director
-------------------------------------------
Name:   DAVID B. FRIEND, M.D.                                                           March 17, 2000

/s/ John J. Gabarro*                                   Director
-------------------------------------------
Name:   JOHN J. GABARRO                                                                 March 17, 2000

/s/ Ira T. Kay*                                        Director
-------------------------------------------
Name:   IRA T. KAY                                                                      March 17, 2000

/s/ Brian E. Kennedy*                                  Director
-------------------------------------------
Name:   BRIAN E. KENNEDY                                                                March 17, 2000

                      SIGNATURE                        TITLE                                DATE
                      ---------                        -----                                ----
/s/ Eric P. Lofgren*                                   Director
-------------------------------------------
Name:   ERIC P. LOFGREN                                                                 March 17, 2000

/s/ Robert D. Masding*                                 Director
-------------------------------------------
Name:   ROBERT D. MASDING                                                               March 17, 2000

/s/ R. Michael McCullough*                             Director
-------------------------------------------
Name:   R. MICHAEL MCCULLOUGH                                                           March 17, 2000

/s/ Gail E. McKee*                                     Director
-------------------------------------------
Name:   GAIL E. MCKEE                                                                   March 17, 2000

/s/ Kevin L. Meehan*                                   Director
-------------------------------------------
Name:   KEVIN L. MEEHAN                                                                 March 17, 2000

/s/ John A. Steinbrunner*                              Director
-------------------------------------------
Name:   JOHN A. STEINBRUNNER                                                            March 17, 2000

/s/ A. Grahame Stott*                                  Director
-------------------------------------------
Name:   A. GRAHAME STOTT                                                                March 17, 2000

/s/ Charles P. Wood, Jr.*                              Director
-------------------------------------------
Name:   CHARLES P. WOOD, JR.                                                            March 17, 2000

*By: /s/ Walter W. Bardenwerper
-------------------------------------------
Walter W. Bardenwerper
Attorney-in-fact

                                 EXHIBIT INDEX



EXHIBIT NO.             DESCRIPTION
-----------             -----------
         2.1*           Form of Agreement and Plan of Merger (included in Annex A to the proxy statement/prospectus forming a part of this
                        registration statement)

         3.1            Form of amended and restated certificate of incorporation of
                        Watson Wyatt & Company Holdings (included in Annex B to the proxy statement/prospectus forming a part of this
                        registration statement)

         3.2            Form of amended and restated bylaws of Watson Wyatt &
                        Company Holdings (included in Annex C to the proxy statement/prospectus forming a part of this registration statement)

         4.1 Specimen certificate for the registrant's class A common stock

         4.2            Specimen certificate of registrant's class B-1 common stock

         4.3            Specimen certificate of registrant's class B-2 common stock

         5.1 Opinion of Cadwalader, Wickersham & Taft, counsel to the registrant

         8.1            Opinion of Cadwalader, Wickersham & Taft on tax matters

        10.1*           Credit Agreement between Watson Wyatt & Company and
                        NationsBank, N.A. dated June 30, 1998. (Incorporated by
                        Reference to Watson Wyatt & Company Form 10K for fiscal year ended June 30, 1998 (File No. 0-20724))

        10.2            Agreement with David B. Friend, M.D., dated October 22,
                        1999.

        10.3            Lease between Watson Wyatt & Company and Marvin M.
                        Robertson, et al., dated January 9, 1998.

        13              Annual report to security holders

        21.1*           Subsidiaries of Watson Wyatt & Company Holdings

        23.1            Consent of PricewaterhouseCoopers LLP

        23.2            Consent of Ernst & Young LLP

        23.3            Consent of Cadwalader, Wickersham & Taft (included in
                        Exhibit 5.1)

        24.1*           Power of Attorney

        27.1            Financial Data Schedule

        99.1            Form of Proxy


------------------------


*   Previously filed.